    As filed with the Securities and Exchange Commission on August 15, 1997



                                                      Registration No. 333-33129

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                                AMENDMENT NO. 1


                                       TO


                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------

                          BARRINGER TECHNOLOGIES INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                            3829                           84-0720473
 (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)           IDENTIFICATION NO.)

                             ----------------------
                219 SOUTH STREET, MURRAY HILL, NEW JERSEY 07974
                                 (908) 665-8200
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                             ----------------------
                          STANLEY S. BINDER, PRESIDENT
                          BARRINGER TECHNOLOGIES INC.
                219 SOUTH STREET, MURRAY HILL, NEW JERSEY 07974
                                 (908) 665-8200
          (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                             ----------------------
                                   COPIES TO:

              JOHN D. HOGOBOOM, ESQ.                             J. VAUGHAN CURTIS, ESQ.
 LOWENSTEIN, SANDLER, KOHL, FISHER & BOYLAN, P.A.                   ALSTON & BIRD LLP
               65 LIVINGSTON AVENUE                            1201 WEST PEACHTREE STREET
            ROSELAND, NEW JERSEY 07068                           ATLANTA, GEORGIA 30309
                  (201) 992-8700                                     (404) 881-7000

                             ----------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.
                             ----------------------

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [ ]

                             ----------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED AUGUST 15, 1997

                             [BARRINGER TECH LOGO]
                                2,000,000 SHARES

                                  COMMON STOCK


     All of the 2,000,000 shares of Common Stock offered hereby are being offered by Barringer Technologies Inc. ("Barringer" or the "Company"). Up to 82,000 additional shares may be sold by certain stockholders of the Company (the "Selling Stockholders") if the Underwriters exercise their over-allotment option. See "Principal and Selling Stockholders" and "Underwriting." The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders.



     On August 13, 1997, the last sale price of the Common Stock as reported on the Nasdaq National Market was $13.00 per share. See "Price Range of Common Stock." As of the date of this Prospectus, the Common Stock is traded on the Nasdaq National Market under the symbol "BARR."

                             ----------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.

                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                             ----------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

===============================================================================================
                                                     UNDERWRITING
                               PRICE TO             DISCOUNTS AND            PROCEEDS TO
                                PUBLIC              COMMISSIONS(1)           COMPANY (2)
-----------------------------------------------------------------------------------------------
Per Share..............            $                      $                       $
-----------------------------------------------------------------------------------------------
Total(3)...............            $                      $                       $
===============================================================================================


(1) The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."


(2) Before deducting estimated offering expenses of $300,000, payable by the Company.


(3) The Company and the Selling Stockholders have granted to the Underwriters a 30-day option to purchase up to an additional 300,000 shares of Common Stock solely to cover over-allotments, if any. If such over-allotment option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to Selling Stockholders will
    be $          , $          , $          and $          , respectively. See
    "Underwriting."

                             ----------------------

     The Common Stock is offered by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of such shares will be made through the offices of Robertson, Stephens & Company LLC ("Robertson, Stephens &
Company"), in San Francisco, California, on or about September   , 1997.

ROBERTSON, STEPHENS & COMPANY                      PACIFIC GROWTH EQUITIES, INC.

               The date of this Prospectus is September   , 1997

                                 Graphic Description
                                 Front Inside Cover

Photo 1 is a map of the world showing the number of IONSCANS installed on each continent under the heading "BARRINGER IONSCAN(R) THE WORLD LEADER IN TRACE DETECTION*"

Photo 2 is a photograph of Canadian Customs agents standing beside a ship with an IONSCAN. The caption reads as follows: "Customs services around the world use the IONSCAN(R) to detect the presence of illicit drugs at seaports, airports, and border crossings. U.S. Coast Guard and international counterparts also utilize the IONSCAN(R) for interdiction of drugs on the high seas."

Photo 3 is a photograph of a French Security Agent utilizing the IONSCAN(R) in the inspection of luggage. The caption reads as follows: "Customs personnel inspect cargo and checked luggage."

Photo 4 is a photograph of an airport security agent inspecting passenger luggage with an IONSCAN(R). The caption reads as follows: "The IONSCAN(R) Model 400 provides drug and explosive detection capability. In order to enhance passenger safety and security, a guard examines a carry-on item for traces of explosives at an airport screening station."

Photo 5 is a photograph of French security agents walking with a passenger and wheeling an IONSCAN. The caption reads as follows: "Security personnel aboard European passenger trains use the IONSCAN(R) to examine carry-on baggage for traces of explosives prior to the train entering the Eurotunnel."

    NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                             ----------------------

                               TABLE OF CONTENTS


                                                                                      PAGE
                                                                                      -----
Prospectus Summary...................................................................     4
Forward-Looking Statements...........................................................     6
Risk Factors.........................................................................     6
Use of Proceeds......................................................................    13
Price Range of Common Stock..........................................................    13
Dividend Policy......................................................................    13
Capitalization.......................................................................    14
Selected Consolidated Financial Data.................................................    15
Management's Discussion and Analysis of Financial Condition and Results of
  Operations.........................................................................    16
Business.............................................................................    24
Management...........................................................................    34
Certain Transactions.................................................................    41
Principal and Selling Stockholders...................................................    43
Description of Capital Stock.........................................................    45
Shares Eligible for Future Sale......................................................    49
Underwriting.........................................................................    50
Legal Matters........................................................................    52
Experts..............................................................................    52
Additional Information...............................................................    52
Index to Consolidated Financial Statements...........................................   F-1


                             ----------------------

     "IONSCAN(R)" is a registered trademark of the Company.

     The Company was founded in September 1967. The Company's headquarters are located at 219 South Street, Murray Hill, New Jersey 07974 and its telephone number is (908) 665-8200.


     The Company intends to furnish its stockholders with annual reports containing audited consolidated financial statements examined by its independent certified public accountants and intends to make available to such stockholders quarterly reports containing unaudited consolidated financial information for the first three quarters of each fiscal year.

                             ----------------------

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING BY ENTERING STABILIZING BIDS OR EFFECTING SYNDICATE COVERING TRANSACTIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

    IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) OR THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ STOCK MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information and the consolidated financial statements and notes thereto appearing elsewhere in this Prospectus, including the information under "Risk Factors."

                                  THE COMPANY


     Barringer Technologies Inc. ("Barringer" or the "Company") is the world's leading manufacturer (based on units sold) of high sensitivity equipment used for detecting and identifying trace amounts of plastic and other explosives and illegal drugs. The Company designs and produces products that employ a proprietary application of ion mobility spectrometry ("IMS") technology that can detect and identify targeted compounds in amounts smaller than one-billionth of a gram in approximately six seconds. The Company's principal product, the IONSCAN(R), is a portable desktop system. As of June 30, 1997, the Company had sold over 500 units in 39 countries. The Company's revenues have grown from $2.0 million for the year ended December 31, 1991 to $10.9 million for the year ended December 31, 1996, representing a compounded annual growth rate of 40.4% over the last five years. For the six months ended June 30, 1997, the Company's revenues and net income were $9.4 million and $2.3 million, respectively.



     The markets for the Company's IONSCAN(R) currently include aviation security, other transport security, facilities protection, forensics, military, corrections, customs and law enforcement. The Company's customers include the Federal Aviation Administration (the "FAA"), the U.S. Coast Guard, the U.S. Drug Enforcement Agency (the "DEA") and the Federal Bureau of Investigation (the "FBI"), as well as customs agencies in France, Canada and Japan and various prison facilities in the U.S. and elsewhere. The IONSCAN(R) is also installed at over 40 airports and transportation centers throughout the world, including Gatwick and Heathrow airports in the United Kingdom, John F. Kennedy International Airport, certain European Passenger Service ("British Rail") terminals and the Eurotunnel. The Company believes that its principal competitive advantages are the detection capability, reliability, versatility, cost effectiveness, ease of use and portability of the IONSCAN(R). These advantages enable the IONSCAN(R) to be used both in lieu of and in conjunction with bulk imaging technologies, such as enhanced x-ray and computer aided tomography ("CATSCAN").



     The Company believes that many of the markets it serves are experiencing substantial growth. Recently, growth in the markets for advanced explosives detection technology has accelerated significantly, principally in reaction to heightened safety concerns caused by the threat of terrorism. For example, in October 1996, Congress appropriated $144 million for the procurement of advanced explosives detection technology for aviation security. Terrorist attacks on bus and train stations, the World Trade Center and the Alfred R. Murrah Federal Building in Oklahoma City also have resulted in the deployment of advanced explosives detection technology for other uses. In addition, according to the U.S. Office of National Drug Control Policy, use of certain illegal drugs has increased during the past five years. As a result of increased drug usage, a heightened public awareness of drug-related criminal activity and the use of more sophisticated techniques by drug traffickers, government agencies have increasingly turned to advanced detection technology to assist in their drug interdiction efforts.



     The Company markets its products through a direct sales organization comprised of 18 sales people located at its headquarters in New Jersey and at offices in Toronto, London, and Paris. In addition, the Company utilizes a network of 49 independent sales and service representatives located in Europe, the Middle East, Africa, Asia, South America and Australia.


     The Company's objective is to maintain its position as the world's leading provider of trace detection systems in its core markets and to become a leading supplier of other advanced technology security solutions. The Company intends to achieve this objective by further penetrating its existing markets, leveraging its IMS technology for new applications, pursuing strategic relationships and acquisitions and expanding its sales and marketing capabilities.

                                  THE OFFERING

Common Stock Offered.....................     2,000,000 shares

Common Stock to be Outstanding after the
Offering.................................     7,475,179 shares


Use of Proceeds..........................     To increase sales, marketing and
                                              customer support capabilities; to
                                              expand facilities; to pursue
                                              possible acquisitions of, or
                                              investments in, complementary
                                              businesses, products or
                                              technologies; and for general
                                              corporate purposes. See "Use of
                                              Proceeds."


Nasdaq National Market Symbol............     BARR

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (In thousands, except per share data)


                                                                                        SIX MONTHS
                                                                                           ENDED
                                                YEAR ENDED DECEMBER 31,                  JUNE 30,
                                     ----------------------------------------------   ---------------
                                      1992      1993     1994      1995      1996      1996     1997
                                     -------   ------   -------   -------   -------   ------   ------
                                                                                        (Unaudited)
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA(1):
  Revenues.........................  $ 2,838   $7,770   $ 5,514   $ 6,374   $10,923   $5,012   $9,438
  Gross profit.....................      627    3,840     1,414     2,773     5,560    2,365    5,483
  Operating income (loss)..........   (1,714)     541    (2,469)     (886)    1,596      667    1,945
  Income tax (provision) benefit...       --      153       (75)       --       391       --      131
  Income (loss) from continuing
     operations....................   (1,763)     593    (2,633)   (1,178)    2,059      564    2,260
  Net income (loss)................   (1,807)     595    (2,565)     (827)    2,059      564    2,260
  Preferred stock dividends........     (160)    (114)     (108)      (82)      (39)     (24)      (6)
  Net income (loss) attributable to
     common stockholders...........   (1,967)     481    (2,673)     (909)    2,020      540    2,254
  Income (loss) per common share
     from continuing operations
     (fully diluted)...............  $ (0.90)  $ 0.20   $ (0.97)  $ (0.39)  $  0.44   $ 0.15   $ 0.35
  Net income (loss) per common
     share (fully diluted).........  $ (0.92)  $ 0.20   $ (0.95)  $ (0.28)  $  0.44   $ 0.15   $ 0.35
  Weighted average common shares
     outstanding (fully diluted)...    2,135    2,570     2,827     3,283     4,607    3,854    6,388



                                                                           JUNE 30, 1997
                                                                     --------------------------
                                                                     ACTUAL      AS ADJUSTED(2)
                                                                     -------     --------------
                                                                            (Unaudited)
CONSOLIDATED BALANCE SHEET DATA:
  Working capital..................                                  $16,414        $ 40,554
  Current assets...................                                   19,253          43,393
  Total assets.....................                                   20,385          44,525
  Current liabilities..............                                    2,839           2,839
  Long-term liabilities............                                      121             121
  Stockholders' equity.............                                   17,425          41,565


----------------------
(1) Amounts for all periods ending prior to December 31, 1995 reflect Barringer Laboratories Inc. ("Labco") as a discontinued operation. The Company sold a portion of its equity interest in Labco in 1995 and the remainder of its interest in 1996. See "Certain Transactions--Sale of Subsidiary."


(2) Adjusted to give effect to the sale of 2,000,000 shares of Common Stock offered hereby and the application of the estimated net proceeds therefrom, at an assumed public offering price of $13.00 per share and after deducting underwriting discounts and commissions and estimated Offering expenses. See "Capitalization."


     Unless otherwise indicated, all information herein has been adjusted to give effect to the one-for-four reverse split of the Common Stock effected on September 25, 1995 and assumes (i) no exercise of the Underwriters' over-allotment option, and (ii) no exercise or conversion of options, warrants and convertible securities outstanding as of August 1, 1997, exercisable for or convertible into an aggregate of 1,502,899 shares of Common Stock.

                           FORWARD-LOOKING STATEMENTS


     This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such statements include, but are not limited to, the anticipated growth in the demand for the Company's products, the Company's opportunities to increase sales through, among other things, the development of new applications of and markets for the IONSCAN(R) technology, the development of new products, the probability of the Company's success in the sale of IONSCAN(R)s in current or future markets, the potential effect of government regulations and directives changing security requirements, the ability of the IONSCAN(R) to satisfy any certification protocol adopted by the FAA or any other government agency, the amount and timing of domestic and foreign government appropriations for the development and deployment of advanced detection technology, the Company's liquidity and capital requirements and the Company's anticipated use of proceeds.



     Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements contained herein. Important factors that could contribute to such differences are set forth below under "Risk Factors," including, but not limited to, "Dependence on and Effects of Government Regulation and Procurement Policies," "Dependence on Large Orders; Customer Concentrations," "Dependence on IONSCAN(R) and Market Acceptance," "Dependence on New Product Development; Technological Advancement," "Limited Proprietary Technology," "Fluctuations in Operating Results," "Competition," "Lengthy Sales Cycle," "International Business; Risk of Change in Foreign Regulations; Fluctuations in Exchange Rates," "Dependence on Limited Number of Suppliers," "Ability to Manage Rapid Growth," "History of Losses; Cash Constraints" and "Risks Associated with Potential Acquisitions."


                                  RISK FACTORS

     The Common Stock offered hereby involves a high degree of risk. In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully in evaluating the Company, its business and an investment in the Common Stock offered hereby.

DEPENDENCE ON AND EFFECTS OF GOVERNMENT REGULATION AND PROCUREMENT POLICIES

     The Company's business is dependent upon purchases of IONSCAN(R)s by government agencies. Budgetary allocations for detection equipment are dependent, in part, upon government policies that fluctuate from time to time in response to political and other factors, including the public's perception of the threat of airline bombings and other terrorist acts. Growth in the Company's business is substantially dependent upon the adoption and implementation of regulations or requirements in the aviation security market, particularly in the United States, resulting in the use of advanced explosives detection systems, including trace particle detection equipment. The Company expects that a substantial portion of current and anticipated purchases of advanced detection equipment in the aviation security market will be made by the FAA with appropriated funds. In addition, growth in the Company's business will also be dependent on continued government purchases of IONSCAN(R)s for drug interdiction applications. A reduction of funding for security efforts or drug interdiction could materially and adversely affect the Company's business, financial condition and results of operations. There can be no assurance that funding for the purchase of such equipment will be continued or as to the level of such funding. A substantial amount of the funds appropriated to date have been and amounts appropriated in the future will continue to be used to purchase equipment utilizing other technologies, such as enhanced x-ray, CATSCAN and other bulk imaging technologies. Accordingly, there can be no assurance as to the amount that will ultimately be spent on the purchase of trace particle detection equipment or as to the number of IONSCAN(R)s that will actually be purchased. In addition, there can be no assurance that the Company's products will meet any certification or other requirements that may be adopted by the FAA or any other government agency. See "Business--Government Regulation."

DEPENDENCE ON LARGE ORDERS; CUSTOMER CONCENTRATIONS

     In any given fiscal year, the Company's revenues have principally consisted, and the Company believes will continue to consist, of orders for multiple IONSCAN(R)s from a limited number of customers. For example, during the first half of 1997, the Company received large orders for its IONSCAN(R) from the FAA and the U.S. Coast Guard. While the number and identity of the Company's customers may vary from period to period, the Company is nevertheless dependent upon these multiple orders for a substantial portion of its revenues. There can be no assurance that the Company will obtain such multiple orders on a consistent basis. During the first half of 1997, approximately $4.8 million, or 51.2%, of the Company's revenues were generated from sales to the Company's three largest customers. During the fiscal year ended December 31, 1996, revenues from the Company's three largest customers were approximately $4.3 million, or 39.3%, of the Company's revenues. The Company anticipates that a significant portion of its future revenues will result from orders from the FAA. The Company's inability to obtain sufficient multiple orders or to expand its customer base could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON IONSCAN(R) AND MARKET ACCEPTANCE

     The Company derives substantially all of its revenues from the sale of IONSCAN(R)s and its future profitability is substantially dependent on the Company's ability to market the IONSCAN(R) successfully. There can be no assurance that markets for IONSCAN(R) technology will develop as the Company expects or that the Company will be able to capitalize on such market development. Similarly, there can be no assurance that any markets that do develop will be sustained. See "Business--Sales and Marketing."

DEPENDENCE ON NEW PRODUCT DEVELOPMENT; TECHNOLOGICAL ADVANCEMENT

     The Company's success is dependent upon its ability to continue to enhance the IONSCAN(R) and to develop and introduce in a timely manner new products that incorporate technological advances, keep pace with evolving industry standards and respond to changing customer requirements. If the Company is unable to develop and introduce new products or enhancements in a timely manner in response to changing market conditions or customer requirements, the Company's business, financial condition and results of operations would be materially and adversely affected. See "Business--Sales and Marketing" and "--Product Development."


     In addition, from time to time the Company or its present or potential competitors may introduce new products, capabilities or technologies that have the potential to replace, shorten the life spans of, or render obsolete the Company's existing products. There can be no assurance that the Company will be successful in convincing potential customers that the IONSCAN(R) is superior to such other systems or products, that new systems with comparable or greater performance, lower prices and faster or equivalent throughput will not be introduced, or that, if such products are introduced, customers will not delay or cancel existing or future orders for the IONSCAN(R). Announcements of currently planned or other new products may cause customers to delay their purchasing decisions in anticipation of such products, as occurred in late 1994 when the Company introduced the Model 400 IONSCAN(R). See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Competition." Such delays could have a material adverse effect on the Company's business, financial condition and results of operations.


LIMITED PROPRIETARY TECHNOLOGY

     Certain of the technology used in the IONSCAN(R) is licensed by the Company from the Canadian government pursuant to a license agreement that expires in March 1999, subject to the Company's right to extend on a year-to-year basis through March 2009. While the Company holds patents relating to certain components, systems and techniques used in the IONSCAN(R) and while certain other elements of the IONSCAN(R) are protected by other intellectual property rights, the Company has no comprehensive patent or similar exclusive intellectual property right covering the IONSCAN(R) in its entirety. In addition, the basic IMS technology used by the Company is not proprietary and is available in the public domain. Accordingly, present and potential competitors could use such basic technology to duplicate the performance of the IONSCAN(R). See "Business--Competition" and "--Patents, Trademarks and Proprietary Rights."

FLUCTUATIONS IN OPERATING RESULTS

     The Company's past operating results have been, and its future operating results will be, subject to fluctuations resulting from a number of factors, including: the timing and size of orders from, and shipments to, major customers; budgeting and purchasing cycles of its customers; delays in product shipments caused by customer requirements or the inability of customers to accept shipments; the timing of enhancements to the IONSCAN(R) by the Company or new products introduced by the Company or its competitors; changes in pricing policies by the Company, its competitors or suppliers, including possible decreases in average selling prices of the IONSCAN(R) in response to competitive pressures; the proportion of revenues derived from competitive bid processes; the mix between sales to domestic and international customers; market acceptance of enhanced versions of the IONSCAN(R); the availability and cost of key components; the availability of manufacturing capacity; and fluctuations in general economic conditions. The Company also may choose to reduce prices or to increase spending in response to competition or to pursue new market opportunities, all of which may have a material adverse effect on the Company's business, financial condition and results of operations. The Company's revenues in any period are derived from sales of IONSCAN(R)s to a limited number of customers and are generally recognized upon shipment. As a result, variations in the number of orders or the timing of shipments may cause the Company's quarterly and annual operating results to vary substantially. See "-- Dependence on Large Orders; Customer Concentrations" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results of Operations."


     Moreover, government agencies and certain other customers expend unused budgeted funds at the end of their respective fiscal years, causing the Company's sales to be higher during such periods. Because the Company generally recognizes substantially all of the revenue from a sale upon shipment, and because the recognition of revenue from the sale of relatively few IONSCAN(R)s may substantially impact the Company's profitability during any period, the impact of these budgetary considerations on the delivery date of a relatively few units could significantly affect the Company's quarterly results and the predictability of such quarterly results.


COMPETITION

     The Company competes with other entities, including Thermedics Detection Inc., InVision Technologies, Inc. and Vivid Technologies, Inc., a number of which have significantly greater financial, marketing and other resources than the Company. Principal competitive factors include selectivity (the ability of an instrument to identify the presence of a particular substance), sensitivity (the ability of an instrument to detect small amounts of a particular substance), false alarm rate, price, marketing, ease of use and speed of analysis. There can be no assurance that the Company will be able to continue to compete successfully with its competitors or be able to compete with new market entrants or in new markets that may develop.


     The Company competes for government expenditures with equipment manufacturers utilizing other types of detection technologies, including enhanced x-ray, CATSCAN and other bulk imaging technologies, as well as with manufacturers of other IMS equipment and manufacturers using other trace particle detection technologies, such as gas chromatography and chemiluminescence.


     The Company also competes with the use of canines to locate the presence of explosives or drugs.

     As a result of recent government initiatives, the Company anticipates that additional technologies, including improved IMS technologies, will be developed and that new competitors will enter the

Company's markets. The failure of the Company to develop improvements or otherwise successfully compete in its markets would have a material adverse effect on the Company's business, financial condition and results of operations. See "--Dependence on and Effects of Government Regulation and Procurement Policies" and "Business--Competition."

LENGTHY SALES CYCLE

     The Company's sales process is often protracted due to the lengthy approval processes that typically accompany government expenditures. Typically, six to 12 months may elapse between a new customer's initial evaluation of the IONSCAN(R) and the execution of a contract. See "--Fluctuations in Operating Results," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "--Quarterly Results of Operations."

INTERNATIONAL BUSINESS; RISK OF CHANGE IN FOREIGN REGULATIONS; FLUCTUATIONS IN EXCHANGE RATES

     The Company markets its products to customers outside of the U.S. and, accordingly, is exposed to the risks of international business operations, including unexpected changes in foreign and domestic regulatory requirements, possible foreign currency controls, uncertain ability to protect and utilize its intellectual property in foreign jurisdictions, currency exchange rate fluctuations or devaluations, tariffs or other barriers, difficulties in staffing and managing foreign operations, difficulties in obtaining and managing vendors and distributors and potentially negative tax consequences. International sales are subject to certain inherent risks including embargoes and other trade barriers, staffing and operating foreign sales and service operations and collecting accounts receivable. The Company is also subject to risks associated with regulations relating to the import and export of high technology products. The Company cannot predict whether quotas, duties, taxes or other charges or restrictions upon the importation or exportation of the Company's products in the future will be implemented by the U.S. or any other country. There can be no assurance that any of these factors will not have a material adverse effect on the Company's business, financial condition and results of operations.

     A portion of the Company's revenues and expenses are denominated in foreign currencies. Fluctuations in currency exchange rates could adversely affect the Company's profitability and could cause the Company's products to become relatively more expensive to customers in a particular country, leading to fewer sales or reduced selling prices in that country. As a result, the Company is exposed to a certain degree of exchange rate risk. The Company generally does not hedge its foreign exchange exposure. There can be no assurance that the Company will not experience material losses in the future as a result of currency fluctuations or that any such losses will not have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

DEPENDENCE ON LIMITED NUMBER OF SUPPLIERS


     Certain key components used in the Company's products have been designed by the Company to its specifications and are currently purchased from only one or a limited number of suppliers. The Company currently does not have long-term agreements with these suppliers. Moreover, in view of the high cost of many of these components, the Company does not maintain significant inventories of some necessary components. Recently, the Company has significantly increased its purchases of certain components to meet expected demand for the IONSCAN(R). As a result, in certain circumstances, the Company has had to enter into new supply relationships in order to satisfy its increased demand for components and may be required to do so in the future. If the Company's suppliers were to experience financial, operational, production or quality assurance difficulties, the supply of components to the Company would be reduced or interrupted. In the event that a supplier were to cease operations, discontinue production of a component or withhold supply for any reason, the Company might be unable to acquire certain components from alternative sources, to find alternative third-party manufacturers or sub-assemblers, or to obtain sufficient quantities of certain components, which could result in delays or interruptions in product shipments, and could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Manufacturing and Assembly."

ABILITY TO MANAGE RAPID GROWTH

     The Company has rapidly expanded its business operations as a result of increased demand for the IONSCAN(R), which has placed significant demands on the Company's manufacturing, management and working capital resources and operating, management and financial control systems. Failure to maintain needed resources or to enhance the Company's operating, management and financial control systems as and when necessary, or difficulties encountered during such enhancements, could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's future growth also will depend on its ability to continue to improve and expand its engineering and technical resources and to attract, retain and motivate key personnel. The failure of the Company to increase its revenues sufficiently to compensate for increased expenses resulting from current or future expansion, or the Company's failure to otherwise adequately manage the growth of its business, would have a material adverse effect on the Company's business, financial condition and results of operations.

HISTORY OF LOSSES; CASH CONSTRAINTS

     The Company sustained net losses of $2.6 million and $827,000 for the years ended December 31, 1994 and 1995, respectively, and had an accumulated deficit of $12.3 million at June 30, 1997. Although the Company generated net income of $2.1 million and $2.3 million for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively, the Company used $1.4 million and $1.3 million, respectively, of cash in operations during such periods as a result of the need for working capital to support higher levels of accounts receivable and inventory. The Company's failure to generate positive operating cash flow or to maintain other sources of working capital could result in significant cash shortages that could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS ASSOCIATED WITH POTENTIAL ACQUISITIONS

     An element of the Company's strategy is to review acquisition prospects that would complement the Company's existing product offerings, augment its market coverage, enhance its technological capabilities or otherwise offer growth opportunities. Although the Company has no present understandings, commitments or agreements with respect to any material acquisition of any business, products or technologies, the Company may make such acquisitions in the future. Future acquisitions by the Company could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities, and amortization expenses relating to goodwill and other intangible assets, any of which could materially and adversely affect the Company's business, financial condition and results of operations. Acquisitions entail numerous risks, including difficulties in the assimilation of acquired businesses, products and technologies, diversion of management's attention from other business concerns, risks of entering markets in which the Company has no or limited prior experience and potential loss of key employees of acquired organizations. The Company's management has limited experience in assimilating acquired organizations. No assurance can be given as to the ability of the Company to integrate successfully any businesses, products, technologies or personnel that might be acquired in the future, and the failure of the Company to do so could have a material adverse effect on the Company's business, financial condition and results of operations.

RETENTION OF AND DEPENDENCE ON KEY PERSONNEL

     The Company's success will depend, in part, on its ability to retain the services of its key personnel, including management and scientific employees, who are and will continue to be instrumental in the development and management of the Company's business. Although the Company has entered into employment agreements with its Chief Executive Officer and certain of its other senior executives, the loss of the services of one or more of the Company's key employees could have a material adverse effect on the Company.

WARRANTY CLAIMS

     The Company generally provides a one-year parts and labor warranty on each IONSCAN(R), although from time to time the Company has provided extended warranties. Although the Company has not experienced significant warranty claims, there can be no assurance that such claims will not increase as the Company's sales increase. Increased warranty claims could have a material adverse effect on the Company's business, financial condition and results of operations.

POTENTIAL PRODUCT LIABILITY INSURANCE LIMITS

     The Company currently maintains product liability insurance in the amount of $5.0 million per occurrence. The Company's insurance policy covers certain claims and the cost of legal fees involved in the defense of such claims, which are either covered under the policy or alleged in such a manner so as to invoke the insurer's duty to defend the Company. The Company believes that, as it distributes more products into the marketplace and expands its product lines, its exposure to potential product liability claims and litigation may increase. There can be no assurance that the Company's current level of insurance will be sufficient to protect the business and assets of the Company from all claims, nor can any assurance be given that the Company will be able to maintain its existing coverage or obtain additional coverage at commercially reasonable rates. Product liability losses in excess of insurance coverage could have a material adverse effect on the Company's business, financial condition and results of operations.

SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this Offering, 7,475,179 shares of Common Stock will be outstanding (7,693,179 shares, if the Underwriters' over-allotment option is exercised in full). All of the shares offered hereby will be freely tradable unless acquired by affiliates of the Company. The remaining 5,475,179 shares that will be outstanding upon completion of this Offering are freely tradable, subject to the lock-up described below. An additional 1,502,899 shares of Common Stock are issuable upon the exercise or conversion of outstanding stock options, warrants and convertible securities, 1,346,649 of which have been registered for resale by the holders thereof and are, therefore, freely tradable and the balance of which are subject to registration rights pursuant to which the holders thereof can cause the Company to effect the registration of such shares for resale.



     The Company cannot predict the effect, if any, that sales of additional shares of Common Stock or the availability of shares for future sale will have on the market price of the Common Stock. Sales in the public market of substantial amounts of Common Stock (including shares issued upon the exercise or conversion of outstanding options, warrants and convertible securities), or the perception that such sales might occur, could adversely affect prevailing market prices for the Common Stock. Such sales also may make it more difficult for the Company to sell equity securities or equity related securities in the future at a time and price that the Company deems appropriate. The holders of an aggregate of 770,297 shares of Common Stock (including 555,250 shares issuable upon the exercise or conversion of outstanding options, warrants and convertible securities), have agreed with the Underwriters not to offer or sell, directly or indirectly, or otherwise reduce their risk in, any securities of the Company, other than pursuant to the exercise of the Underwriters' over-allotment option, for a period of 90 days after the date of this Prospectus, subject to certain exceptions, without the prior written consent of Robertson, Stephens & Company. See "Shares Eligible For Future Sale."


UNALLOCATED PROCEEDS OF OFFERING

     A significant portion of the estimated net proceeds of this Offering has not been designated for specific uses. Accordingly, management of the Company will have broad discretion with respect to the use of these funds. See "Use of Proceeds."

VOLATILITY OF COMMON STOCK PRICE

     Prior to this Offering, there have been significant fluctuations in the trading price of the Common Stock. No assurance can be given that such volatility will not continue following the completion of this Offering. See "Price Range of Common Stock."

CERTAIN CHARTER PROVISIONS

     The Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), contains provisions which require the favorable vote of the holders of not less than 80.0% of the outstanding shares of Common Stock for the approval of any merger, consolidation or other combination with, or sale, lease or exchange of all or substantially all of the assets of the Company to, another entity holding more than 10.0% of the Company's outstanding voting equity securities or any affiliate of such entity. These provisions could discourage potential acquisition proposals, delay or prevent a change in control of the Company and limit the price that certain investors might be willing to pay in the future for shares of the Common Stock.

     The Board of Directors of the Company is empowered to issue shares of preferred stock without stockholder action. The existence of this "blank check" preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise and may adversely affect the prevailing market price of the Common Stock. The Company currently has no plans to issue additional shares of preferred stock. In addition, Section 203 of the Delaware General Corporation Law prohibits certain persons from engaging in business combinations with the Company. See "Description of Capital Stock."

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the 2,000,000 shares of Common Stock offered hereby (2,218,000 if the Underwriters' over-allotment option is exercised in full), at an assumed public offering price of $13.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, are estimated to be $24.1 million ($26.8 million if the Underwriters' over-allotment option is exercised in full). The Company expects to use the net proceeds to increase its sales, marketing and customer support capabilities, to expand its facilities, to pursue possible acquisitions of, or investments in, complementary businesses, products or technologies and for general corporate purposes. From time to time, the Company evaluates potential acquisitions of such businesses, products or technologies in the ordinary course of business. The Company has no present understandings, commitments or agreements with respect to any material acquisitions of, or investments in, any such businesses, products or technologies. See "Risk Factors--Risks Associated with Potential Acquisitions."


     Pending the foregoing uses, the Company intends to invest the net proceeds from this Offering in short-term, interest bearing, investment-grade securities.

                          PRICE RANGE OF COMMON STOCK


     Since November 12, 1996, the Common Stock has been included in the Nasdaq National Market under the symbol "BARR." Prior to that, the Common Stock was quoted in the Nasdaq SmallCap Market under the same symbol. The following table sets forth, for the periods indicated, the high and low bid quotations for the Common Stock as reported on the Nasdaq National Market or the Nasdaq SmallCap Market, as applicable, after giving effect to the one-for-four reverse stock split effected September 25, 1995. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.



                                                                            HIGH      LOW
                                                                           -------  -------
    Fiscal 1995
         First quarter...................................................  $ 6 7/8  $ 1 1/4
         Second quarter..................................................  5        2
         Third quarter...................................................  4 1/4    2 1/4
         Fourth quarter..................................................  3 1/4     1/2
    Fiscal 1996
         First quarter...................................................  $  9/16  $  5/16
         Second quarter..................................................  4 3/16   7/16
         Third quarter...................................................  13 7/8   2 7/8
         Fourth quarter..................................................  10 5/8   6 5/8
    Fiscal 1997
         First quarter...................................................  $10 3/4  $ 8 1/8
         Second quarter..................................................  15       9 3/8
         Third quarter (through August 13, 1997).........................  16       12 5/8



     On August 13, 1997, the last reported sale price of the Common Stock on the Nasdaq National Market was $13.00 per share. As of August 1, 1997, the Company had approximately 1,000 stockholders of record.


                                DIVIDEND POLICY

     The Company has never declared or paid cash dividends on its Common Stock. The Board of Directors currently intends to retain future earnings to support its growth strategy and does not anticipate paying dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of the Board of Directors after taking into account various factors, including the Company's financial condition, results of operations, current and anticipated cash needs and plans for expansion. The Company is prohibited from paying cash dividends on the Common Stock unless full cumulative dividends have been paid or set aside for payment on its Class A Convertible Preferred Stock and Class B Convertible Preferred Stock at an annual rate of $0.16 per share, which dividends, at the option of the Company, are payable in cash or shares of Common Stock. See "Description of Capital Stock."

                                 CAPITALIZATION


     The following table sets forth, as of June 30, 1997, the actual capitalization of the Company and the capitalization of the Company as adjusted to give effect to the sale of the 2,000,000 shares of Common Stock offered hereby, at an assumed public offering price of $13.00 per share, and the application of the estimated net proceeds therefrom.



                                                                          JUNE 30, 1997
                                                                  -----------------------------
                                                                     ACTUAL        AS ADJUSTED
                                                                  ------------     ------------
Stockholders' equity:
  Convertible Preferred Stock, $1.25 par value; 1,000,000 shares
    authorized; none outstanding................................            --               --
  Preferred Stock, $2.00 par value; 4,000,000 shares authorized:
    270,000 shares designated Class A Convertible Preferred
    Stock; 58,206 shares outstanding less discount of $45,000...  $     71,000     $     71,000
    730,000 shares designated as Class B Convertible Preferred
  Stock;
    22,500 shares outstanding...................................        45,000           45,000
  Common Stock, $0.01 par value; 20,000,000 shares authorized;
    5,470,455 shares issued and outstanding, actual; 7,470,455
    shares issued and outstanding, as adjusted(1)...............        55,000           75,000
  Additional paid-in-capital....................................    29,952,000       54,072,000
  Accumulated deficit...........................................   (12,268,000)     (12,268,000)
  Foreign currency translation..................................      (417,000)        (417,000)
  Less: Common Stock in treasury at cost, 31,000 shares.........       (13,000)         (13,000)
                                                                   -----------      -----------
    Total stockholders' equity..................................  $ 17,425,000     $ 41,565,000
                                                                   -----------      -----------
      Total capitalization......................................  $ 17,425,000     $ 41,565,000
                                                                   ===========      ===========


----------------------
(1) Excludes 1,507,623 shares of Common Stock issuable upon exercise or conversion of options, warrants and convertible securities outstanding as of June 30, 1997.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth for the periods and at the dates indicated certain financial data that should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included elsewhere herein. The statements of operations data for the years ended December 31, 1994, 1995 and 1996, and the balance sheet data at December 31, 1995 and 1996 are derived from the consolidated financial statements of the Company that have been audited by BDO Seidman, LLP, independent certified public accountants, and are included elsewhere in this Prospectus. The statements of operations data for the years ended December 31, 1992 and 1993 and the balance sheet data at December 31, 1992, 1993 and 1994 are derived from audited consolidated financial statements of the Company not otherwise contained herein. The consolidated statements of operations data for the six months ended June 30, 1996 and 1997 and the consolidated balance sheet data as of June 30, 1997 are derived from unaudited consolidated financial statements of the Company included elsewhere herein. The unaudited consolidated financial statements have been prepared by the Company on a basis consistent with the Company's audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the Company's results of operations for such periods and financial condition at such dates. Results for the six months ended June 30, 1997 are not necessarily indicative of the results that can be expected for any other interim period or for the year ended December 31, 1997 as a whole.


                                                                                                                    SIX MONTHS
                                                                                                                  ENDED JUNE 30,
                                                                          YEAR ENDED DECEMBER 31,
                                                               ----------------------------------------------     ---------------
                                                                1992      1993     1994      1995      1996        1996     1997
                                                               -------   ------   -------   -------   -------     ------   ------
                                                                                                                    (Unaudited)
                                                                             (In thousands, except per share data)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA(1):
  Revenues...................................................  $ 2,838   $7,770   $ 5,514   $ 6,374   $10,923     $5,012   $9,438
  Cost of revenues...........................................    2,211    3,930     4,100     3,601     5,363      2,647    3,955
                                                                ------   ------    ------    ------   -------     ------   ------
    Gross profit.............................................      627    3,840     1,414     2,773     5,560      2,365    5,483
                                                                ------   ------    ------    ------   -------     ------   ------
  Operating expenses:
    Selling, general and administrative expenses.............    2,180    3,117     3,352     3,305     3,734      1,641    3,200
    Product development......................................      161      182       531       354       230         57      338
                                                                ------   ------    ------    ------   -------     ------   ------
      Total operating expenses...............................    2,341    3,299     3,883     3,659     3,964      1,698    3,538
                                                                ------   ------    ------    ------   -------     ------   ------
  Operating income (loss)....................................   (1,714)     541    (2,469)     (886)    1,596        667    1,945
  Other (expense) income, net................................      (49)    (101)      (89)     (292)       72       (103)     184
  Income tax (provision) benefit.............................       --      153       (75)       --       391         --      131
                                                                ------   ------    ------    ------   -------     ------   ------
  Income (loss) from continuing operations...................   (1,763)     593    (2,633)   (1,178)    2,059        564    2,260
  Income (loss) from operation held for sale.................      (44)       2        68       351        --         --       --
                                                                ------   ------    ------    ------   -------     ------   ------
  Net income (loss)..........................................   (1,807)     595    (2,565)     (827)    2,059        564    2,260
  Preferred stock dividends..................................     (160)    (114)     (108)      (82)      (39)       (24)      (6)
                                                                ------   ------    ------    ------   -------     ------   ------
  Net income (loss) attributable to common stockholders......  $(1,967)  $  481   $(2,673)  $  (909)  $ 2,020     $  540   $2,254
                                                                ======   ======    ======    ======   =======     ======   ======
  Income (loss) per common share from continuing
  operations.................................................    (0.90)    0.20     (0.97)    (0.39)     0.48       0.16     0.36
  Net income (loss) per common share:
    Primary..................................................    (0.92)    0.20     (0.95)    (0.28)     0.48       0.16     0.36
                                                                ======   ======    ======    ======   =======     ======   ======
    Fully diluted............................................    (0.92)    0.20     (0.95)    (0.28)     0.44       0.15     0.35
                                                                ======   ======    ======    ======   =======     ======   ======
  Weighted average common shares outstanding:
    Primary..................................................    2,135    2,570     2,827     3,283     4,221      3,483    6,176
    Fully diluted............................................    2,135    2,570     2,827     3,283     4,607      3,854    6,388


                                                                                  DECEMBER 31,
                                                                 ----------------------------------------------       JUNE 30,
                                                                  1992      1993     1994      1995      1996           1997
                                                                 -------   ------   -------   -------   -------     -------------
                                                                                          (In thousands)             (Unaudited)
CONSOLIDATED BALANCE SHEET DATA:
  Working capital..............................................  $    27   $2,912   $   652   $   370   $14,271        $16,414
  Current assets...............................................    2,835    7,000     5,067     3,672    16,624         19,253
  Total assets.................................................    4,805    8,939     6,792     4,735    17,323         20,385
  Current liabilities..........................................    2,808    4,088     4,415     3,302     2,353          2,839
  Long-term liabilities........................................      759      581       451       108       117            121
  Stockholders' equity.........................................      709    3,646     1,186     1,325    14,853         17,425

----------------------
(1) Amounts for all periods ending prior to December 31, 1995 reflect Labco as a discontinued operation. The Company sold a portion of its equity interest in Labco in 1995 and the remainder of its interest in 1996. See "Certain Transactions--Sale of Subsidiary."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW


     Barringer is the world's leading manufacturer (based on units sold) of high sensitivity equipment used for detecting and identifying trace amounts of plastic and other explosives and illegal drugs. The markets for the Company's IONSCAN(R) currently include aviation security, other transport security, facilities protection, forensics, military, corrections, customs and law enforcement. The Company sold its first IONSCAN(R) in 1990 and, as of June 30, 1997, had sold over 500 units. From 1991 to 1995, the Company incurred losses as its business continued to develop, except during 1993 when the Company received a significant order for IONSCAN(R)s for deployment at the Eurotunnel. In 1996, the Company achieved profitability principally as a result of increased demand for and favorable market acceptance of the IONSCAN(R). Prior to 1996, the Company sold most of its IONSCAN(R)s for use in drug interdiction applications. However, in 1996, the Company's unit sales were more evenly distributed between explosives detection and drug interdiction applications. During the six months ended June 30, 1997, approximately half of the Company's unit sales were for explosives detection applications in the aviation security market. Management expects that the aviation security market will continue to account for a substantial portion of the Company's future revenues.



     Revenues consist of (i) sales of IONSCAN(R)s, related accessories and consumable supplies, maintenance, training, and billable repairs, (ii) sales of other instruments and (iii) funded product development grants and contracts. For the year ended December 31, 1996 and the six months ended June 30, 1997, approximately 86.1% and 95.6%, respectively, of the Company's consolidated revenues were derived from the sale and servicing of IONSCAN(R)s. Selling prices for the IONSCAN(R) average between $50,000 and $95,000 per unit, depending principally on the configuration of the unit and the purchaser's location. Profitability associated with any given sale, and the Company's gross margin for any given quarter, may vary substantially due to unit configuration, the geographic location of the purchaser and whether sales prices include a distributor mark-up. The Company recognizes revenues from the sale of IONSCAN(R)s upon shipment. Accordingly, changes in delivery dates for relatively few IONSCAN(R)s from one quarter to another may have a significant impact on the Company's quarterly results of operations. See "Risk Factors--Dependence on Large Orders; Customer Concentrations" and "--Fluctuations in Operating Results."



     Substantially all of the Company's revenues are denominated in U.S. dollars. However, the Company operates in several foreign countries, including Canada, the United Kingdom and France and, in those instances, the Company recognizes revenues and incurs expenses denominated in the local currency. To date, the Company has not experienced significant losses as a result of foreign currency fluctuations. The Company generally does not hedge its foreign currency exposure. Approximately 59.3% and 68.6% of the Company's total revenues for the six months ended June 30, 1997 and the year ended December 31, 1996, respectively, were derived from non-U.S. sources. Approximately 25.0% of total revenues in 1996 were derived from customers in Canada. See "Risk Factors--International Business; Risk of Change in Foreign Regulations; Fluctuations in Exchange Rates."



     The Company manufactures to a sales forecast in order to have inventory available to meet anticipated demand promptly and historically has not had a backlog of orders. Management's sales forecast is determined by an analysis of a number of factors, including, among other things, the customer's need, the availability of budgeted funds, the status of equipment demonstrations, the status of any required approvals, the effects of competition and the complexity of the customer's procurement process. However, as a result of large orders received from the FAA and the U.S. Coast Guard in the second quarter of 1997, the Company had a backlog of orders at June 30, 1997. See "Business--Backlog."

RESULTS OF OPERATIONS

     The following table sets forth certain income and expense items from the Company's consolidated statements of operations expressed as a percentage of revenues for the periods indicated.


                                                                                     SIX MONTHS
                                                                                        ENDED
                                                      YEAR ENDED DECEMBER 31,         JUNE 30,
                                                     -------------------------     ---------------
                                                     1994      1995      1996      1996      1997
                                                     -----     -----     -----     -----     -----
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
  Revenues.......................................    100.0%    100.0%    100.0%    100.0%    100.0%
  Cost of revenues...............................     74.4      56.5      49.1      52.8      41.9
                                                     -----     -----     -----     -----     -----
     Gross profit................................     25.6      43.5      50.9      47.2      58.1
                                                     -----     -----     -----     -----     -----
  Operating expenses:
     Selling, general and administrative
       expenses..................................     60.8      51.9      34.2      32.8      33.9
     Product development.........................      9.6       5.5       2.1       1.1       3.6
                                                     -----     -----     -----     -----     -----
       Total operating expenses..................     70.4      57.4      36.3      33.9      37.5
                                                     -----     -----     -----     -----     -----
  Operating income (loss)........................    (44.8)    (13.9)     14.6      13.3      20.6
  Other (expense) income, net....................     (1.6)     (4.6)      0.7      (2.1)      1.9
  Income tax (provision) benefit.................     (1.4)       --       3.6        --       1.4
                                                     -----     -----     -----     -----     -----
  Income (loss) from continuing operations.......    (47.8)    (18.5)     18.9      11.2      23.9
  Income from operation held for sale............      1.3       5.5        --        --        --
                                                     -----     -----     -----     -----     -----
  Net income (loss)..............................    (46.5)    (13.0)     18.9      11.2      23.9
  Preferred stock dividends......................     (2.0)     (1.3)     (0.4)     (0.5)     (0.1)
                                                     -----     -----     -----     -----     -----
  Net income (loss) attributable to common
     stockholders................................    (48.5)%   (14.3)%    18.5%     10.7%     23.8%
                                                     =====     =====     =====     =====     =====


COMPARISON OF THE SIX-MONTH PERIOD ENDED JUNE 30, 1997 TO THE SIX-MONTH PERIOD ENDED JUNE 30, 1996

     Revenues. For the six months ended June 30, 1997, revenues increased by $4.4 million, or 88.3%, to $9.4 million from $5.0 million in the comparable period ended June 30, 1996. Sales of IONSCAN(R)s and related products increased by $5.2 million, or 135%, due to an increase of 167% in the number of units sold, offset in part by a decline in average unit selling price. The increase in unit sales was due to significant IONSCAN(R) sales to the aviation security sector, primarily to the FAA, and, to a lesser extent, increased sales in other markets. The decrease in average selling prices resulted primarily from an increase in the number of IONSCAN(R)s sold to U.S. government agencies, which typically are at lower unit prices than sales to other customers. Sales of specialty instruments decreased by approximately $523,000, or 83.9%, in the six months ended June 30, 1997 as compared to the same period in 1996, principally due to the completion of a heavy water analyzer contract, which was awarded to the Company in mid-1995 and completed in the first half of 1996. Revenues derived from funded research and development decreased by approximately $227,000, or 42.0%, in the six months ended June 30, 1997 as compared to the same period in 1996. Funded research revenues declined as the Company redirected its research and development resources to product application and development and in support of increased production. As sales of its IONSCAN(R)s have increased, the Company has placed less emphasis on marketing of specialty instruments and contract research and development. As a result, management anticipates that revenues from those activities will become increasingly less important to the Company's overall results of operations.

     Gross Profit. For the six months ended June 30, 1997, gross profit increased by $3.1 million, or 132%, to $5.5 million from $2.4 million in the comparable 1996 period. As a percentage of revenues, gross profit increased to 58.1% in the 1997 period from 47.2% in the comparable 1996 period. The improvement was primarily attributable to higher margins on international sales, coupled with larger, more efficient production runs of the IONSCAN(R), offset in part by lower margins on sales to U.S. government agencies. In addition, the Company has been able to reduce its cost of materials as a result of higher volume purchases.

     Selling, General and Administrative. For the six months ended June 30, 1997, selling, general and administrative expenses increased by $1.6 million, or 95.0%, to $3.2 million from $1.6 million in the comparable 1996 period. Selling and marketing expenses increased by approximately $1.0 million, of which $687,000 was due to increased sales commissions attributable to a larger percentage of sales originating through independent sales agents and distributors during the period. The remaining increase was attributable to the addition of sales and service personnel and related costs to handle increased business volume. General and administrative expenses increased by $553,000, primarily as a result of increased payroll and related costs and increased professional and consulting costs. As a percentage of revenues, selling, general and administrative expenses increased to 33.9% in the 1997 period from 32.8% in the comparable 1996 period.


     Product Development. For the six months ended June 30, 1997, product development expenses increased by $281,000, or 493%, to $338,000 from $57,000 in the comparable 1996 period. As a percentage of revenues, product development expenses increased to 3.6% (6.9% when combined with funded research and development) in the 1997 period from 1.1% (11.9% when combined with funded research and development) in the comparable 1996 period as a result of a higher level of internally funded new product development activity. Management expects to incur increased product development expenses in future periods in connection with the enhancement of existing products and the development of new products and applications.


     Other Income and Expense. For the six months ended June 30, 1997, interest expense decreased by $125,000, or 96.2%, to $5,000 from $130,000 in the comparable 1996 period as a result of the repayment of indebtedness out of the net proceeds of the Company's November 1996 public offering.

     Investment income for the six months ended June 30, 1997 was $212,000 as compared to $42,000 for the same period in 1996, primarily as a result of the investment of a portion of the net proceeds from the Company's November 1996 public offering. In the six months ended June 30, 1996, the Company recorded $42,000 of gains recognized on trading securities held for Canadian pension funding purposes.

     Income Taxes. In the six-month period ended June 30, 1997, the Company had a net tax benefit of $131,000, composed of current foreign taxes of $291,000, offset by a $422,000 net deferred tax benefit. Such deferred tax benefit was due in part to a reduction in the deferred tax valuation allowance as a result of changes in management's estimates of the utilization of both U.S. and Canadian tax loss carryforwards caused primarily by improved operating results. Management anticipates that further deferred tax benefits will be recognized in 1997.

COMPARISON OF THE FISCAL YEAR ENDED DECEMBER 31, 1996 TO THE FISCAL YEAR ENDED DECEMBER 31, 1995


     Revenues. Revenues for the fiscal year ended December 31, 1996 increased by $4.5 million, or 71.4%, to $10.9 million from $6.4 million for the fiscal year ended December 31, 1995. Net sales of the IONSCAN(R) and related products increased by approximately $4.9 million, or 93.5%, due to an increase of 134% in the number of units sold offset in part by a decline in average unit selling price. The increase in unit sales was due to increased sales of the Model 400 which was introduced in the first quarter of 1995. The decrease in average selling prices resulted from increased sales of the Model 400 which had a lower average selling price than the Model 350. Net sales of other instruments increased by approximately $223,000, or 41.6%, in 1996 as compared to 1995, principally due to work performed on a heavy water analyzer contract, which was awarded to the Company in mid-1995 and completed in the first half of 1996. In addition, net sales benefited from the sale of several other instruments. The markets for heavy water analyzers and other instruments are limited, and therefore management cannot predict whether the Company will receive any future orders. Revenues derived from funded research and development decreased by approximately $349,000, or 33.2%, in 1996 as compared to

1995. The reduced revenues were attributable to the Company's contract with the Emergencies Science Division, Environment Canada to design and build an airborne laser fluorosensor system, a substantial portion of which was completed in 1995.


     Gross Profit. Gross profit increased by $2.8 million, or 101%, to $5.6 million from $2.8 million for fiscal 1995. As a percentage of revenues, gross profit increased to 50.9% from 43.5%. The improvement was primarily attributable to higher margins on international sales, coupled with larger, more efficient production runs of the IONSCAN(R) and related products. The sale at higher than expected prices of several Model 350 units during the first six months of 1996, the carrying value of which had been reduced in 1995, also contributed to the improvement.


     Selling, General and Administrative. Selling, general and administrative expenses increased by approximately $429,000, or 13.0%, to $3.7 million from $3.3 million for fiscal 1995. In 1995, the Company recognized an expense decrease of $337,000 attributable to a negotiated reduction in professional fees and $147,000 of additional expense reduction recognized on the termination of the Company's Canadian Pension Plan as of December 31, 1993. Excluding these items, selling, general and administrative expenses in 1996 decreased by $55,000, or 1.7%. As a percentage of revenues, selling, general and administrative expenses decreased to 34.2% from 51.9%. The decrease as a percentage of revenues was primarily attributable to spreading costs over increased revenues. Selling expenses increased by $108,000, or 4.6%, in 1996 as compared to 1995, primarily as a result of increased sales commissions on units sold in the fourth quarter of 1996.

     Product Development. Product development expenses decreased by approximately $124,000, or 35.0%, to approximately $230,000 from $354,000 for fiscal 1995. As a percentage of revenues, product development expenses decreased to 2.1% from 5.5%. The level of product development at any time is primarily a function of the availability of financial and personnel resources. Management expects product development expenses to increase significantly in 1997.

     Other Income and Expense. Equity in earnings of Labco represents the Company's share of Labco's operating results, in which the Company had a non-controlling ownership during most of 1996. Prior to December 31, 1995, the Company had a controlling interest in Labco, but from the first quarter of 1995 until the end of 1996, the Company presented Labco as an operation held for sale. The Company's share of Labco's net income for 1996 was $117,000, as compared to $258,000 for the same period in 1995 (where it is shown as Income from operations under the caption "Operation held for sale"). The Company sold its remaining interest in Labco in 1996. See "Certain Transactions--Sale of Subsidiary."

     In 1996, the Company earned investment income of $72,000.

     Other expense, net of income, was $12,000 in 1996, as compared to $52,000 in 1995. In 1996, the Company recognized $44,000 of gains from trading securities held for Canadian pension funding purposes, partially offset by miscellaneous expenses, including $43,000 of foreign exchange losses realized in 1996. In 1995, the Company realized foreign exchange losses of $79,000.

     Income Taxes. For the year ended December 31, 1996, the Company had a net tax benefit of $391,000 primarily due to a reduction in the deferred tax valuation allowance as a result of changes in management's estimates of the utilization of both U.S. and Canadian tax loss carryforwards caused primarily by improved operating results. Management anticipates that further deferred tax benefits will be recognized in 1997.

COMPARISON OF THE FISCAL YEAR ENDED DECEMBER 31, 1995 TO THE FISCAL YEAR ENDED DECEMBER 31, 1994

     Revenues. Revenues for the fiscal year ended December 31, 1995 increased by $860,000, or 15.6%, to $6.4 million from $5.5 million for the fiscal year ended December 31, 1994. Sales of IONSCAN(R) instruments and related products decreased by approximately $80,000, or 1.6%. The decrease was due, in part, to the lower selling price of the new Model 400 IONSCAN(R), which was introduced in the first quarter of 1995. This reduction in selling price, coupled with other improvements of the new model, contributed to a 36.6% increase in unit sales.

     Sales of instruments other than IONSCAN(R) products increased in 1995 by approximately $114,000, or 33.0%, principally due to the award in 1995 of the contract to build four heavy water analyzers for use at a nuclear facility in Asia, which was completed in mid-1996. The introduction of the Model 400 resulted in reduced sales of the Model 350. As a result, the Company reduced the carrying value of the Model 350s remaining in inventory.

     Revenues of the research and development business increased by approximately $754,000, or 253%, in 1995 as compared to 1994. The improved revenues are attributable to work performed in 1995 under the Company's contract with the Emergencies Science Division, Environment Canada to design and build an airborne laser fluorosensor system.

     The Company introduced and made a limited distribution of DrugAlert(TM) in 1995. Sales of DrugAlert(TM) were not significant.


     Gross Profit. Gross profit increased by $1.4 million, or 96.1%, to $2.8 million from $1.4 million for fiscal 1994. As a percentage of sales, gross profit increased to 43.5% from 25.6%. As a percentage of sales, gross profit for the research and development business decreased to 5.1% from 12.1%. The decrease was due to lower margins on 1995 contracts. As a percentage of sales, gross profit for the instruments business increased to 53.1% from 26.4%. The 1995 gross profit was impacted by the write down in 1994 of the carrying value of the Model 350 inventory which aggregated approximately $442,000, approximately $155,000 of which related to excess spare parts inventory and the balance to finished goods. In 1994, the Company took a $792,000 charge against its Model 350 inventory. The consumer products business had negative gross profit in 1995 due primarily to the expensing of tooling, software and other development costs.


     Selling, General and Administrative. Selling, general and administrative expenses decreased by approximately $47,000, or 1.4%, to $3.3 million from $3.4 million for fiscal 1994. As a percentage of revenues, selling, general and administrative expenses decreased to 51.9% from 60.8%. The decrease as a percentage of revenues was primarily attributable to such costs being spread over a higher revenue base. Selling expenses increased by $759,000, or 48.3%, in 1995 as compared to 1994. The increase was primarily attributable to the expenses associated with the Company's Paris, France and London, England offices being open for a full year and marketing expenses associated with the DrugAlert(TM) product. General and administrative expenses decreased by approximately $806,000, or 45.3%, in 1995 as compared to 1994. This reduction was attributable primarily to the recovery of $147,000 relating to the 1993 conversion of the Canadian pension plan from a defined benefit plan to a money purchase plan, a reduction in accounts payable of $226,000 relating to a settlement of professional fees and the effect of staff and expense reductions implemented in late 1994.

     Product Development. Product development expenses decreased by approximately $177,000, or 33.3%, to $354,000 from $531,000 in fiscal 1994. As a percentage of revenue, product development expenses decreased to 5.5% from 9.6%. The 1994 level was attributable to the completion of the development of the Company's new Model 400.

     Other Income and Expense. Interest expense increased by approximately $38,000, or 18.8%, in 1995 as compared to 1994. The increase resulted from higher levels of borrowing at higher interest rates.

     Other expense, net of income, in 1995 was approximately $52,000 as compared to other income, net of expense, in 1994 of approximately $113,000. The difference of $165,000 was attributable primarily to changes in exchange rates which generated a gain of $135,000 in 1994 compared to a loss of $79,000 in 1995.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth certain consolidated statements of operations data for the last two fiscal quarters of 1995, the four fiscal quarters of 1996 and the first two fiscal quarters of 1997. This data is unaudited but, in the opinion of management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for fair presentation of this information in accordance with generally accepted accounting principles. The operating results for any quarter are not necessarily indicative of results for any future period or for the entire fiscal year.

                                                                       QUARTER ENDED
                                       ------------------------------------------------------------------------------
                                       SEP 30,   DEC 31,   MAR 31,   JUN 30,   SEP 30,   DEC 31,   MAR 31,   JUN 30,
                                         1995      1995      1996      1996      1996      1996      1997      1997
                                       --------  --------  --------  --------  --------  --------  --------  --------
                                                           (In thousands, except per share data)
Revenues..............................  $1,434    $1,830    $2,354    $2,658    $2,340    $3,571    $3,622    $5,816
Cost of revenues......................     952       757     1,236     1,411     1,002     1,715     1,461     2,494
                                        ------    ------    ------    ------    ------    ------    ------    ------
  Gross profit........................     482     1,073     1,118     1,247     1,338     1,856     2,161     3,322
                                        ------    ------    ------    ------    ------    ------    ------    ------
Operating expenses:
  Selling, general and
    administrative....................     656     1,349       809       832       919     1,174     1,295     1,905
  Product development.................      29       221        17        40        34       139       175       163
                                        ------    ------    ------    ------    ------    ------    ------    ------
    Total operating expenses..........     685     1,570       826       872       953     1,313     1,470     2,068
                                        ------    ------    ------    ------    ------    ------    ------    ------
Operating income (loss)...............    (203)     (497)      292       375       385       543       691     1,254
Other (expense) income, net...........     (99)      (23)     (103)        0        33       142        79       105
Income tax benefit....................      --        --        --        --       125       266        75        56
                                        ------    ------    ------    ------    ------    ------    ------    ------
Income (loss) from continuing
  operations..........................    (302)     (520)      189       375       543       951       845     1,415
Operation held for sale...............     139       157        --        --        --        --        --        --
                                        ------    ------    ------    ------    ------    ------    ------    ------
Net income (loss).....................  $ (163)   $ (363)   $  189    $  375    $  543    $  951    $  845    $1,415
                                        ======    ======    ======    ======    ======    ======    ======    ======
Net income (loss) per common share
  (fully diluted).....................  $(0.05)   $(0.11)   $ 0.05    $ 0.10    $ 0.12    $ 0.18    $ 0.14    $ 0.22
                                        ======    ======    ======    ======    ======    ======    ======    ======
Weighted average common shares
  outstanding (fully diluted).........   3,412     3,415     3,479     3,489     4,619     5,376     6,109     6,418

     The following table sets forth, as a percentage of revenues, certain consolidated statements of operations data for the last two fiscal quarters of 1995, the four fiscal quarters of 1996 and the first two fiscal quarters of 1997.

                                                                    QUARTER ENDED
                                -------------------------------------------------------------------------------------
                                SEP 30,    DEC 31,    MAR 31,    JUN 30,    SEP 30,    DEC 31,    MAR 31,    JUN 30,
                                  1995       1995       1996       1996       1996       1996       1997       1997
                                --------   --------   --------   --------   --------   --------   --------   --------
Revenues......................    100.0%     100.0%     100.0%     100.0%     100.0%     100.0%     100.0%     100.0%
Cost of revenues..............     66.4       41.4       52.5       53.1       42.8       48.0       40.3       42.9
                                  -----      -----      -----      -----      -----      -----      -----      -----
  Gross profit................     33.6       58.6       47.5       46.9       57.2       52.0       59.7       57.1
                                  -----      -----      -----      -----      -----      -----      -----      -----
Operating expenses:
  Selling, general and
    administration............     45.7       73.7       34.4       31.3       39.3       32.9       35.8       32.8
  Product development.........      2.0       12.1        0.7        1.5        1.5        3.9        4.8        2.8
                                  -----      -----      -----      -----      -----      -----      -----      -----
    Total operating
      expenses................     47.7       85.8       35.1       32.8       40.8       36.8       40.6       35.6
                                  -----      -----      -----      -----      -----      -----      -----      -----
Operating income (loss).......    (14.1)     (27.2)      12.4       14.1       16.4       15.2       19.1       21.5
Other (expense) income, net...     (6.9)      (1.3)      (4.4)       0.0        1.4        4.0        2.1        1.8
Income tax benefit............       --         --         --         --        5.3        7.4        2.1        1.0
                                  -----      -----      -----      -----      -----      -----      -----      -----
Income (loss) from continuing
  operations..................    (21.0)     (28.5)       8.0       14.1       23.1       26.6       23.3       24.3
Operation held for sale.......      9.7        8.6         --         --         --         --         --         --
                                  -----      -----      -----      -----      -----      -----      -----      -----
Net income (loss).............    (11.3)%    (19.9)%      8.0%      14.1%      23.1%      26.6%      23.3%      24.3%
                                  =====      =====      =====      =====      =====      =====      =====      =====

LIQUIDITY AND CAPITAL RESOURCES

     During 1995 and 1996, the Company used the net proceeds of private and public sales of securities to fund a portion of its cash flow needs. Since January 1, 1995, the Company has raised approximately $2.0 million from the private sales of warrants, convertible debentures and Common Stock. During 1995 and 1996, the Company also financed a portion of its working capital needs through the sale of its remaining interest in Labco, pursuant to which the Company received $874,000. See "Certain Transactions--Sale of Subsidiary." In November 1996, the Company completed a public offering of its Common Stock and Common Stock Purchase Warrants, resulting in net proceeds of $10.4 million. A portion of the net proceeds of that offering was used to repay the Company's long-term indebtedness.

     Cash used in operations was $1.3 million for the first six months of 1997, $1.4 million in 1996 and $711,000 in 1995. Cash used in the first six months of 1997 resulted primarily from a significant increase in accounts receivable and inventories, which more than offset net income of $2.3 million. Accounts receivable increased as a result of higher sales, particularly during the month of June. Inventories also increased substantially as the Company acquired the materials necessary to support increased IONSCAN(R) production during the second half of 1997. Cash used in operating activities during 1996 resulted primarily from increases in accounts receivable and inventory, which more than offset net income of $2.1 million for the year. Cash used in operating activities during 1995 resulted primarily from the loss of $827,000 recorded by the Company for 1995.

     Net cash used in investing activities was $240,000 for the first six months of 1997, $3.9 million in 1996 and $58,000 in 1995. Cash used in investing activities during the first half of 1997 resulted primarily from capital expenditures of $513,000, offset in part by the sale of investments. Cash used in investing activities during 1996 resulted primarily from the investment of a portion of the net proceeds of the Company's November 1996 public offering, offset in part by the receipt of $574,000 in connection with the Company's sale of its remaining interest in Labco. Cash used in investing activities during 1995 resulted primarily from the purchase of equipment, which was partially offset by the receipt of an additional $300,000 in connection with the Labco sale.

     Cash provided by financing activities was $155,000 for the first six months of 1997, $10.6 million in 1996 and $584,000 in 1995. Cash provided by financing activities during the first six months of 1997 resulted primarily from the net proceeds of certain option and warrant exercises, offset in part by the repayment of indebtedness. Cash provided by financing activities in 1996 resulted primarily from the Company's November 1996 public offering, as well as the conversion of $1.0 million of convertible subordinated debentures, offset in part by the repayment of indebtedness. Cash provided by financing activities in 1995 resulted primarily from the receipt of net proceeds from the private placement of securities, offset in part by the repayment of certain indebtedness.

     The Company's capital expenditures for the six months ended June 30, 1997 aggregated $513,000. Such expenditures consisted primarily of software upgrades to various manufacturing information systems, computer hardware modernization relating to the Company's network system and the acquisition of additional equipment. The Company anticipates that total capital expenditures will be approximately $500,000 for the remainder of 1997, substantially all of which will relate to equipment. Also, the Company believes that it will require approximately $1.0 million in additional investment in tooling, equipment, fixtures and facility to meet its anticipated production levels for 1998.

     The Company has substantial tax loss carryforwards to offset future tax liabilities in the U.S.

     As of June 30, 1997, the Company had cash and cash equivalents of $3.9 million and marketable securities of $4.1 million. The Company believes that its existing cash balances, marketable securities, income from operations in future periods and the net proceeds of this Offering will be sufficient to fund its working capital requirements for at least the next twelve months.

INFLATION

     Inflation was not a material factor in either the sales or the operating expenses of the Company during the periods presented herein.

RECENT PRONOUNCEMENTS OF THE FINANCIAL ACCOUNTING STANDARDS BOARD

     In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128") which establishes standards for computing and presenting earnings per share. SFAS 128 replaces the presentation of primary earnings per share and fully diluted earnings per share with basic earnings per share and diluted earnings per share, respectively. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share is computed similarly to fully diluted earnings per share. The standard is effective for financial statements for periods ending after December 15, 1997, with earlier application not permitted.

     Basic and diluted earnings per share using this standard would have been $0.26 and $0.22 and $0.42 and $0.35, respectively, for the three months and six months ended June 30, 1997, respectively, and $0.10 and $0.10 and $0.16 and $0.15, respectively, for the three months and six months ended June 30, 1996, respectively.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," which requires disclosure of reportable operating segments and will be effective for financial statements issued for fiscal years beginning after December 31, 1997. The Company will be reviewing this pronouncement to determine its applicability to the Company, if any.

                                    BUSINESS

OVERVIEW


     Barringer is the world's leading manufacturer (based on units sold) of high sensitivity equipment used for detecting and identifying trace amounts of plastic and other explosives and illegal drugs. The Company designs and produces products that employ a proprietary application of ion mobility spectrometry ("IMS") technology that can detect and identify targeted compounds in amounts smaller than one-billionth of a gram in approximately six seconds. The Company's principal product, the IONSCAN(R), is a portable desktop system. As of June 30, 1997, the Company had sold over 500 units in 39 countries. The Company's revenues have grown from $2.0 million for the year ended December 31, 1991 to $10.9 million for the year ended December 31, 1996, representing a compounded annual growth rate of 40.4% over the last five years. For the six months ended June 30, 1997, the Company's revenues and net income were $9.4 million and $2.3 million, respectively.



     The markets for the Company's IONSCAN(R) currently include aviation security, other transport security, facilities protection, forensics, military, corrections, customs and law enforcement. The Company's customers include the FAA, the U.S. Coast Guard, the DEA and the FBI, as well as customs agencies in France, Canada and Japan and various prison facilities in the U.S. and elsewhere. The IONSCAN(R) is also installed at over 40 airports and transportation centers throughout the world, including Gatwick and Heathrow airports in the United Kingdom, John F. Kennedy International Airport, certain British Rail terminals and the Eurotunnel. The Company believes that its principal competitive advantages are the detection capability, reliability, cost effectiveness, versatility, ease of use and portability of the IONSCAN(R). These advantages enable the IONSCAN(R) to be used both in lieu of and in conjunction with bulk imaging technologies, such as enhanced x-ray and CATSCAN.


INDUSTRY BACKGROUND

     The Company believes that there are numerous potential applications for its trace detection technology. Currently, the principal applications are explosives detection and drug interdiction.

     Explosives Detection


     In the past several years, a number of events have contributed to increased public concern regarding the threat of terrorism and have focused government attention on the limited effectiveness of currently deployed x-ray and metal detection equipment and on the need for advanced explosives detection technology. As a result, several advanced technologies have been adapted for use in explosives detection applications. These technologies include bulk imaging techniques, such as enhanced x-ray and CATSCAN, as well as trace detection techniques, such as IMS, gas chromatography and chemiluminescence. Bulk imaging techniques offer certain advantages over conventional x-ray technology, but are generally expensive to deploy (as much as $1.0 million per installation), are non-portable and generally reject a large number of objects as a result of perceived anomalies that are later determined not to be explosives. By comparison, trace detection equipment is capable of detecting and identifying minute amounts of chemical substances and is generally more portable and less expensive than bulk imaging equipment.



     While implementation of advanced detection strategies has varied significantly around the world, the Company believes that aviation authorities, including the FAA and BAA plc, formerly the British Airport Authority (the "BAA"), have generally recognized that no one detection technology provides a complete solution to the problem of enhancing existing detection capabilities. Consequently, trace detection technology is frequently deployed as a complement to bulk imaging equipment to resolve anomalies identified by bulk detectors and in applications where it is impractical to use the larger, less mobile bulk imaging detectors, such as checking carry-on baggage. Trace detection technology is also deployed in lieu of bulk imaging equipment in certain installations because of its relatively low cost, particularly in smaller airports and in less developed countries.

     The development and deployment of advanced explosives detection technology is being driven by recent government initiatives in the United States and elsewhere in the world. For example, in response to the recommendations of the White House Commission on Aviation Safety and Security (the "Gore Commission"), in October 1996, the U.S. Congress appropriated $144 million for the procurement of advanced explosives detection technology which the FAA is using to deploy such technology in a limited number of the 400 busiest U.S. airports. In addition, the BAA has installed enhanced detection technologies, including trace detectors, in certain airports in Britain. Also, since the enactment of the Aviation Security Act of 1990, the FAA has funded over $150 million for research and development of advanced explosives detection technologies.



     Trace detection technology has a broad range of other explosives detection uses, including other transport security, facilities protection, forensics, military and law enforcement. For instance, trace detection equipment has been deployed by British Rail for use on trains traveling through the Eurotunnel. Government agencies, military forces and private businesses have deployed trace detection equipment at facilities, such as the World Trade Center, embassies and public utilities, such as nuclear power plants, that are perceived as potential targets of terrorist attacks. Law enforcement agencies, such as the FBI and the New York City Police Department, and military forces also use trace detection technology for forensic purposes. For example, the IONSCAN(R) was recently used in connection with the investigations of the crash of TWA Flight 800 and the 1995 Oklahoma City bombing.


     Drug Interdiction


     As a result of increased drug usage, a heightened public awareness of drug-related criminal activity generally and the use of more sophisticated techniques by drug traffickers, government agencies have increased their spending on drug interdiction efforts. For example, in fiscal year 1996, the U.S. government spent $1.4 billion on drug interdiction efforts. The use of conventional x-ray scanning, random searches and canines has had limited success in suppressing illegal drug trafficking. Accordingly, customs and law enforcement agencies have increasingly turned to advanced detection technology to assist in their drug detection and interdiction efforts. For example, the U.S. Coast Guard has deployed trace detection equipment onboard its ships to search vessels at sea for illegal drugs. Similarly, prisons in the U.S. and elsewhere are employing trace detection equipment to reduce drug use.


THE BARRINGER ADVANTAGE

     The Company believes that its implementation of IMS technology gives the IONSCAN(R) a distinct competitive advantage over other detection techniques, including bulk imaging and other trace detection technologies. The IONSCAN(R) can detect and identify targeted compounds in amounts smaller than one-billionth of a gram. Existing bulk imaging technologies, in contrast, search for anomalies that might indicate the presence of explosive materials but are not presently capable of identifying specific compounds or detecting the presence of explosives with the same sensitivity as the IONSCAN(R). In addition, because bulk imaging technologies attempt to identify anomalies present in an object, they reject a significantly higher number of objects that do not contain explosives than the IONSCAN(R).

     The Company believes that the portability and low cost of the IONSCAN(R) make the IONSCAN(R) particularly attractive to customers seeking a cost-effective solution to their need for advanced detection technology. The portability of the IONSCAN(R) allows customers to deploy the equipment where needed. The low cost of the IONSCAN(R) relative to other existing detection technologies allows customers in smaller installations and in less developed countries to obtain advanced detection technology without having to incur the significant capital expenses currently necessary to deploy bulk imaging technologies.

     The Company believes that the IMS technology used in the IONSCAN(R) also makes the IONSCAN(R) more versatile and easier to use than other detection technologies. For example, an IONSCAN(R) can be readily used in either an explosives detection or drug interdiction application without modification. Currently, trace detectors utilizing other detection technologies, such as gas chromatography, can only perform one such application.

     In addition the IONSCAN(R) has demonstrated its reliability in field use. For example, based on sampling data obtained from the FAA as of July 15, 1997, the IONSCAN(R)s deployed by the FAA to date have experienced a mean time between failures in excess of 6,000 hours. The Company believes that this level of reliability has not been duplicated by its competitors to date.


     The Company believes that the advantages of the IONSCAN(R) have been recognized by the Company's customers, as demonstrated by the sale of over 500 IONSCAN(R)s as of June 30, 1997.



GROWTH STRATEGY


     The Company's objective is to maintain its position as the world's leading provider of trace detection systems in its core markets and to become a leading supplier of other advanced technology security solutions. The Company's strategy for achieving this objective includes the following:


     Further Penetrate Existing Markets. The Company sells its IONSCAN(R) product in a variety of markets, including aviation security, other transport security, facilities protection, forensics, military, corrections, customs and law enforcement. The Company intends to extend its leadership in its existing markets through continuous improvements to its IMS technology. In addition, the Company intends to adapt its core IMS technology to expand its use in existing markets. For example, the Company has received funding from the FAA for the development of a document scanner and a token scanner for the purpose of passenger screening at airports and an automated luggage screening system for the purpose of screening checked luggage. See "--Product Development."



     Leverage IMS Technology for New Applications. The Company believes that the requirement for high-precision detection capability creates opportunities for the Company's technology in applications other than explosives detection and drug interdiction. Accordingly, the Company intends to develop products for new applications such as quality monitoring, process control, and food and perishable goods inspection. The Company believes that its IMS technology can also be used to detect the presence of chemical and biological warfare agents.


     Pursue Strategic Relationships and Acquisitions. An important element of the Company's growth strategy is to extend its existing technology and market expertise to attain leadership in other security markets through strategic relationships and acquisitions. As these markets evolve and customers in both commercial and government segments become more sophisticated, the Company believes the ability to offer a broader scope of detection capability for use in various current and emerging applications will become increasingly important. Moreover, the Company believes that numerous security technologies exist that are complementary to its own capabilities and for which the Company can provide enhanced access to distribution, management, manufacturing and financial resources.


     Expand Sales and Marketing Capabilities. The Company intends to continue to expand its sales and marketing capabilities both domestically and internationally to capitalize on opportunities in its existing markets for new installations as well as on opportunities in new markets. The Company intends to hire additional sales and customer service personnel in Europe, certain republics of the former Soviet Union, and the Middle East and, by the end of 1997, to open an office in Malaysia. Expanding its international sales and marketing presence will provide the Company with better access to growing foreign markets and to its existing international customer base.


IONSCAN(R) TECHNOLOGY

     The IONSCAN(R) is a portable, desktop system that utilizes a proprietary implementation of IMS technology to analyze samples for the presence of targeted chemical compounds in amounts smaller than one-billionth of a gram. An operator collects samples, either by utilizing a hand-held suction device that contains a special filter cartridge that collects the sampled matter or by swiping a cloth or glove across the surface to be tested and then transferring the sampled matter to the cartridge. After the sample has been collected, the filter cartridge is placed onto a slide tray on the front of the IONSCAN(R) and inserted into a heating chamber. The sample is then rapidly heated, causing the sample to vaporize. The molecules contained in the vapors from the sample are charged electrically, converting them into ions that are collected and then propelled through a testing chamber containing a controlled mixture of calibrant gases. The speed at which each ion travels through the testing chamber will vary depending upon its molecular structure. The IONSCAN(R) measures the time of flight of the ions through the testing chamber and, utilizing proprietary software containing Company-developed detection algorithms, determines whether the targeted chemicals are present and reports the results to the user. If traces of any of the targeted chemical compounds are present, the IONSCAN(R)'s alarm will ring, a red light on the IONSCAN(R) will flash and the screen will display a list of the targeted substances that were detected. If no traces of the targeted substances are detected, the IONSCAN(R) will display a green light. The IONSCAN(R) analyzes a sample in approximately six seconds. Because the IONSCAN(R)'s analysis takes place under high temperature, there is virtually no residue from the sample and, under normal operating conditions, additional sampling can take place almost immediately with no need to clean out the testing chamber.

     The Company also has developed the IONSCAN(R) Manager software for use in conjunction with the IONSCAN(R). The IONSCAN(R) Manager provides the user with enhanced graphic read-outs of test results enabling the user to view the data in more detail. Utilizing this software, a user can view multiple test results at the same time, switch back and forth between test results and highlight particular areas of interest to obtain greater detail. This software also can be used to print out or save data and to transfer test results onto a computer disk for storage, transportation or other uses, such as manipulation in chemical studies.

     In addition, the Company has developed the Barringer Link software, which allows a remote user to have access to the IONSCAN(R). Typically, this software is used by the customer to select different testing algorithms for the IONSCAN(R) or to troubleshoot problems with the unit. A customer has the capability to test for a different set of chemical compounds by remotely downloading the necessary algorithms onto its IONSCAN(R). For instance, if a U.S. Coast Guard vessel on patrol needs the capability to test a suspect vessel for a particular type of illegal drug, the required information can be downloaded to its unit. In addition, the Barringer Link allows the Company or the customer to run certain diagnostic programs to determine problems that may have occurred within a particular unit and to correct certain software problems.

CUSTOMERS


     The following is a list of representative IONSCAN(R) installations as of June 30, 1997.


                              EXPLOSIVES DETECTION


                MARKET                                      INSTALLATION
        ----------------------      ------------------------------------------------------------
        Aviation Security           Manchester Airport plc, UK
                                    Aeroporti di Roma, Italy
                                    Heathrow Airport Ltd., UK
                                    Gatwick Airport Ltd., UK
                                    Birmingham International Airport plc, UK
                                    Bristol Airport plc, UK
                                    Kuala Lumpur International Airport, Malaysia
                                    John F. Kennedy International Airport (New York)
                                    Luton International Airport, UK

        Other Transport
          Security                  Societe Nationale Companie Maritime, France
                                    British Rail
                                    Eurostar, UK
                                    Societe Nationale des Chemins de Fer Francais (Le Shuttle)
                                    The Channel Tunnel Group Ltd. (Eurotunnel)
                                    Airmax, Inc. (Chicago)

        Facilities Protection       Gaz de France
                                    Electricity de France
                                    New York World Trade Center
                                    Ronald Reagan Federal Office Building

        Forensics                   Federal Bureau of Investigation
                                    Department of Justice, Belgium
                                    Ministry of Defense, Italy
                                    Ministry of Justice, Taiwan
                                    Stadt Polizei Zurich, Switzerland

        Military                    Ministry of Defense, UK
                                    Gendarmerie Nationale, France
                                    Comando Generale Arma Dei Carabinieri, Italy
                                    Aeronautica Militare, Italy
                                    U.S. Army
                                    U.S. Navy
                                    U.S. Air Force

                               DRUG INTERDICTION


               MARKET                                     INSTALLATION
        --------------------      ------------------------------------------------------------

        Corrections               California Department of Corrections
                                  Pennsylvania Department of Corrections
                                  Departamento del Distrito Federal (Reclusiorios Prisiones
                                  Federales), Mexico
                                  Correctional Service Canada

        Customs                   U.S. Customs Service
                                  Revenue Canada, Customs and Excise
                                  HM Customs and Excise, UK
                                  French Customs (Douanes)
                                  Customs Bureau, Ministry of Finance, Japan
                                  Australia Customs Service
                                  Vietnam General Department of Customs
                                  Korea Customs Service

        Law Enforcement           U.S. Coast Guard
                                  Japan Coast Guard
                                  U.S. Drug Enforcement Agency
                                  Port Authority of New York and New Jersey
                                  New York Police Department
                                  Police Nationale, France
                                  Home Office, UK
                                  Ministero dell' Interno, Italy
                                  Hong Kong Police
                                  Harris County Parole Program (Texas)
                                  Florida Public Housing Authorities

SALES AND MARKETING


     The Company sells its products through a direct sales organization comprised of 18 sales people located at its headquarters in New Jersey and at offices in Toronto, London and Paris. The Company also intends to open an office in Malaysia by the end of 1997. In addition, the Company utilizes a network of 49 independent sales and service representatives located in Europe, the Middle East, Africa, Asia, South America and Australia. See "--Facilities." The Company also has entered into sales representative agreements with Mitsubishi Heavy Industries for distribution of the IONSCAN(R) in Japan. The Company's sales and marketing efforts typically involve extensive customer visits, demonstrations and field testing. Sales prospects generally are targeted by the Company or its independent sales representatives, although the Company also responds to requests for proposals.



     Selling prices for the IONSCAN(R) average between $50,000 and $95,000 per unit, depending principally on the configuration of the unit and the purchaser's location. Once a sale is consummated, the Company provides training at a customer's location to teach operators how to use the IONSCAN(R), including proper sampling techniques. The Company generally provides a one-year parts and labor warranty on its IONSCAN(R) instruments, although from time to time the Company has provided extended warranties. To date, the Company's warranty claims experience has not been significant. See "Risk Factors--Warranty Claims."



     The Company does not actively market its other specialty instruments or its contract research and development services. However, from time to time the Company responds to appropriate requests for proposals for non-IONSCAN(R) instruments and such services. Although sales of such instruments and such services have been material to the Company's historic results from time to time, as a result of the expected increase in sales of the IONSCAN(R), management anticipates that revenues from those activities will become increasingly less important to the Company's overall results of operations.


     During the first six months of 1997, each of the Company's three largest customers accounted for more than 10.0% of the consolidated revenues of the Company. During 1996, one customer accounted for more than 10.0% of the consolidated revenues of the Company. During 1995, no customer accounted for more than 10.0% of the consolidated revenues of the Company. See "Risk Factors--Dependence on Large Orders; Customer Concentrations."

BACKLOG


     The Company measures its backlog of instrument revenues as orders for which contracts or purchase orders have been signed, but that have not yet been shipped and for which revenues have not yet been recognized. The Company includes in its backlog only those customer orders that are scheduled for delivery within the next 18 months. The Company typically ships its products within three months of receiving an order. For competitive purposes, the Company follows the practice of manufacturing to a sales forecast. As a result, the Company has not historically had a material backlog of orders for its instruments and, in the ordinary course of business, intends to have sufficient inventory of IONSCAN(R)s on hand to allow shipment upon receipt of an order. However, as a result of large orders received from the FAA and the U.S. Coast Guard in the second quarter of 1997, the Company had a $2.6 million backlog of orders for its IONSCAN(R)s at June 30, 1997. There can be no assurance that the Company will have a material backlog of orders in any future period.


     Substantially all of the Company's backlog at June 30, 1997 is expected to be shipped during the current fiscal year. Any failure by the Company to meet an agreed-upon schedule could lead to the cancellation of the related order. All orders are subject to cancellation or delay by the customer and, accordingly, there can be no assurance that such backlog will eventually result in revenues.

MANUFACTURING AND ASSEMBLY


     The Company manufactures and assembles IONSCAN(R)s at its facility in Toronto, Canada, and has recently expanded its capabilities to manufacture and assemble IONSCAN(R)s at its facility in Murray

Hill, New Jersey. The Company assembles IONSCAN(R)s from components supplied to it by various suppliers and parts manufactured internally. Once the IONSCAN(R) is assembled, the IONSCAN(R) is "burned in" for up to 400 hours using certain chemicals to calibrate and tune the unit and to assure its proper functioning. After successful completion of this procedure, the IONSCAN(R) is ready for shipment to a customer.



     Although many of the basic components of the IONSCAN(R), such as chipboards, resistors, capacitors, liquid crystal displays and other similar components, are readily available from a number of sources, the Company typically purchases such components from single suppliers. A limited number of components and sub-assemblies are manufactured for the Company, pursuant to the Company's proprietary specifications, but the Company does not believe it is dependent on any single source for these items. To date, the Company has not experienced any difficulty in obtaining any components or sub-assemblies. See "Risk Factors--Dependence on Limited Number of Suppliers."


COMPETITION

     The Company competes with other entities, including Thermedics Detection Inc. ("Thermedics"), InVision Technologies, Inc. and Vivid Technologies, Inc., a number of which have significantly greater financial, marketing and other resources than the Company. Principal competitive factors include selectivity (the ability of an instrument to identify the presence of a particular substance), sensitivity (the ability of an instrument to detect small amounts of a particular substance), false alarm rate, price, marketing, ease of use and speed of analysis. The Company believes that it competes effectively with respect to each of these factors.


     The Company competes for government expenditures with equipment manufacturers utilizing other types of detection technologies, including bulk imaging technologies, such as enhanced x-ray and CATSCAN, as well as with manufacturers of other IMS equipment and manufacturers using other trace particle detection technologies, such as gas chromatography and chemiluminescence. Because trace particle detection equipment is used in certain instances to verify detection results obtained by bulk imaging systems, the IONSCAN(R) and other trace particle detection products are often used in conjunction with bulk imaging technologies. As a result of recent government initiatives, the Company anticipates that additional technologies, including improved IMS technologies, will be developed and that new competitors will enter the Company's markets. See "Risk Factors--Dependence on and Effects of Government Regulation and Procurement Policies" and "--Competition."


     In the trace particle detection market, the Company's main competitor is Thermedics, which has greater financial, marketing and other resources than the Company. However, the Company believes that the IONSCAN(R) has certain advantages over Thermedics' instrument, including faster speed of analysis, lower cost, greater portability, lower power consumption and lower weight. Accordingly, the Company believes that it competes effectively with Thermedics and will continue to do so, although no assurance can be given.

     The Company also competes with the use of canines to locate the presence of explosives or drugs. Although canines have a highly developed sense of smell and are able to follow a trail, the Company believes that its IONSCAN(R) instruments are more effective and cost-efficient than canines, because they can operate 24 hours a day, have greater selectivity than canines and can identify the composition of the substance detected.

GOVERNMENT REGULATION

     Although the Company's business is not subject to significant government regulation, government regulation plays a large role in determining the demand for the IONSCAN(R). In the U.S. and most foreign countries, the aviation industry is highly regulated and authorities, such as the FAA in the U.S., have the ability to recommend or mandate use of enhanced explosives detection equipment.

     The FAA is currently developing a certification protocol for trace particle detection equipment. Once the protocol is adopted, the Company believes that only instruments meeting the FAA certification requirements will be approved for use by airlines subject to FAA regulation. Although the final protocol has yet to be adopted, based on early versions of the testing criteria, as well as discussions with representatives of the FAA, the Company believes that the IONSCAN(R) will meet the FAA's certification requirements, although no assurance can be given. The FAA has approved the IONSCAN(R) for screening of electronic carry-on items, such as cellular telephones, tape recorders and laptop computers. See "Risk Factors--Dependence on and Effects of Government Regulation and Procurement Policies."


PRODUCT DEVELOPMENT


     The Company spent $651,000, $1.1 million and $1.4 million, respectively, on research and development activities for the six months ended June 30, 1997 and the years ended December 31, 1996 and 1995, respectively, of which $313,000, $858,000 and $1.1 million, respectively, were funded under various research and development grants and contracts. Substantially all of the Company's research and development activities have related to the development and enhancement of the Company's IONSCAN(R) technology and the development of new IONSCAN(R) products.


     The Company received a development grant from the FAA in October 1996 to develop a document scanner that would scan boarding passes or other passenger documents for the presence of explosives prior to boarding. The Company delivered a prototype of the document scanner to the FAA in December 1996.

     As part of the October 1996 grant, the FAA also funded the development of a prototype token scanner system. The token scanner would sample tokens handled by passengers for the presence of explosives prior to boarding. The Company delivered a prototype of the token scanner to the FAA in the second quarter of 1997.


     The Company received a design grant from the FAA in March 1997 for the design of an automated luggage system that would scan checked baggage for the presence of drugs or explosives. The grant does not require the production of a prototype and no such prototype exists or is being built. However, under the contract, the Company is required to deliver detailed design drawings to the FAA in February 1998.



     In addition to these government funded activities, the Company also engages in internal product development activities. For example, the Company is currently attempting to develop a hand-held version of the IONSCAN(R).


     There can be no assurance that the Company will successfully complete the development of the products described above or that any such products would, if successfully developed, achieve market acceptance or a significant level of sales. See "Risk Factors--Dependence on New Product Development; Technological Advancement."

PATENTS, TRADEMARKS AND PROPRIETARY RIGHTS

     Certain of the technology used in the IONSCAN(R) is licensed by the Company from the Canadian government as described below. While the Company holds patents relating to certain components, systems and techniques used in the IONSCAN(R) and while certain other elements of the IONSCAN(R) are protected by other intellectual property rights, the Company has no comprehensive patent or similar exclusive intellectual property right covering the IONSCAN(R) in its entirety. In addition, the basic technology used in the IONSCAN(R) is not proprietary and is available in the public domain. Accordingly, present and potential competitors could use such basic technology to duplicate the performance of the IONSCAN(R). See "Risk Factors--Limited Proprietary Technology."

     The initial development of the IONSCAN(R) was funded in part by Transport Canada and Revenue Canada. Pursuant to an agreement with the Canadian government, the Company has a worldwide license to use certain unpatented technology developed from such work and pays Revenue Canada a royalty equal to 1.0% of certain IONSCAN(R) sales. The initial term of this license agreement expires on March 31, 1999. However, the Company has entered into an agreement with Revenue Canada, pursuant to which the Company has obtained the right to renew such licensing arrangement on a year-by-year basis for up to ten additional years. Revenue Canada has retained the right to use the technology and to produce products incorporating such technology although, to date, Revenue Canada has not attempted to do so.

     The Company believes that the IONSCAN(R) registered trademark has gained recognition in the markets for the Company's products and is a valuable trademark.

FACILITIES

     The Company does not own any real property and currently conducts its operations at the following leased premises:

                                                       APPROXIMATE
                                                         SQUARE        ANNUAL          LEASE
         LOCATION            DESCRIPTION OF FACILITY     FOOTAGE     LEASE COST     EXPIRATION
--------------------------  -------------------------  -----------   ----------   ---------------
219 South Street..........  Corporate headquarters,        4,910      $ 78,000      March 1998
Murray Hill, New Jersey     sales, customer support
07974                       and assembly

1730 Aimco Boulevard......  Research, manufacturing       28,380      $ 76,000*   September 2005
Mississauga, Ontario,       and assembly, sales,
Canada L4W 1V1              customer support and
                            administrative

Village Fret BAT-3453.....  Sales and customer             2,500      $ 40,000     February 2000
BP 10614-4                  support
Rue du Te
95724, Roissy C.D.G.
France

Unit 3 at Manor Royal.....  Sales and customer             1,560      $ 16,000     February 1998
Crawley, West Sussex        support
England RH10 2QU

----------------------
* Increases to $115,000 on September 1, 2000.


     The Company currently intends to relocate its New Jersey operations to approximately 15,000 square feet of leased space in Warren, New Jersey. Although no lease has been entered into as of the date hereof, the Company anticipates that its rental expense for the new facility will be approximately $140,000 per annum. The Company anticipates relocating to this new facility in the fourth quarter of 1997. Management believes that the new facility will be sufficient to satisfy the Company's U.S. operational needs for the foreseeable future.


EMPLOYEES

     As of June 30, 1997, the Company had 106 full-time and 14 part-time employees, of whom 58 were engaged in manufacturing, 28 were engaged in product development activities and 34 were engaged in sales, service and general administration. Of those engaged in product development, 14 have advanced degrees (including 10 doctorates). None of the Company's employees is represented by any union, and the Company considers its relationships with its employees to be satisfactory.

LITIGATION

     The Company is not a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


     The following table sets forth certain information regarding the Company's executive officers and directors as of August 1, 1997.



                 NAME                AGE                         POSITION
    -------------------------------  ---     ------------------------------------------------
    Stanley S. Binder(1)...........  55      Chairman of the Board, Chief Executive Officer
                                             and President
    John H. Davies(1)..............  60      Executive Vice President and Director, President
                                             and Chief Executive Officer of Barringer
                                             Research Limited ("BRL")
    Richard S. Rosenfeld...........  50      Vice President-Finance, Chief Financial Officer,
                                             Treasurer and Assistant Secretary
    Kenneth S. Wood................  45      Vice President and Secretary, President of
                                             Barringer Instruments, Inc. ("BII")
    John D. Abernathy(1)(2)(3).....  60      Director
    Richard D. Condon(2)...........  62      Director
    John J. Harte(1)(3)............  55      Director
    James C. McGrath(2)(3).........  55      Director


----------------------
(1) Member of Executive Committee.

(2) Member of Audit and Finance Committee.

(3) Member of Executive Compensation Committee.


     Mr. Stanley S. Binder joined the Company in July 1989 and has served as Chairman of the Board since February 1991, Chief Executive Officer since July 1990 and President since July 1989. Mr. Binder also is an independent general partner in the Special Situations Fund III, L.P. ("SSF III"), a substantial investor in the Company. See "Certain Transactions--General." Mr. Binder is chairman of the New Jersey Council of the American Electronics Association and a member of the Board of Directors of the American Electronics Association.



     Mr. John H. Davies joined the Company in October 1967 and has served as Executive Vice President of the Company since January 1992. Mr. Davies has been the President and Chief Executive Officer of BRL since August 1989.


     Mr. Richard S. Rosenfeld, a certified public accountant, joined the Company in January 1992 as Treasurer and Assistant Secretary. Since July 1993, he has been Vice President-Finance and Chief Financial Officer of the Company.

     Mr. Kenneth S. Wood joined the Company in April 1990 as Vice President of Operations of BII. Since January 1992, he has served as Vice President of the Company and the President of BII. He also has served as the Secretary of the Company since March 1993. From July 1978 until April 1990, he was Program Director for Lockheed Electronics, a company engaged in aerospace and defense electronics.

     Mr. John D. Abernathy, has served as a Director of the Company since October 1993. Mr. Abernathy is a certified public accountant. Since January 1995, he has been Executive Director of the law firm of Patton Boggs, LLP. From March 1994 to January 1995, he was an independent financial and management consultant. From March 1991 to March 1994, he was the Managing Director of Summit, Solomon & Feldesman, a law firm in dissolution since March 1993. From July 1983 until June 1990, Mr. Abernathy was Chairman and Chief Executive Partner of BDO Seidman, a public accounting firm. He also is a director of Oakhurst Company, Inc., a distributor of automotive parts and accessories.

     Mr. Richard D. Condon has served as a Director of the Company since February 1992. Since January 1996, Mr. Condon has been a consultant to and director of Amherst Process Instruments, Inc., a scientific instrumentation company. From 1989 until December 1995, Mr. Condon was a consultant to and director of Analytical Technology, Inc., Boston, Massachusetts, a scientific instrumentation company.


     Mr. John J. Harte has served as a Director of the Company since 1986. He was Vice President, Special Projects of the Company from 1991 until January 1997. He is a certified public accountant and, since 1978, has been a Vice President of Mid-Lakes Distributing Inc., a manufacturer and distributor of heating and air conditioning parts and equipment located in Chicago, Illinois.

     Mr. James C. McGrath, has served as a Director of the Company since January 1994. Mr. McGrath is an international security consultant. Since July 1989, he has been President of McGrath International, Inc., a management consulting firm specializing in the security field.

     All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. The Company's Directors are elected by the holders of the Company's Common Stock, Class A Convertible Preferred Stock and Class B Convertible Preferred Stock voting as a single class. There are no family relationships among any of the directors or executive officers.


     Outside directors are entitled to an annual retainer of $2,500 per quarter and a fee of $1,000 for each meeting attended and $500 for each committee meeting attended (unless the committee meeting is held on the same day as a meeting of the Board of Directors). In lieu of the annual retainer, Mr. Harte receives a fee of $2,000 per month for services he renders to the Company, and a fee of $1,000 for each meeting he attends in his capacity as a director. See "Employment Agreements and Compensation Arrangements." Pursuant to the terms of the Company's 1997 Stock Compensation Program (the "Stock Compensation Program"), each director who has not been a full-time employee of the Company or any subsidiary for at least the prior 12 months receives an option to purchase 3,000 shares of Common Stock each year on the earlier of (i) the date of the Company's annual meeting of stockholders, or (ii) June 1. Options granted to such directors under the Stock Compensation Program have an exercise price equal to the fair market value per share as of the date of grant. See "--1997 Stock Compensation Program."



     Under the Company's 1991 Directors Warrant Plan (the "1991 Warrant Plan"), each non-employee director, upon election or appointment to the Board, was offered 3,750 warrants, at $0.40 per warrant, each of which was exercisable within five years to purchase one share of Common Stock at an exercise price determined by the Board at the time the warrants were issued, but not less than the current market price for the shares underlying the warrants. The 1991 Warrant Plan required each such new director to use his or her first quarterly director's fee to pay the purchase price for such warrants. The Board of Directors terminated the 1991 Warrant Plan effective May 1997.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     The Company's Executive Compensation Committee is comprised of Messrs. Abernathy, Harte and McGrath. During the fiscal year ended December 31, 1996, Mr. Harte was also the Vice President, Special Projects, of the Company. Messrs. Abernathy and McGrath were not officers or employees of the Company during fiscal 1996.



     Until November 1996, Mr. Harte was Chairman of the Board of Labco, and Mr. Binder was a Director of Labco. Mr. Binder also served on the compensation committee of Labco's Board of Directors. Except as described herein, no executive officer of the Company and no member of the Compensation Committee is a member of any other business entity that has an executive officer that sits on the Company's Board or on the Executive Compensation Committee. In January 1996, Mr. Binder received an option to purchase 10,000 shares of Labco common stock at an exercise price equal to the fair market value of the Labco common stock on the date of grant. For certain other transactions between Labco and the Company, see "Certain Transactions--Sale of Subsidiary."

EXECUTIVE COMPENSATION

     The following table sets forth certain compensation paid to the President and Chief Executive Officer and each other executive officer of the Company whose total annual salary and bonus for the year ended December 31, 1996 exceeded $100,000 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE


                                                                              LONG-TERM COMPENSATION
                                           ANNUAL COMPENSATION          -----------------------------------
                                    ---------------------------------   RESTRICTED    SECURITIES               ALL OTHER
    NAME AND PRINCIPAL     FISCAL    SALARY     BONUS    OTHER ANNUAL     STOCK       UNDERLYING     LTIP     COMPENSATION
         POSITION           YEAR      ($)        ($)     COMPENSATION    AWARD(S)    OPTIONS/SARS   PAYOUTS      ($)(1)
-------------------------- ------   --------   -------   ------------   ----------   ------------   -------   ------------
Stanley S. Binder.........  1996    $171,491   $63,000           --           --        55,000          --       $2,925
  President and Chief       1995     171,491        --           --           --        45,000          --        5,940
  Executive Officer         1994     167,757        --           --           --            --          --        5,940
John H. Davies............  1996     125,275*   43,200*          --           --        38,250          --       $6,317*
  Executive Vice President  1995     125,775*       --     $ 12,149*(2)       --        31,250          --        6,317*
  of the Company            1994     120,582*       --           --           --            --          --        5,741*
Kenneth S. Wood...........  1996     111,815    39,600           --           --        33,750          --       $2,199
  President of Barringer    1995     111,815        --           --           --        26,250          --        2,283
  Instruments, Inc.         1994     109,751        --           --           --            --          --        2,436
Richard S. Rosenfeld......  1996      96,000    34,200           --           --        27,500          --       $1,872
  Vice President-Finance,   1995      96,000        --           --           --        22,500          --        4,410
  Chief Financial Officer   1994      90,400        --           --           --            --          --        4,545


----------------------
 * Amounts converted to U.S. dollars at the average exchange rate for such year.

(1) Represents amounts contributed by the Company pursuant to the Company's tax-qualified 401(k) deferred compensation plan ("401(k) Plan"). In 1996, the 401(k) Plan provided that the Company would make matching contributions to the participants in the 401(k) Plan equal to 100% of the first 2.0% of a participant's salary contributed and 50.0% of the next 5.0% of a participant's salary contributed, which contributions vested proportionately over a five-year period, commencing at the end of the participant's first year with the Company.

(2) The other annual compensation for Mr. John Davies represented the payment of previously accrued and unpaid vacation pay.

OPTION GRANTS

     The following table summarizes certain information relating to the grant of options to purchase Common Stock to each of the Named Executive Officers:

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR(1)

                                                  NUMBER OF     PERCENT OF TOTAL
                                                  SECURITIES      OPTIONS/SARS
                                                  UNDERLYING       GRANTED TO
                                                 OPTIONS/SARS     EMPLOYEES IN       EXERCISE OR
                     NAME                        GRANTED(#)(2)   FISCAL YEAR(3)    BASE PRICE($/SH)
-----------------------------------------------  ------------   ----------------   ----------------
Stanley S. Binder..............................     55,000            21.7%             $ 1.00
John H. Davies.................................     38,250            15.1                1.00
Kenneth S. Wood................................     33,750            13.3                1.00
Richard S. Rosenfeld...........................     27,500            10.9                1.00

----------------------
(1) The Company did not grant stock appreciation rights in 1996.

(2) The stock options expire on April 25, 2001. Twenty-five percent of each option grant is exercisable immediately, 50.0% is exercisable after the first year, 75.0% is exercisable after the second year and 100% is exercisable after the third year.

(3) Options covering a total of 253,000 shares of Common Stock were granted in 1996.

OPTIONS EXERCISED IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES



     The following table sets forth information with respect to the Named Executive Officers concerning the exercise of stock options during 1996 and unexercised options held by such Named Executive Officers as of December 31, 1996.


                    AGGREGATED OPTION EXERCISES IN 1996 AND
                         FISCAL YEAR-END OPTION VALUES


                                                      NUMBER OF UNEXERCISED
                                                      SECURITIES UNDERLYING        VALUE OF UNEXERCISED
                                                           OPTIONS/SARS            IN-THE-MONEY OPTIONS
                           SHARES                         AT YEAR-END(#)            AT YEAR-END($)(1)
                          ACQUIRED        VALUE     --------------------------  --------------------------
         NAME          ON EXERCISE(#)  REALIZED($)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
---------------------- --------------  -----------  -----------  -------------  -----------  -------------
Stanley S. Binder.....       --            --          31,750        68,250      $ 216,156     $ 476,344
John H. Davies........       --            --          22,062        47,438        150,208       331,105
Kenneth S. Wood.......       --            --          33,937        41,063        129,161       287,089
Richard S.
  Rosenfeld...........       --            --          22,125        34,125        108,078       238,172


----------------------
(1) Based on a closing bid price of $8.375 per share for the Common Stock as of December 31, 1996.


     BRL maintained a defined benefit pension plan for its Canadian employees that was terminated on December 31, 1993. Mr. Davies was a participant in that plan. His projected annual benefit at age 65 has been set at approximately $54,000, which amount may be subject to change only in response to changes in the Canadian pension regulatory scheme.


STOCK OPTION PLANS

    1990 Option Plan

     The Company maintained an option plan (the "1990 Option Plan") pursuant to which the Company was authorized to grant options covering a total of 100,000 shares of Common Stock. As of December 31, 1996, options covering a total of 23,750 shares of Common Stock were outstanding thereunder and no further options could be granted thereunder. All of such options expired in January 1997.

    1997 Stock Compensation Program

     In May 1997, the Company adopted the Stock Compensation Program in order to promote the interests of the Company, its direct and indirect present and future subsidiaries and its stockholders by providing eligible persons with the opportunity to acquire an ownership interest, or to increase their ownership interest, in the Company as an incentive to remain in the service of the Company. The Stock Compensation Program authorizes the granting of incentive stock options, non-qualified stock options, stock appreciation rights, performance shares and stock bonus awards to employees and consultants of the Company and its subsidiaries, including those employees serving as officers or directors of the Company (the "Employee Plans"). The Stock Compensation Program also authorizes automatic option grants to directors who are not otherwise employed by the Company (the "Independent Director Plan"). In connection with the Stock Compensation Program, 600,000 shares of Common Stock are reserved for issuance, of which up to 500,000 shares may be issued under the Employee Plans and up to 100,000 shares may be issued under the Independent Director Plan. The Stock Compensation Program is administered by the Executive Compensation Committee of the Board of Directors.

     Options and awards granted under the Stock Compensation Program may have an exercise or payment price as established by the Executive Compensation Committee; provided that the exercise price of incentive stock options granted under the Employee Plans may not be less than the fair market value of the underlying shares on the date of grant. Options granted under the Independent Director Plan must have an exercise price equal to the fair market value of the underlying shares on the date of grant.

     Unless otherwise provided at the date of grant, no option or award may vest within one year of the date of grant and no option or award may be exercised more than 10 years from the date of grant. Options granted under the Independent Director Plan vest one year following the date of grant and expire if not exercised on or before the fifth anniversary thereof. Unless otherwise specified by the Executive Compensation Committee, options and awards (other than pursuant to the Independent Director Plan) vest in four equal installments on the first, second, third and fourth anniversaries of the date of grant. Vesting of any option or award granted under the Stock Compensation Program may be accelerated in certain circumstances, including upon the occurrence of a "Change in Control Event" (as defined in the Stock Compensation Program).


     Options and awards granted under the Stock Compensation Program are nontransferable, except by will or by the laws of descent and distribution. However, the Executive Compensation Committee may permit the recipient of a non-incentive stock option granted under the Employee Plans and options granted under the Independent Director Plan to transfer the option to a family member or a trust created for the benefit of family members. During the lifetime of a participant, an option may be exercised only by the participant or a permitted transferee. In the event that a participant's employment or service terminates as a result of death, all vested awards will be paid to the participant's estate by the Company and the participant's estate or any permitted transferee will have the right to exercise vested options for a period ending on the earlier of the expiration dates of such options or one year from the date of death. If the participant's employment or service terminates as a result of retirement or a "disability" (as set forth in the Stock Compensation Program), all vested awards will be paid to the participant by the Company and the participant or any permitted transferee will have the right to exercise vested options for a period ending on the earlier of the expiration dates of such options or one year from the date of termination. If the participant's employment or service terminates for cause, all options and awards will automatically expire upon termination. If the participant's employment or service terminates other than as a result of death, disability, retirement or termination for cause, the participant will have the right to collect all vested awards immediately and the participant or any permitted transferee will have the right to exercise vested options for a period ending on the earlier of the expiration dates of such options or awards or 30 days from the date of termination, subject to extension at the discretion of the Administrator, or three months from the date of termination in the case of options granted pursuant to the Independent Director Plan. In all cases, any unvested options or awards will terminate as of the date of termination of employment or service.


     The Stock Compensation Program will terminate on February 28, 2007, unless earlier terminated by the Board of Directors. No options or awards may be granted under the Stock Compensation Program after its termination; however, termination of the Stock Compensation Program will not affect the status of any option or award outstanding on the date of termination.


     Incentive stock options exercisable for an aggregate of 135,500 shares of Common Stock have been granted to date under the Employee Plans. These options expire 10 years after the date of grant and have an exercise price, subject to adjustment, of $9.375 per share. Such options are exercisable annually in 25% increments beginning with the first anniversary of the date of grant. In addition, pursuant to the terms of the Independent Director Plan, options exercisable for an aggregate of 12,000 shares were granted to the Company's independent directors. These options become exercisable one year from the date of grant, expire five years from the date of grant and have an exercise price, subject to adjustment, of $13.875 per share.


    Exercise Program

     In connection with the options granted by the Company to its employees, the Board of Directors has approved a stock option exercise program (the "Exercise Program"). The Exercise Program permits all employees of the Company and its subsidiaries who are granted stock options (pursuant to either qualified or non-qualified plans) to finance the exercise of such options by causing the Company to issue the shares underlying such options upon receipt by the Company from the employee of a full-recourse demand note evidencing indebtedness to the Company in an amount equal to the exercise price. Such loans, which are secured by the underlying shares of Common Stock, are interest-free for one year from the date on which the employee exercises his or her option, after which interest accrues at the prime rate, which rate is changed monthly. The loans are repaid with a portion of the proceeds from the sale of the Common Stock to be received by the employees upon the exercise of their options.

     Pursuant to the Exercise Program, on April 21, 1994, Mr. Binder and Mr. Wood exercised options to purchase 37,500 shares of Common Stock and 10,000 shares of Common Stock, respectively, in exchange for which Mr. Binder and Mr. Wood executed notes payable to the Company in the amount of $203,000, and $71,600, respectively. In 1995, for the period in which no interest accrued to the Company (from January 1, 1995 through April 21, 1995), Mr. Binder and Mr. Wood received benefits of $5,469 and $1,929, respectively, under the Exercise Program, representing interest otherwise payable on such notes.

EMPLOYMENT AGREEMENTS AND COMPENSATION ARRANGEMENTS


     The Company has entered into an Employment Agreement with Mr. Binder, the President and Chief Executive Officer of the Company (the "Employment Agreement"), pursuant to which Mr. Binder receives $171,000 annually as compensation, subject to increases equal to percentage increases in the Consumer Price Index as well as increases authorized by the Executive Compensation Committee. The Employment Agreement provides that it will be automatically renewed each year, unless either party gives the other six months' prior written notice of non-renewal. In addition, under the Employment Agreement Mr. Binder received an option to purchase 25,000 shares of Common Stock at an exercise price of $4.00 per share, which approximated market value at the time of grant. In addition, Mr. Binder received a non-qualified option to purchase 25,000 shares of Common Stock at an exercise price of $8.00 per share, subject to anti-dilution provisions, which option became exercisable immediately as to all shares subject thereto. Such non-qualified option has been exercised by Mr. Binder, pursuant to the Stock Option Exercise Program. See "Certain Transactions."


     The Company has entered into employment agreements with Messrs. Wood and Rosenfeld which run for a term of one year from November 1, 1996, subject to automatic renewal unless either the employee or the Company gives the other party to the employment agreement 90 days' prior written notice of non-renewal. Pursuant to the employment agreements, Messrs. Wood and Rosenfeld receive annual base salaries of $111,815 and $96,000, respectively, subject to periodic increases at the discretion of the Board of Directors, and are entitled to participate in any cash bonus plan maintained by the Company. Both of the employment agreements provide, among other things, that, in the event of a termination of employment by the Company without cause, or a termination by the employee in certain circumstances following a "change in control" of the Company, the employee will be entitled to receive certain severance benefits (payable in equal monthly installments) determined on a formula basis. Both of the employment agreements also contain certain confidentiality and non-competition provisions which continue in effect following the termination of the employee's employment by the Company.

     The Company has entered into a Consulting Agreement with Mr. Harte (the "Consulting Agreement") pursuant to which Mr. Harte receives $2,000 per month as compensation. The Consulting Agreement provides that it will be automatically renewed each year, unless either party gives the other six months' prior written notice of non-renewal. In addition, under the Consulting Agreement, Mr. Harte is entitled to participate in any grant of stock options to outside board members.

INDEMNIFICATION OF THE DIRECTORS AND OFFICERS

     The Certificate of Incorporation and the Company's by-laws, as amended ("By-laws"), provide that the Company shall, to the fullest extent permitted by law, indemnify each person (including the heirs, executors, administrators and other personal representatives of such person) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with any threatened, pending or actual suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he or she is or was a director or officer of the Company or is serving any other incorporated or unincorporated enterprise in any of such capacities at the request of the Company. Such provisions may provide indemnification to the officers and directors of the Company for liability under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                              CERTAIN TRANSACTIONS

GENERAL


     In May 1995, the Company sold to SSF III, which is controlled by Mr. Marxe and of which Mr. Binder is an independent general partner with approximately a 0.01% interest in such partnership, and to the Special Situations Cayman Fund, LP, an affiliate of SSF III (collectively, with SSF III, "SSF"), an aggregate of 125 units at a purchase price of $6,000 per unit for an aggregate purchase price of $750,000. Each unit consisted of 2,500 shares of Common Stock and a five-year warrant to purchase 2,500 shares of Common Stock at $1.96 per share, subject to certain anti-dilution provisions. As an inducement to enter into the transaction and in lieu of a transaction fee, the Company also issued to SSF warrants, exercisable for three years, to purchase an aggregate of 37,500 shares of Common Stock at $1.96 per share, subject to certain anti-dilution provisions. In addition, in June 1995, the Company sold 22 units to certain officers and directors of the Company for an aggregate purchase price of $132,000. Such units were identical to those sold to SSF.


     For a description of certain transactions between Labco and the Company, see "--Sale of Subsidiary" and "Management--Compensation Committee Interlocks and Insider Participation."

     In July 1996, the Company sold to SSF $450,000 in principal amount of the Company's 6% Subordinated Convertible Debentures due 1997 (the "Debentures"). The Debentures bore interest at the rate of 6.0% per annum, were convertible into shares of Common Stock at a conversion rate of $2.75 and, pursuant to their terms, matured 30 days after the consummation of the Company's November 1996 public offering, unless converted prior thereto. Certain officers and directors of the Company purchased an additional $100,000 in aggregate principal amount of the Debentures. All of the Debentures were converted into shares of Common Stock in December 1996.

     Mr. Abernathy is currently the Executive Director of Patton Boggs, LLP, a Washington, D.C. law firm. During 1996, the Company retained Patton Boggs, LLP to represent the Company in various matters and has retained such firm in 1997.

SALE OF SUBSIDIARY


     Prior to December 1995, the Company controlled Labco, a publicly traded company that provides comprehensive laboratory-based analytical and consulting services in the United States and Mexico, including environmental monitoring and geochemical analysis for the hydrocarbon and mineral exploration industries. In order to focus its resources on its core business and to increase working capital, in December 1995 the Company entered into a Stock Purchase Agreement with Labco (the "Stock Purchase Agreement") pursuant to which the Company sold back to Labco 647,238 shares of Labco's common stock for an aggregate purchase price of $809,000. The purchase price consisted of the cancellation of all inter-company obligations and $300,000 in cash. After giving effect to the sale, the Company continued to own 437,475 shares of Labco's common stock. However, under the terms of the Stock Purchase Agreement, Labco retained an additional 88,260 shares of Labco common stock owned by the Company (the "Retained Shares"), subject to the return of the Retained Shares to the Company upon Labco meeting certain pre-tax earnings goals for 1996. The Company also agreed to terminate all voting arrangements allowing it to vote shares of Labco common stock not owned by it and agreed for a period of 24 months not to enter into any such voting arrangements. See Note 2 of the Notes to Consolidated Financial Statements.


     In October 1996, the Company and Labco entered into a Termination Agreement (the "Termination Agreement") pursuant to which Labco agreed to waive its right of first refusal with respect to, and to terminate the other restrictions on, the transfer of the Company's remaining Labco shares. The Company agreed that, for a period of three months from the date of the Termination Agreement, it would sell such shares at a price of at least $1.6875 per share (the "Target Price") in a distribution in which it would not knowingly sell more than 75,000 shares to any one purchaser or group of related purchasers. Under the Termination Agreement, for such three-month period, the Company agreed to sell its Labco shares as provided above upon receipt of an offer to acquire such shares at a price per share at least equal to the Target Price. The restrictions described above also applied to any shares of Labco common stock issuable to the Company upon the exercise of certain warrants held by the Company. Labco registered the Company's Labco shares for resale pursuant to the Securities Act to facilitate such sales.

     In the Termination Agreement, the Company also agreed to surrender to Labco the Retained Shares and to terminate all remaining inter-company arrangements. In addition, upon the disposition by the Company of at least 250,000 of its shares of Labco common stock, Messrs. Binder and Harte agreed to resign their positions with Labco.

     As of December 31, 1996, the Company had sold its entire interest in Labco and, pursuant to the terms of the Termination Agreement, Messrs. Binder and Harte had resigned their respective positions with Labco.

                       PRINCIPAL AND SELLING STOCKHOLDERS


     The following table sets forth, as of August 1, 1997, the number of shares of Class A Convertible Preferred Stock, Class B Convertible Preferred Stock and Common Stock owned by each Named Executive Officer, each director and all directors and executive officers as a group and any persons (including any "group" as used in Section 13(d)(3) of the Exchange Act) known by the Company to own beneficially 5% or more of such securities. As of August 1, 1997, there were 5,475,179 shares of Common Stock, 45,146 shares of Class A Convertible Preferred Stock and 22,500 shares of Class B Convertible Preferred Stock issued and outstanding. As of that date, none of the executive officers and directors of the Company owned shares of the Company's Class A Convertible Preferred Stock or Class B Convertible Preferred Stock. The business address for all of the executive officers and directors of the Company is 219 South Street, Murray Hill, New Jersey 07974.



                              BENEFICIAL       BENEFICIAL
                               OWNERSHIP        OWNERSHIP     BENEFICIAL OWNERSHIP                BENEFICIAL
                              OF CLASS A       OF CLASS B       OF COMMON STOCK     SHARES         OWNERSHIP
                              CONVERTIBLE      CONVERTIBLE          PRIOR TO         BEING      OF COMMON STOCK
                            PREFERRED STOCK  PREFERRED STOCK     OFFERING(1)(2)     OFFERED(3) AFTER OFFERING(1)(3)
                            ---------------  ---------------  --------------------  -------  ---------------------
                            NUMBER  PERCENT  NUMBER  PERCENT   NUMBER      PERCENT  NUMBER    NUMBER       PERCENT
                              OF      OF       OF      OF        OF          OF       OF        OF           OF
           NAME             SHARES   CLASS   SHARES   CLASS    SHARES       CLASS   SHARES    SHARES        CLASS
--------------------------- ------  -------  ------  -------  ---------    -------  -------  ---------     -------
Stanley S. Binder(4).......    --               --       --     133,136       2.4%  33,355      99,781        1.3%
John H. Davies(5)..........    --               --       --     109,107       2.0   10,000      99,107        1.3
Ludo R. Daubner(6).........    --               --       --      16,063         *    5,000      11,063          *
John J. Harte(7)...........    --               --       --      49,600         *    7,500      42,100          *
Richard D. Condon(8).......    --               --       --      22,000         *        0      22,000          *
John D. Abernathy(9).......    --               --       --      24,704         *    7,500      17,204          *
David Martinak(10).........    --               --       --       4,895         *    3,645       1,250          *
James C. McGrath(11).......    --               --       --      20,750         *        0      20,750          *
Kenneth S. Wood(12)........    --               --       --      46,261         *   10,000      36,261          *
Richard S. Rosenfeld(13)...    --               --       --      41,286         *    5,000      36,286          *
All directors and executive
  officers as a group
  consisting of ten (10)
  persons..................    --               --       --     467,802       8.2   82,000     385,802        4.9
Austin W. Marxe(14)........    --               --       --   1,026,822      18.0        0   1,026,822       12.8
153 E. 53rd St.
NY, NY 10022
Perkins Capital Management,
  Inc.(15) ................    --               --       --     721,159      13.5        0     721,159        9.4
708 East Lake Street
Wayzata, MN 55391
Ronald and Kathleen
  Hanna.................... 21,549   47.7%      --       --       7,795         *        0       7,795          *
135 South Horizon Circle
Prescott, AZ 86303
Max Gerber.................    --            12,500   55.6%       4,447         *        0       4,447          *
26 Broadway
New York, NY 10004-1776
Paul Spitzberg.............    --            10,000    44.4       3,558         *        0       3,558          *
16 Whiteowl Road
Tenafly, NJ 07670


----------------------
  *  Less than 1%

 (1) Assumes the exercise of all outstanding warrants for Common Stock, the conversion of each outstanding share of Class A Convertible Preferred Stock and Class B Convertible Preferred Stock into Common Stock and the exercise of all options exercisable within 60 days of August 1, 1997 for each person or entity.

 (2) Certain amounts shown are subject to adjustment in certain circumstances.

 (3) Assumes the exercise of the Underwriters' over-allotment option in full.



 (4) Includes 54,500 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of August 1, 1997 and 12,500 shares of Common Stock issuable upon exercise of warrants owned by Mr. Binder. Excludes shares of Common Stock beneficially owned by SSF III of which Mr. Binder is an independent general partner. Mr. Binder disclaims any beneficial interest in such shares.



 (5) Includes 37,875 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of August 1, 1997 and 12,500 shares of Common Stock issuable upon the exercise of warrants owned by Mr. Davies.



 (6) Mr. Daubner is a Vice President of BRL. Includes 6,200 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of August 1, 1997. Also includes 1,000 shares of Common Stock owned by Mr. Daubner's spouse.



 (7) Includes 12,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of August 1, 1997.



 (8) Includes 12,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of August 1, 1997 and 5,000 shares of Common Stock issuable upon the exercise of warrants owned by Mr. Condon.



 (9) Includes 12,000 shares of Common Stock issuable upon the exercise of options exercisable with 60 days of August 1, 1997 and 6,250 shares of Common Stock issuable upon the exercise of warrants owned by Mr. Abernathy.



(10) Mr. Martinak is the Vice President, Sales of BRL. Includes 1,250 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of August 1, 1997.



(11) Includes 12,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of August 1, 1997 and 3,750 shares of Common Stock issuable upon the exercise of warrants owned by Mr. McGrath.



(12) Includes 32,625 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of August 1, 1997.



(13) Includes 27,250 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of August 1, 1997 and 5,000 shares of Common Stock issuable upon the exercise of warrants owned by Mr. Rosenfeld. Also includes 3,636 shares of Common Stock owned by Mr. Rosenfeld as custodian for a minor child.



(14) Includes (i) 502,580 shares of Common Stock and 256,667 shares of Common Stock issuable upon the exercise of warrants owned by SSF III, and (ii) 174,242 shares of Common Stock and 93,333 shares of Common Stock issuable upon the exercise of warrants owned by Special Situations Cayman Fund, L.P. (the "Cayman Fund"). AWM Investment Company, Inc. ("AWM") is the sole general partner of the Cayman Fund and the sole general partner of MGP Advisors Limited ("MGP"), a general partner of SSF III. Mr. Marxe is the President and Chief Executive Officer of AWM and the principal limited partner of MGP. Accordingly, Mr. Marxe may be deemed to be the beneficial owner of all of the shares of Common Stock held by SSF III and the Cayman Fund. Mr. Binder is an independent general partner of SSF III. Mr. Binder disclaims beneficial ownership of all shares held by SSF III.



(15) Consists of 421,159 shares of Common Stock owned by clients of Perkins Capital Management, Inc. ("Perkins Capital") and 300,000 shares of Common Stock held by The Perkins Opportunity Fund (the "Perkins Fund"), for which Perkins Capital acts as investment adviser. Perkins Capital disclaims any beneficial interest in the shares of Common Stock held by the Perkins Fund.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The following is a brief summary of certain provisions of the capital stock of the Company. Such summary does not purport to be complete and is qualified in all respects by reference to the actual text of the Certificate of Incorporation, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.


     The Company's authorized capital stock consists of 20,000,000 shares of Common Stock, par value $0.01 per share, 1,000,000 shares of Convertible Preferred Stock, par value $1.25 per share, and 4,000,000 shares of Preferred Stock, par value $2.00 per share, of which 270,000 shares are designated as Class A Convertible Preferred Stock and 730,000 shares are designated as Class B Convertible Preferred Stock. As of August 1, 1997, the Company had outstanding 5,475,179 shares of Common Stock, no shares of Convertible Preferred Stock, 45,146 shares of Class A Convertible Preferred Stock and 22,500 shares of Class B Convertible Preferred Stock. The Company currently intends to redeem the outstanding shares of Class A Convertible Preferred Stock and Class B Convertible Preferred Stock as soon as permitted under the terms thereof. Upon completion of this Offering, the Company will have outstanding 7,475,179 shares of Common Stock (7,693,179 shares if the Underwriters' over-allotment option is exercised in full). In addition, the Company will have 1,502,899 shares of Common Stock reserved for issuance pursuant to options, warrants and convertible securities outstanding as of August 1, 1997. See "Shares Eligible For Future Sale." As of August 1, 1997, there were approximately 1,000 record holders of Common Stock.


COMMON STOCK

     The holders of shares of Common Stock are entitled to one vote for each share on all matters on which the holders of Common Stock are entitled to vote. Subject to the rights of the outstanding shares of Convertible Preferred Stock and Preferred Stock, the holders of the Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. Holders of Common Stock are entitled to share ratably in the net assets of the Company upon liquidation or dissolution after payment or provision for all liabilities and the preferential liquidation rights of the Convertible Preferred Stock and Preferred Stock then outstanding. The holders of Common Stock have no pre-emptive rights to purchase any shares of any class of stock of the Company. All outstanding shares of Common Stock are, and the shares of Common Stock to be issued by the Company pursuant to the Offering will be, upon payment therefor, fully paid and non-assessable.

PREFERRED STOCK

     The Preferred Stock may be issued from time to time in one or more classes or series, and the Board of Directors is authorized, subject to any limitations prescribed by Delaware law, to fix the rights, preferences and privileges of the shares and the qualifications, limitations or restrictions thereon, the number of shares constituting such class or series and the designation thereof, without any further vote or action by the stockholders. Unless the designations establishing a particular series of Preferred Stock provide that the shares of such series of Preferred Stock rank junior to the Convertible Preferred Stock, all outstanding shares of Preferred Stock will rank pari passu with the Convertible Preferred Stock.

     One of the effects of undesignated Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. Depending upon the rights of such Preferred Stock, the issuance of additional Preferred Stock could adversely affect the holders of Common Stock. For example, Preferred Stock issued by the Company may rank senior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Common Stock at a premium or may otherwise adversely affect the market price of the Common Stock.

     The Board of Directors has designated two series of Preferred Stock, the Class A Convertible Preferred Stock and the Class B Convertible Preferred Stock. As indicated above, the Company currently intends to redeem the outstanding shares of Class A Convertible Preferred Stock and Class B Convertible Preferred Stock as soon as permitted under the terms thereof. Based on the recent trading history for the Common Stock, the Company anticipates that it will be permitted to redeem the outstanding shares of Class A Convertible Preferred Stock and Class B Convertible Preferred Stock on or about September 18, 1997.

     Class A Convertible Preferred Stock

     Holders of Class A Convertible Preferred Stock are entitled to receive or have set apart for payment, when and as declared by the Board of Directors, cumulative dividends at an annual rate of $0.16 per share, payable semi-annually in cash or shares of Common Stock at the Company's option. Holders of shares of Class A Convertible Preferred Stock are entitled to convert each share of Class A Convertible Preferred Stock into 0.361745 of a share of Common Stock. The number of shares of Common Stock into which each share of Class A Convertible Preferred Stock is convertible is subject to adjustment in certain events. The Class A Convertible Preferred Stock is redeemable any time, at the Company's option, after the closing price of the Common Stock has been $12.00 or more for 90 consecutive trading days, in whole or in part, at $2.00 per share, plus accrued dividends. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, holders of Class A Convertible Preferred Stock will be entitled to a liquidation preference of $2.00 per share plus accrued dividends. Holders of Class A Convertible Preferred Stock are entitled to vote on all matters on which the holders of shares of Common Stock are entitled to vote, vote together with the holders of the Common Stock the Convertible Preferred Stock and the Class B Convertible Preferred Stock as a single class, and in such circumstances will be entitled to that number of votes which is equal to the number of shares of Common Stock into which each share of Class A Convertible Preferred Stock held by such holder is then convertible. Holders of Class A Convertible Preferred Stock also are entitled to vote as a class in certain limited circumstances.

     Class B Convertible Preferred Stock


     Holders of Class B Convertible Preferred Stock are entitled to receive or have set apart for payment, when and as declared by the Board of Directors, cumulative dividends at an annual rate of $0.16 per share, payable semi-annually in cash or shares of Common Stock at the Company's option. Holders of shares of Class B Convertible Preferred Stock are entitled to convert each share of Class B Convertible Preferred Stock at any time after the date of issuance thereof, into 0.355839 of a share of Common Stock. The number of shares of Common Stock into which each share of Class B Convertible Preferred Stock is convertible is subject to adjustment in certain events. The Class B Convertible Preferred Stock is redeemable any time, at the Company's option, after the closing price of the Common Stock has been $12.00 or more for 90 consecutive trading days, in whole or in part, at $2.00 per share, plus accrued dividends. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, holders of Class B Convertible Preferred Stock will be entitled to a liquidation preference of $2.00 per share, plus accrued dividends. Holders of Class B Convertible Preferred Stock are entitled to vote on all matters on which the holders of Common Stock are entitled to vote, vote together with the holders of Common Stock, the Convertible Preferred Stock and the Class A Convertible Preferred Stock as a single class, and in such circumstances will be entitled to that number of votes which is equal to the number of shares of Common Stock into which each share of Class B Convertible Preferred Stock held by such holder is then convertible. Holders of Class B Convertible Preferred Stock also are entitled to vote as a class in certain limited circumstances.

CONVERTIBLE PREFERRED STOCK


     No Convertible Preferred Stock is currently issued or outstanding, and the Company has no current plan to issue any shares of Convertible Preferred Stock. Holders of Convertible Preferred Stock, when and if issued, will be entitled to receive or have set apart for payment, when and as declared by the Board of Directors, cumulative dividends at an annual rate of $.10 per share, payable semi-annually in Common Stock. Holders of shares of Convertible Preferred Stock will be entitled to convert each share of Convertible Preferred Stock at any time prior to the fourth anniversary of the date of issuance thereof, into one share of Common Stock. The Company will be entitled to force a conversion of the Convertible Preferred Stock, but not with respect to less than all of the outstanding shares, upon the occurrence of certain events. The number of shares of Common Stock into which each share of Convertible Preferred Stock is convertible is subject to adjustment in certain events. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, holders of Convertible Preferred Stock will be entitled to a liquidation preference of $1.25 per share. Holders of Convertible Preferred Stock will be entitled to vote on all matters on which the holders of Common Stock vote, vote together with the Common Stock, the Class A Convertible Preferred Stock and the Class B Convertible Preferred Stock as a single class, and in such circumstances will be entitled to that number of votes which is equal to the number of shares of Common Stock into which each share of Convertible Preferred Stock held by such holder is then convertible. Holders of Convertible Preferred Stock will also be entitled to vote as a class in certain circumstances including, a merger, consolidation, a sale of substantially all of the Company's assets and the adoption of stock option or other incentive plans.


CERTAIN CHARTER PROVISIONS

     The Certificate of Incorporation contains provisions which require the favorable vote by the holders of not less than 80.0% of the outstanding shares of Common Stock for the approval of any merger, consolidation or other combination with, or sale, lease or exchange of all or substantially all of the assets of the Company to, another entity holding more than 10.0% of the Company's outstanding voting equity securities or any affiliate of such entity. These provisions could discourage potential acquisition proposals, delay or prevent a change in control of the Company and limit the price that certain investors might be willing to pay in the future for shares of the Common Stock.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     Section 203 of the Delaware General Corporation Law generally restricts a corporation from entering into certain business combinations with an interested stockholder (defined as any person or entity that is the beneficial owner of at least 15.0% of a corporation's voting stock) or its affiliates for a period of three years after the date of the transaction in which the person became an interested stockholder unless (i) the transaction is approved by the board of directors of the corporation prior to such business combination, (ii) the interested stockholder acquires 85.0% of the corporation's voting stock in the same transaction in which it exceeds 15.0%, or (iii) the business combination is approved by the board of directors and by a vote of two-thirds of the outstanding voting stock not owned by the interested stockholder. The Delaware General Corporation Law provides that a corporation may elect not to be governed by Section 203. At present, the Company does not intend to make such an election. Section 203 may render more difficult a change in control of the Company or the removal of incumbent management.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company, New York, New York.

COMMON STOCK PURCHASE WARRANTS

     In connection with its November 1996 public offering, the Company issued an aggregate of 1,437,500 Common Stock Purchase Warrants (the "Warrants"). Each Warrant entitles the registered holder thereof to purchase one-quarter of a share of Common Stock at an exercise price of $9.847 per share prior to November 12, 1999, subject to adjustment in certain circumstances. The Warrants are subject to redemption by the Company, at $0.25 per Warrant (subject to adjustment under certain circumstances), upon not less than 30 days' prior written notice, if the bid price of the Common Stock as reported by Nasdaq averages in excess of 200% of the exercise price of the Warrants for a period of 30 days ending within 15 days of the redemption notice date. The Company may, in its sole discretion, lower the exercise price of the Warrants for a period of not less than 30 days on not less than 30 days' prior written notice. Except as described above, modification of the number of securities purchasable upon the exercise of any Warrant, the exercise price and the expiration date with respect to any Warrant or any other modification to the Warrants requires the consent of the holders of two-thirds of the outstanding Warrants.


     In connection with the November 1996 public offering, the Company sold to Janney, Montgomery Scott, Inc. Underwriter's Warrants (the "Underwriter's Warrants") to purchase from the Company 125,000 shares of Common Stock at an exercise price of $10.276 per share and 125,000 Warrants at an exercise price of $0.06 per Warrant. The Underwriter's Warrants are exercisable with respect to the Common Stock for a period of four years commencing November 12, 1997 and with respect to the Warrants for a period of two years commencing November 12, 1997.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this Offering, based on shares outstanding as of August 1, 1997, the Company will have outstanding approximately 7,475,179 shares of Common Stock assuming no exercise or conversion of options, warrants and convertible securities after August 1, 1997. All of the outstanding shares, including the 2,000,000 shares offered hereby (2,218,000 shares if the Underwriters' over-allotment option is exercised in full), will be freely tradable without restriction or further registration under the Securities Act, unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. An additional 1,502,899 shares of Common Stock are issuable upon the conversion or exercise of stock options, warrants and convertible securities outstanding as of August 1, 1997, 1,346,649 of which have been registered for resale by the holders thereof and are, therefore, freely tradable and the balance of which are subject to registration rights pursuant to which the holders thereof can cause the Company to effect the registration of such shares for resale.



     The holders of an aggregate of 770,297 shares of Common Stock (including 555,250 shares issuable upon the exercise or conversion of outstanding options, warrants and convertible securities), have agreed with the Underwriters not to offer or sell, directly or indirectly, or otherwise reduce their risk in, any securities of the Company, other than pursuant to the exercise of the Underwriters' over-allotment option, for a period of 90 days after the date of this Prospectus, subject to certain exceptions, without the prior written consent of Robertson, Stephens & Company. Following the lock-up period, all of the shares subject to the lock-up agreements will be available for immediate sale.


     Sales of substantial amounts of such shares in the public market, or the perception that such sales might occur, could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities. See "Risk Factors--Shares Eligible for Future Sale."

                                  UNDERWRITING

     The Underwriters named below, acting through their representatives, Robertson, Stephens & Company LLC and Pacific Growth Equities, Inc. (the "Representatives"), have severally agreed with the Company, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company the numbers of shares of Common Stock set forth opposite their names below. The Underwriters are committed to purchase and pay for all such shares if any are purchased.

                                                                                   NUMBER OF
                                   UNDERWRITER                                      SHARES
---------------------------------------------------------------------------------  ---------
Robertson Stephens & Company LLC.................................................
Pacific Growth Equities, Inc. ...................................................
                                                                                   ---------
    Total........................................................................  2,000,000
                                                                                   =========

     The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at
such price less a concession of not more than $          per share, of which
$          may be reallowed to other dealers. After the public offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus.

     The Company and certain Selling Stockholders have granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 300,000 additional shares of Common Stock at the same price per share as the Company receives for the 2,000,000 shares that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of Common Stock to be purchased by it shown in the above table represents as a percentage of the 2,000,000 shares offered hereby. If purchased, such additional shares will be sold by the Underwriters on the same terms as those on which the 2,000,000 shares are being sold.

     The Underwriting Agreement contains covenants of indemnity between the Underwriters, the Company and the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act.


     The executive officers and directors of the Company, who hold an aggregate of 770,297 shares of Common Stock (including 555,250 shares issuable upon the exercise or conversion of outstanding options, warrants and convertible securities), have agreed with the Underwriters that, for a period of 90 days from the date of this Prospectus (the "Lock-Up Period"), other than pursuant to the exercise of the Underwriters' over-allotment option, they will not offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of Common Stock, any options or warrants to purchase any shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock, now owned or hereafter acquired directly by such holders or with respect to which such holders have or hereafter acquire the power of disposition (subject to certain exceptions) without the prior written consent of Robertson, Stephens & Company LLC, which may, in its sole discretion and at any time or from time to time, without notice, release all or any portion of the shares subject to the lock-up agreements. In addition, the Company has agreed that during the Lock-Up Period, it will not, without the prior written consent of Robertson, Stephens & Company LLC, issue, sell, contract to sell or otherwise dispose of any shares of Common Stock, any options or warrants to purchase any shares of Common Stock or any securities convertible into, exercisable for or exchangeable for shares of Common Stock other than the issuance of Common Stock upon the exercise of outstanding options and warrants and the Company's issuance of options under existing employee stock option plans.

     The offering price of the Common Stock was determined by negotiations among the Company and the Representatives of the Underwriters, based in part upon the market price for the Common Stock as reported on the Nasdaq National Market.

     In connection with this Offering, certain Underwriters and selling group members (if any) who are qualified market makers on The Nasdaq Stock Market may engage in passive market making transactions in the Common Stock on The Nasdaq Stock Market in accordance with Rule 103 of Regulation M under the Exchange Act during the business day prior to the pricing of this Offering before the commencement of offers or sales of the Common Stock. Passive market makers must comply with applicable volume and price limitations and must be identified as such. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.

     Certain persons participating in this Offering may overallot or effect transactions which stabilize, maintain or otherwise affect the market price of the Common Stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids or effecting syndicate covering transactions. A stabilizing bid means the placing of any bid or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the Common Stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with this Offering. Such transactions may be effected on The Nasdaq Stock Market, in the over-the-counter market or otherwise. Such stabilizing, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Lowenstein, Sandler, Kohl, Fisher & Boylan, P.A., Roseland, New Jersey. Certain legal matters will be passed upon for the Underwriters by Alston & Bird LLP, Atlanta, Georgia.

                                    EXPERTS

     The consolidated financial statements included in the Prospectus of Barringer Technologies Inc. and subsidiaries as of December 31, 1995 and 1996 and each of the years in the three year period ended December 31, 1996, have been audited by BDO Seidman, LLP, independent certified public accountants, as stated in their reports appearing herein and elsewhere in the Registration Statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C. a Registration Statement on Form SB-2 under the Securities Act with respect to the securities offered hereby. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. Statements contained in this Prospectus as to the content of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, and each such statement is qualified in all respects by such reference. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the
Commission: Seven World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the public reference section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, or from the Commission's Internet web site at http://www.sec.gov. In addition, such materials also may be inspected and copied at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

                          BARRINGER TECHNOLOGIES INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Report of Independent Certified Public Accountants....................................  F-2
Consolidated Balance Sheets as of December 31, 1995 and 1996 and
  June 30, 1997 (unaudited)...........................................................  F-3
Consolidated Statements of Operations for the Years Ended December 31, 1994, 1995
  and 1996 and for the Six Months Ended June 30, 1996 (unaudited)
  and 1997 (unaudited)................................................................  F-4
Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 1994,
  1995 and 1996 and for the Six Months Ended June 30, 1997 (unaudited)................  F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 1994, 1995
  and 1996 and for the Six Months Ended June 30, 1996 (unaudited)
  and 1997 (unaudited)................................................................  F-6
Notes to Consolidated Financial Statements............................................  F-7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Barringer Technologies Inc.
Murray Hill, New Jersey

     We have audited the accompanying consolidated balance sheets of Barringer Technologies Inc. as of December 31, 1995 and 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Barringer Technologies Inc. at December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

     Also, in our opinion, the schedule presents fairly, in all material respects, the information set forth therein.

                                      /s/ BDO Seidman, LLP
                                      ---------------------
Woodbridge, New Jersey                    BDO Seidman, LLP
February 12, 1997

                  BARRINGER TECHNOLOGIES INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                              DECEMBER 31,
                                                          ---------------------      JUNE 30,
                                                            1995         1996          1997
                                                          --------     --------     -----------
                                                                                    (Unaudited)
                                            ASSETS
Current assets:
  Cash and cash equivalents.............................  $     43     $  5,276      $   3,896
  Marketable securities.................................        --        4,328          4,055
  Trade receivables, less allowances of $41, $63 and
     $157...............................................     1,533        3,521          6,352
  Inventories...........................................     1,621        2,270          3,424
  Prepaid expenses and other............................       250          498            495
  Deferred tax asset (note 8)...........................       225          731          1,031
                                                          --------     --------       --------
     Total current assets...............................     3,672       16,624         19,253
Equipment, net (note 4).................................       586          595          1,066
Investment in unconsolidated subsidiary (note 2)........       334           --             --
Other...................................................       143          104             66
                                                          --------     --------       --------
                                                          $  4,735     $ 17,323      $  20,385
                                                          ========     ========       ========

                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Bank indebtedness and other notes (note 5)............  $    744     $    174             --
  Accounts payable......................................     1,278        1,009      $   1,266
  Accrued liabilities...................................       696          536            717
  Accrued payroll and related taxes.....................       257          522            410
  Accrued commission....................................        27          112            446
  Current portion of long-term debt (note 6)............       300           --             --
                                                          --------     --------       --------
     Total current liabilities..........................     3,302        2,353          2,839
Other non-current liabilities...........................       108          117            121
Commitments (notes 9 and 10)
Stockholders' equity (notes 6 and 7):
  Preferred stock, $2.00 par value, 4,000 shares
     authorized. 270 shares designated class A
     convertible preferred stock, 83, 60 and 58 shares
     outstanding, less discount of $64, $47 and $45,
     respectively.......................................       101           74             71
  730 shares designated class B convertible preferred
     stock, 258, 123 and 23 shares outstanding,
     respectively.......................................       515          245             45
  Common stock, $0.01 par value, 5,000, 7,000 and 20,000
     shares authorized, respectively and 3,479, 5,357
     and 5,470 shares outstanding, respectively.........        35           54             55
  Additional paid-in capital............................    17,685       29,430         29,952
  Accumulated deficit...................................   (16,542)     (14,522)       (12,268)
  Cumulative foreign currency translation adjustment....      (456)        (415)          (417)
                                                          --------     --------       --------
                                                             1,338       14,866         17,438
  Less: common stock in treasury, at cost, 31 shares....       (13)         (13)           (13)
                                                          --------     --------       --------
     Total stockholders' equity.........................     1,325       14,853         17,425
                                                          --------     --------       --------
                                                          $  4,735     $ 17,323      $  20,385
                                                          ========     ========       ========

                See notes to consolidated financial statements.

                  BARRINGER TECHNOLOGIES INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)

                                                               YEAR ENDED                  SIX MONTHS ENDED
                                                              DECEMBER 31,                     JUNE 30,
                                                    --------------------------------      ------------------
                                                     1994         1995        1996         1996        1997
                                                    -------      ------      -------      ------      ------
                                                                                             (Unaudited)
Revenues.........................................   $ 5,514      $6,374      $10,923      $5,012      $9,438
Cost of revenues.................................     4,100       3,601        5,363       2,647       3,955
                                                    -------      ------      -------      ------      ------
  Gross profit...................................     1,414       2,773        5,560       2,365       5,483
Operating expenses:
  Selling, general and administrative............     3,352       3,305        3,734       1,641       3,200
  Product development............................       531         354          230          57         338
                                                    -------      ------      -------      ------      ------
                                                      3,883       3,659        3,964       1,698       3,538
                                                    -------      ------      -------      ------      ------
    Operating income (loss)......................    (2,469)       (886)       1,596         667       1,945
Other income, (expense):
  Interest expense...............................      (202)       (240)        (228)       (130)         (5)
  Equity in earnings of unconsolidated
    subsidiary...................................        --          --          117          20          --
  Gain on sale of investment in unconsolidated
    subsidiary...................................        --          --          123          --          --
  Investment income..............................        --          --           72          42         212
  Other, net.....................................       113         (52)         (12)        (35)        (23)
                                                    -------      ------      -------      ------      ------
                                                        (89)       (292)          72        (103)        184
    Income (loss) before income tax (provision)
       benefit...................................    (2,558)     (1,178)       1,668         564       2,129
Income tax (provision) benefit (note 8)..........       (75)         --          391          --         131
                                                    -------      ------      -------      ------      ------
    Income (loss) from continuing operations.....    (2,633)     (1,178)       2,059         564       2,260
Operation held for sale (note 2):
  Income from operations.........................        68         258           --          --          --
  Gain on sale of portion of investment..........        --          93           --          --          --
                                                    -------      ------      -------      ------      ------
                                                         68         351            0           0           0
                                                    -------      ------      -------      ------      ------
         Net income (loss).......................    (2,565)       (827)       2,059         564       2,260
Preferred stock dividends........................      (108)        (82)         (39)        (24)         (6)
                                                    -------      ------      -------      ------      ------
Net income (loss) attributable to common
  stockholders...................................   $(2,673)     $ (909)     $ 2,020      $  540      $2,254
                                                    =======      ======      =======      ======      ======
Primary per share data (note 1):
  Continuing operations..........................   $ (0.97)     $(0.39)     $  0.48      $ 0.16      $ 0.36
  Income from operation held for sale............      0.02        0.08           --          --          --
  Gain on sale of operation held for sale........        --        0.03           --          --          --
                                                    -------      ------      -------      ------      ------
                                                    $ (0.95)     $(0.28)     $  0.48      $ 0.16      $ 0.36
                                                    =======      ======      =======      ======      ======
Fully diluted per share data (note 1):
  Continuing operations..........................   $ (0.97)     $(0.39)     $  0.44      $ 0.15      $ 0.35
  Income from operation held for sale............      0.02        0.08           --          --          --
  Gain on sale of operation held for sale........        --        0.03           --          --          --
                                                    -------      ------      -------      ------      ------
                                                    $ (0.95)     $(0.28)     $  0.44      $ 0.15      $ 0.35
                                                    =======      ======      =======      ======      ======
Weighted average common and common
  equivalent shares outstanding:
  Primary........................................     2,827       3,283        4,221       3,483       6,176
                                                    =======      ======      =======      ======      ======
  Fully diluted..................................     2,827       3,283        4,607       3,854       6,388
                                                    =======      ======      =======      ======      ======

                See notes to consolidated financial statements.

                          BARRINGER TECHNOLOGIES INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (In thousands)

                                                                           COMMON STOCK         PREFERRED           CLASS A
                                                                                                  STOCK            PFD. STK.
                                                              TOTAL       --------------      -------------      -------------
                                                             EQUITY       SHRS      AM'T      SHRS     AM'T      SHRS     AM'T
                                                             -------      -----     ----      ----     ----      ----     ----
Balance--January 1, 1994..................................   $ 3,646      2,762     $28        445     $555       83      $101
  Exercise of stock options/warrants......................       168         72       1
  Issuance of common stock pursuant to settlement of 1993
    litigation............................................        70         12
  1994 dividend on preferred stock........................         0         26
  Net loss................................................    (2,565)
  Translation adjustment..................................      (133)
                                                             -------      ------    ---       ----     -----     ---      ----
Balance--December 31,1994.................................     1,186      2,872      29        445     555        83      101
  Sale of units in private placement, net.................       888        383       4
  Conversion of preferred stock...........................         0        159       2       (445)    (555)
  Change in warrant exercise price in payment of debt.....        10
  1995 dividend on preferred stock........................         0         65
  Net loss................................................      (827)
  Translation adjustment..................................        68
                                                             -------      ------    ---       ----     -----     ---      ----
Balance--December 31, 1995................................     1,325      3,479      35          0       0        83      101
  Sale of securities, net of expense ($741)...............    10,401      1,437      14
  Conversion of preferred stock...........................         0         55       1                          (23)     (27)
  Exercise of stock options and warrants..................        42         15
  Conversion of debentures................................     1,000        364       4
  Preferred stock dividends...............................       (15)         7
  Net income..............................................     2,059
  Translation adjustment..................................        41
                                                             -------      ------    ---       ----     -----     ---      ----
Balance--December 31, 1996................................    14,853      5,357..    54          0       0        60       74
  Conversion of preferred stock...........................         0         37                                   (2)      (3)
  Exercise of stock options and warrants..................       249         76       1
  Repayment of stockholder loan...........................        71
  Net income for the period...............................     2,260
  Translation adjustment..................................        (2)
  Preferred stock dividends...............................        (6)
                                                             -------      ------    ---       ----     -----     ---      ----
Balance--June 30, 1997 (unaudited)........................   $17,425      5,470..   $55          0     $ 0        58      $71
                                                             =======      ======    ===       ====     =====     ===      ====


                                                                CLASS B
                                                               PFD. STK.
                                                            ---------------     PAID IN      ACCUM.      FOREIGN     TREAS.
                                                            SHRS      AM'T      CAPITAL     DEFICIT      TRANSL      STOCK
                                                            ----      -----     -------     --------     -------     ------
Balance--January 1, 1994..................................   318      $ 635     $15,683     $(12,960)    $ (391)      $ (5)
  Exercise of stock options/warrants......................                         167
  Issuance of common stock pursuant to settlement of 1993
    litigation............................................                          78                                  (8)
  1994 dividend on preferred stock........................                         108          (108)
  Net loss................................................                                    (2,565)
  Translation adjustment..................................                                                 (133)
                                                             ---      -----     -------     --------      -----       ----
Balance--December 31,1994.................................   318        635     16,036       (15,633)      (524)       (13)
  Sale of units in private placement, net.................                         884
  Conversion of preferred stock...........................   (60)      (120)       673
  Change in warrant exercise price in payment of debt.....                          10
  1995 dividend on preferred stock........................                          82           (82)
  Net loss................................................                                      (827)
  Translation adjustment..................................                                                   68
                                                             ---      -----     -------     --------      -----       ----
Balance--December 31, 1995................................   258        515     17,685       (16,542)      (456)       (13)
  Sale of securities, net of expense ($741)...............                      10,387
  Conversion of preferred stock...........................  (135)      (270)       296
  Exercise of stock options and warrants..................                          42
  Conversion of debentures................................                         996
  Preferred stock dividends...............................                          24           (39)
  Net income..............................................                                     2,059
  Translation adjustment..................................                                                   41
                                                             ---      -----     -------     --------      -----       ----
Balance--December 31, 1996................................   123        245     29,430 *     (14,522)      (415)       (13)
  Conversion of preferred stock...........................  (100)      (200)       203
  Exercise of stock options and warrants..................                         248
  Repayment of stockholder loan...........................                          71
  Net income for the period...............................                                     2,260
  Translation adjustment..................................                                                   (2)
  Preferred stock dividends...............................                                        (6)
                                                             ---      -----     -------     --------      -----       ----
Balance--June 30, 1997 (unaudited)........................    23      $  45     $29,952*    $(12,268)    $ (417)      $(13)
                                                             ===      =====     =======     ========      =====       ====

------------

* At December 31, 1996 and June 30, 1997, net of notes receivable of $274 and $203, respectively, from the sale of stock.

                See notes to consolidated financial statements.

                  BARRINGER TECHNOLOGIES INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                  YEAR ENDED              SIX MONTHS ENDED
                                                                 DECEMBER 31,                 JUNE 30,
                                                          --------------------------     -------------------
                                                           1994      1995     1996        1996        1997
                                                          -------   ------   -------     -------     -------
                                                                                             (Unaudited)
Net income (loss).......................................  $(2,565)  $ (827)  $ 2,059     $   564     $ 2,260
Items not affecting cash:
  Depreciation and amortization.........................      711      362       115          75          80
  Inventory write-down and receivable reserves..........    1,210      656        22          --          94
  Minority interest.....................................      (76)      --        --          --          --
  Income from and gain on sale of investment in Labco...       --     (351)     (240)        (20)         --
  Pension recovery......................................       --     (147)       --          --          --
  Deferred tax (benefit), expense.......................       75       --      (506)         --        (300)
  Prepaid pension cost..................................      132      (78)       --          --          --
  Other.................................................      235       71        50          19         (13)
(Increase) decrease in non-cash working capital
  balances..............................................      206     (397)   (2,947)     (1,083)     (3,416)
                                                          -------   ------   -------     -------     -------
    Cash used in operating activities...................      (72)    (711)   (1,447)       (445)     (1,295)
                                                          -------   ------   -------     -------     -------
Investing activities:
  Purchase of machinery and equipment...................     (847)    (358)     (124)        (47)       (513)
  Escrowed cash on sale of Canadian subsidiary..........      225       --        --          --          --
  Sale of (investment in) marketable securities.........       --       --    (4,328)         --         273
  Proceeds on sale of investment in Labco...............       --      300       574          --          --
  Increase in investment in operation held for sale.....       --       --        --         (21)         --
                                                          -------   ------   -------     -------     -------
    Cash (used in) investing activities.................     (622)     (58)   (3,878)        (68)       (240)
                                                          -------   ------   -------     -------     -------
Financing activities:
  Proceeds on issuance of Convertible Subordinated
    Debentures..........................................       --       --     1,000          --          --
  Reduction in long-term debt...........................     (184)      --      (300)         --          --
  Increase (decrease) in bank debt and other............      488     (412)     (570)        487        (174)
  Proceeds on issuance of equity securities.............      171      888    10,443          --         264
  Repayment of stockholder loan.........................       --       --        --          --          71
  Rent inducement.......................................       --      108        --          --          --
  Payment of dividends on preferred stock...............       --       --       (15)         --          (6)
                                                          -------   ------   -------     -------     -------
    Cash provided by financing activities...............      475      584    10,558         487         155
                                                          -------   ------   -------     -------     -------
Increase (decrease) in cash and cash equivalents........     (219)    (185)    5,233         (26)     (1,380)
Cash and cash equivalents--beginning of period..........      486      267        43          43       5,276
Less cash held for sale.................................       --      (39)       --          --          --
                                                          -------   ------   -------     -------     -------
Cash and cash equivalents--end of period................  $   267   $   43   $ 5,276     $    17     $ 3,896
                                                          =======   ======   =======     =======     =======
Changes in components of non-cash working capital
  balances related to operations:
  Trade receivables.....................................  $ 1,249   $   38   $(2,010)    $(1,125)    $(2,925)
  Inventories...........................................     (987)    (281)     (649)        (31)     (1,154)
  Other current assets..................................      (58)      60      (248)        (26)          3
  Other assets..........................................       --      (12)       39          --          --
  Accounts payable and accrued liabilities..............        2     (202)      (79)         99         660
                                                          -------   ------   -------     -------     -------
Decrease (increase) in operating assets net of operating
  liabilities arising from cash transactions............  $   206   $ (397)  $(2,947)    $(1,083)    $(3,416)
                                                          =======   ======   =======     =======     =======

                See notes to consolidated financial statements.

                  BARRINGER TECHNOLOGIES INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1996 AND 1997 IS UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The accompanying consolidated financial statements comprise the accounts of the Company and its continuing subsidiary companies. All intercompany transactions have been eliminated.

  Principles of Translation

     Assets and liabilities of the Company's foreign subsidiaries are translated by using year-end exchange rates and statement of operation items are translated at average exchange rates for the year. Translation adjustments are accumulated in a separate component of stockholders' equity.

  Inventories

     Materials and supplies are carried at the lower of average cost or replacement cost. Finished goods and work-in process are carried at the lower of average cost or net realizable value.

  Property and Equipment

     Property and equipment are carried at cost. Depreciation of owned equipment is computed on a straight-line basis over the estimated useful lives of the related assets, generally from three to ten years. Leasehold improvements are amortized over the term of the related lease, generally from five to ten years, which approximates the useful lives of these improvements. Equipment under capital leases is amortized on a straight-line basis over the term of the lease, generally four to ten years, which approximates the estimated useful lives of the leased equipment.

  Per Share Data

     Net income (loss) per share is computed by dividing net income (loss), less preferred stock dividends, by the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares consist of the dilutive effect, if any, of unissued shares under options and warrants, computed using the treasury stock method (using the average stock prices for primary basis and the higher of average or period-end stock prices for fully diluted basis). Fully diluted income (loss) per share is computed assuming the conversion of convertible preferred stock and subordinated debentures at the beginning of the period or the date of issuance, whichever is later.

  Statement of Cash Flows

     For purposes of the Statement of Cash Flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

  Revenue Recognition

     The Company recognizes revenue on the percentage of completion method for its research and development contracts with progress measured based on the ratio of costs incurred to the total estimated cost, and generally, when product is shipped for all other sales. Where the Company receives contracts for the design and construction of specialty instruments that require long manufacturing times, the Company will also recognize revenue on the percentage of completion method similar to its recognition method in the research and development business.

                  BARRINGER TECHNOLOGIES INC. AND SUBSIDIARIES

     For the years ended December 31, 1994, 1995 and 1996, the Company had recognized revenues of $17,000, $264,000 and $49,000 respectively, on jobs in process and had incurred related costs of $10,000, $183,000 and $25,000 respectively, of which $5,000, $210,000 and $0 respectively, were billed to customers. For the six months ended June 30, 1997, the Company did not have any significant contracts in progress.

  Financial Instruments and Credit Risk Concentration

     Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable. Concentrations of credit risk with respect to such receivables are limited to primarily governmental agencies. Marketable securities consists primarily of investments in U.S. government and agency obligations and commercial paper.

  Long-Lived Assets

     Long-lived assets, such as property and equipment, are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows from the use of these assets. If and when any such impairment exists, the related assets will be written down to fair value. This policy is in accordance with Statement of Financial Accounting Standards No. 121, ("SFAS 121") "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of", which the Company adopted effective for the year ended December 31, 1996. No write-downs have been necessary through June 30, 1997 as a result of SFAS 121.

  Stock-Based Compensation

     The Company has adopted the disclosure only provisions of SFAS 123, "Accounting for Stock-Based Compensation", but applies Accounting Principle Board Opinion No. 25 in accounting and measuring compensation expense related to stock option plans. There was no compensation expense related to the issuance of stock options for the years ended December 31, 1994, 1995 and 1996 and for the six months ended June 30, 1996 and 1997. (see note 7 for pro-forma disclosure required by SFAS 123).

  Fair Value of Financial Instruments

     The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, marketable securities, accounts receivable, accounts payable, accrued liabilities and notes payable approximate fair value because of the immediate or short-term maturity of these financial instruments. The Company has the ability and intent to hold all marketable securities through their respective maturity dates.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Many of the Company's estimates and assumptions used in the financial statements relate to the Company's products, which are subject to technology and market changes. It is reasonably possible that changes may occur in the near term that would affect management's estimates with respect to accounts receivable, inventories, equipment and deferred income taxes.

                  BARRINGER TECHNOLOGIES INC. AND SUBSIDIARIES

  Unaudited Information

     The consolidated balance sheet of the Company as of June 30, 1997, the consolidated statements of operations and cash flows for the six months ended June 30, 1996 and 1997, the consolidated statement of stockholders' equity for the six months ended June 30, 1997 and the notes to such financial statements, are unaudited. However, in the opinion of management, such financial statements contain all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results to be expected for any other interim or annual period.

2.  INVESTMENT IN UNCONSOLIDATED SUBSIDIARY

     During the first quarter of 1995, the Company started to actively seek a purchaser for its then 47% interest in Barringer Laboratories, Inc ("Labco"). Accordingly, the financial statements had been reclassified, where appropriate, to reflect Labco as an operation held for sale.

     Pursuant to the terms of a Stock Purchase Agreement, dated December 8, 1995 ("Agreement"), by and between the Company and Labco, on December 13, 1995 the Company sold to Labco 647,238 shares of Labco's common stock for an aggregate purchase price of $809,000, resulting in a gain of $93,000. The purchase price consisted of $300,000 in cash, cancellation of all amounts owed by the Company to Labco pursuant to certain intercompany agreements (aggregating $452,000) and cancellation of $57,000 in accounts receivable due to Labco. After giving effect to the sale of the Labco shares, the Company continued to own 432,475 shares of Labco stock representing a 26% ownership interest.

     In October 1996, the Company and Labco entered into a Termination Agreement (the "Termination Agreement") pursuant to which, among other things, the Company agreed that, for a period of three months from the date of the Termination Agreement, it would sell its remaining shares in Labco at a price of at least $1.6875 per share. During 1996, the Company sold all of its remaining shares and warrants in Labco and recognized a gain on such sales of $123,000. In addition to the gain on the sale of its Labco investment, the Company recorded $117,000 of income representing its proportionate share of Labco's net income for 1996.

3.  INVENTORIES

     At December 31, 1995 and 1996 and June 30, 1997, the Company had parts, subassemblies and work in process of $1,010,000, $1,483,000, and $2,953,000 and finished goods of $611,000, $787,000, and $471,000, respectively.

4.  MACHINERY AND EQUIPMENT

     The major categories of machinery and equipment are as follows:

                                                         DECEMBER 31,              JUNE 30,
                                                  ---------------------------     -----------
                                                     1995            1996            1997
                                                  -----------     -----------     -----------
      Office equipment..........................  $   350,000     $   395,000     $   772,000
      Machinery and equipment...................    1,687,000       1,857,000       1,569,000
      Leasehold improvement.....................       64,000          64,000          67,000
                                                   ----------      ----------      ----------
                                                    2,101,000       2,316,000       2,408,000
      Accumulated depreciation..................   (1,515,000)     (1,721,000)     (1,342,000)
                                                   ----------      ----------      ----------
    Totals......................................  $   586,000     $   595,000     $ 1,066,000
                                                   ==========      ==========      ==========

                  BARRINGER TECHNOLOGIES INC. AND SUBSIDIARIES

5.  BANK INDEBTEDNESS AND OTHER NOTES PAYABLE

     The Company's Canadian subsidiary, Barringer Research Ltd. ("BRL"), had a financing arrangement with the Ontario Development Corporation ("ODC") for a $730,000 export line of credit. The rate of interest was adjusted quarterly and was 10% at December 31, 1996 and outstanding borrowings totaled $150,000. The ODC has informed the Company that this facility will no longer be available due to the phasing out of the ODC by the Canadian government. In January 1997, the Company paid all amounts owed to the ODC and the facility was terminated.

     BRL's line of credit arrangement with the Toronto-Dominion Bank ("Bank") was terminated by BRL in December 1996 upon the payment of all amounts due to the Bank. During December 1996, the Company placed in an interest bearing account $280,000 in order to secure a performance bond that was previously issued by the Bank. At December 31, 1996, this deposit was restricted. On February 12, 1997, the bond was canceled and the deposit released.

6.  CURRENT PORTION OF LONG-TERM DEBT AND OTHER NON-CURRENT LIABILITIES

     (a) Current portion of long-term debt at December 31, 1995, consisted of amounts due on the 12 1/2% Convertible Subordinated Debentures which were repaid on July 15, 1996 with a portion of the net proceeds from the sale of $1,000,000 of 6% Convertible Subordinated Debentures due 1997 (see note 7).

     (b) Other non-current liabilities represent rents payable on the Company's Canadian facility.

7.  STOCKHOLDERS' EQUITY

  Public Offering

     On November 12, 1996, the Company completed the sale of 1,250,000 shares ("Shares") of common stock and 1,250,000 Common Stock Purchase Warrants ("Warrants") in a public underwriting. On December 12, 1996, the underwriters exercised their over-allotment option and acquired an additional 187,500 Shares and 187,500 Warrants. The aggregate net proceeds to the Company, after all expenses of the offering, was approximately $10,401,000.

  Private Offerings

     On May 9, 1995, the Company completed the private placement of its securities to two institutional investors. The private placement consisted of 125 units priced at $6,000 each for an aggregate sales price of $750,000. Each unit ("Unit") consisted of 2,500 shares of the Company's common stock and a five-year warrant to purchase 2,500 shares of the Company's common stock at $1.96 per share. In addition, in order to induce the institutional investors to enter into this transaction, an additional three-year warrant to acquire 37,500 shares of the Company's common stock at $1.96 per share was issued.

     On June 30, 1995, the Company completed an additional private placement in which it sold an additional 28 Units, including 22 Units to 17 members of senior management and the Company's Board of Directors, for proceeds aggregating $168,000. This private placement did not include the additional three-year warrant.

     On July 10, 1996, the Company completed the sale of $1,000,000 of its 6% Convertible Subordinated Debentures, ("Debentures") due 1997, in a private transaction to private investors including members of management. These debentures are convertible into shares of the Company's Common Stock at the rate of $2.75 per share and mature on the earlier of (i) 30 days after the completion of an underwritten public offering or a private placement by the Company of its equity securities pursuant

                  BARRINGER TECHNOLOGIES INC. AND SUBSIDIARIES to which the Company receives net proceeds in an aggregate amount in excess of $5,000,000, or (ii) July 9, 1997. Interest is payable semi-annually. A portion of the net proceeds of the sale of these debentures were used to repay the 12 1/2% Subordinated Convertible Debentures due 1996. All of the Debentures were converted into 363,628 shares of common stock in December 1996, as a result of the public offering.

  Due from Officers/Shareholders

     In connection with the exercise of options to acquire 190,000 shares of the Company's Common Stock, two officers of the Company signed full recourse interest bearing (no interest the first year, prime rate thereafter) unsecured promissory demand notes aggregating $274,000 that was available to them under the Company's stock option purchase program. Under that program the Company has arranged for a market-maker in the Company's Common Stock, to coordinate the orderly sale in the open market of a portion of the Common Stock to be received by the employees upon the exercise of their options in an amount sufficient to repay the loan and related interest. As of June 30, 1997, $203,000 was still outstanding.

  Common Stock Outstanding or Reserved for Issuance

     The following table sets forth the number of shares of Common Stock outstanding as of December 31, 1996 as well as the number of shares of Common Stock that would be outstanding in the event that all of the options and warrants are exercised and all Series of Convertible Preferred Stock and Debentures are converted into Common Stock.

                                                                         COMMON STOCK
                                                                         OUTSTANDING
                                                          EXERCISE,           OR
                                                        CONVERSION OR    RESERVED FOR
                                                         OPTION PRICE      ISSUANCE
                                                       ----------------  ------------
        Common stock.................................                      5,357,852
        Class A convertible preferred stock..........          0.361745       21,764
        Class B convertible preferred stock..........          0.355839       43,590
        Stock options (i)............................   $1.00 to $14.00      461,000
        Private placement warrants (ii)..............             $1.96      412,499
        Public warrants (iii)........................            $9.847      359,375
        Underwriter's warrants (iii).................           $10.276      125,000
        Underlying warrants (iii)....................            $9.847       31,250
        Other warrants (iv)..........................   $4.82 to $12.46       55,000
                                                                           ---------
        Total........................................                      6,867,330
                                                                           =========

     All outstanding warrants expire between January 23, 1997 and April 25,
2001.

  (i) Stock Compensation Plans

     From time to time, the Company has granted non-qualified options to various employees and directors. The Company applies APB Opinion 25, "Accounting for Stock Issued to Employees", and related Interpretations in accounting for the plans. Under APB Opinion 25, because the exercise price of the Company's stock options issued to employees equals the market price of the underlying stock on the date of grant, no compensation is recognized.

     SFAS 123, "Accounting for Stock-Based Compensation", requires the Company to provide pro forma information regarding net income (loss) and earnings (loss) per share as if compensation cost

                  BARRINGER TECHNOLOGIES INC. AND SUBSIDIARIES for the Company's stock option plans had been determined in accordance with the fair value based method prescribed in SFAS 123. The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-price model with the following weighted average assumptions used for grants in 1995 and 1996, respectively: no dividend yield; expected volatility of 30%; risk-free interest rates of 7.11% and expected lives of 5 years for the options.

     Under the accounting provisions of SFAS 123, the Company's net income
(loss), primary earnings (loss) per share and fully diluted earnings (loss) per share would have been reduced (increased) to the pro-forma amounts indicated below.

                                                                      YEAR ENDED
                                                                     DECEMBER 31,
                                                                ----------------------
                                                                  1995         1996
                                                                ---------   ----------
        Net income (loss):
          As reported.........................................  $(827,000)  $2,059,000
          Pro-forma...........................................  $(884,000)  $1,986,000
        Primary earnings (loss) per share from continuing
        operations:
          As reported.........................................  $   (0.39)  $     0.48
          Pro-forma...........................................  $   (0.40)  $     0.47
        Fully diluted earnings (loss) per share from
        continuing operations:
          As reported.........................................  $   (0.39)  $     0.44
          Pro-forma...........................................  $   (0.40)  $     0.43

     At the May 13, 1997 Annual Meeting of Stockholders, the Company's stockholders approved the adoption of the Company's 1997 Stock Compensation Program ("Program"). The Program authorizes the granting of incentive stock options, non-qualified supplementary options, stock appreciation rights, performance shares and stock bonus awards to employees and consultants of the Company and its subsidiaries, including those employees serving as officers or directors of the Company ("Employee Plans"). The Program also authorizes automatic option grants to directors who are not otherwise employed by the Company ("Independent Director Plan"). In connection with the Program, 600,000 shares of Common Stock are reserved for issuance, of which up to 500,000 shares may be issued under the Employee Plans and up to 100,000 shares may be issued under the Independent Director Plan. In the event that an option or award granted under the Program expires, is terminated or forfeited or certain performance objectives with respect thereto are not met prior to exercise or vesting, then the number of shares of Common Stock covered thereby will again become eligible for grant under the Program. The Company will receive no consideration for grants of options or awards under the Program.

                  BARRINGER TECHNOLOGIES INC. AND SUBSIDIARIES

     A summary of the status of the Company's outstanding options as of December 31, 1995 and 1996 and June 30, 1997 and changes during the periods ending on those dates is presented below:

                                              YEAR ENDED DECEMBER 31,
                                     -----------------------------------------       SIX MONTHS
                                                                                       ENDED
                                            1995                  1996             JUNE 30, 1997
                                     -------------------   -------------------   ------------------
                                                WEIGHTED              WEIGHTED             WEIGHTED
                                      NUMBER    AVERAGE     NUMBER    AVERAGE    NUMBER    AVERAGE
                                        OF      EXERCISE      OF      EXERCISE     OF      EXERCISE
                                      SHARES     PRICE      SHARES     PRICE     SHARES     PRICE
                                     --------   --------   --------   --------   -------   --------
Outstanding--
beginning of period................    58,750    $12.38     240,125    $ 4.54    461,000    $ 2.19
  Granted..........................   181,375      2.00     253,000      1.00    147,500      9.74
  Exercised........................         0                (1,250)     2.00    (16,312)     1.21
  Forfeited........................         0               (30,875)    10.66    (29,250)    10.88
                                     --------              --------              -------
Outstanding--end of period.........   240,125      4.54     461,000      2.19    562,938      3.75
                                     ========              ========              =======
Options exercisable--period-end....   126,800    $ 6.38     164,200    $ 3.49    230,619    $ 1.94
Fair value of options granted
  during the period................  $   0.70              $   0.40              $ 5.39
                                     ========              ========              =======

     On February 28, 1997, options to acquire 135,500 shares of the Company's common stock at $9.375 per share, which was the market value at date of grant, were issued to officers and key employees of the Company, pursuant to the Employee Plan. These options expire on February 28, 2007 and are exercisable as to 25% of the optioned shares after the first year, 50% after the second year, 75% after the third year and 100% after the fourth year. On May 13, 1997, options to acquire 12,000 shares of the Company's common stock at $13.875 per share, which was the market value at date of grant, were issued to the Company's independent directors pursuant to the Independent Director Plan. These options expire on May 13, 2002 and are exercisable as to 100% after the first year. The options issued in 1996 expire on April 25, 2001 and are exercisable as to 25% of the optioned shares immediately, 50% after the first year, 75% after the second year and 100% after the third year. The options issued in 1995 expire on March 10, 2000 and are exercisable as to 40% of the optioned shares after the first year, 60% after the second year, 80% after the third year and 100% after the fourth year.

     The following table summarizes information about stock options outstanding at June 30, 1997.

                                                                            OPTIONS EXERCISABLE
                                       OPTIONS OUTSTANDING                ------------------------
                           --------------------------------------------      NUMBER
                               NUMBER       WEIGHTED-AVERAGE               EXERCISABLE
        EXERCISE           OUTSTANDING AT      REMAINING       EXERCISE        AT         EXERCISE
          PRICE            JUNE 30, 1997    CONTRACTUAL LIFE    PRICE     JUNE 30, 1997    PRICE
-------------------------  --------------   ----------------   --------   -------------   --------
         $ 1.00                239,438             3.8 years    $ 1.00       119,719       $ 1.00
           2.00                170,250             2.7 years      2.00       102,150         2.00
           9.38                132,500             9.8 years      9.38             0         9.38
          13.88                 12,000             4.8 years     13.88             0        13.88
          14.00                  8,750             0.7 years     14.00         8,750        14.00
                               -------                                       -------
       1.00 to 14.00           562,938             4.8 years    $ 3.75       230,619       $ 1.94
                               =======                                       =======

                  BARRINGER TECHNOLOGIES INC. AND SUBSIDIARIES

     The following table summarizes information about stock options outstanding at December 31, 1996.

                                        OPTIONS OUTSTANDING
                            --------------------------------------------       OPTIONS EXERCISABLE
                                NUMBER                                     ----------------------------
                            OUTSTANDING AT   WEIGHTED-AVERAGE                   NUMBER
         EXERCISE            DECEMBER 31,       REMAINING       EXERCISE    EXERCISABLE AT     EXERCISE
          PRICE                  1996        CONTRACTUAL LIFE    PRICE     DECEMBER 31, 1996    PRICE
--------------------------  --------------   ----------------   --------   -----------------   --------
          $ 1.00                253,000         4.3 years        $ 1.00          63,250         $ 1.00
            2.00                175,500         3.2 years          2.00          70,200           2.00
           12.00                 23,750         0.1 years         12.00          23,750          12.00
           14.00                  8,750         1.2 years         14.00           7,000          14.00
                                -------                                         -------
       1.00 to 14.00            461,000         3.6 years        $ 2.19         164,200         $ 3.49
                                =======                                         =======

  (ii) Private Placement Warrants

     In connection with the Company's private placement (see above) warrants to purchase 420,000 shares of the Company's common stock at $1.96 per share were sold to a group of private investors and senior management. The warrants expire between May 9, 1998 and June 29, 2000.

  (iii) Public Warrants

     The public warrants (see above) are exercisable for three years and entitle the registered holder to purchase one-quarter of a share of Common Stock at an exercise price of $9.847 per share. The Warrant exercise price and the number of shares issuable upon exercise of the Warrants are subject to adjustment under certain circumstances. The Company may redeem outstanding Warrants commencing six months from November 12, 1996 on not less than 30 days notice at a price of $0.25 per Warrant (subject to adjustment under certain circumstances) if the closing bid price of the Common Stock averages in excess of 200% of the exercise price for a period of 30 days' ending within 15 days of the redemption notice date.

     In connection with the November 1996 public offering, the underwriter received a warrant ("Underwriter's Warrant") to purchase from the Company 125,000 shares of Common Stock at an exercise price of $10.276 per share ("Exercise Price") and 125,000 Warrants ("Underlying Warrant") at an exercise price of $0.06 per Warrant. Each Underlying Warrant entitles the holder to purchase one-quarter of a share of Common Stock at an exercise price of $9.847 per share. The Underwriter's Warrants are exercisable with respect to the Common Stock for a period of four years commencing from November 12, 1997 and with respect to the Underlying Warrants for a period of two years commencing from November 12, 1997. These warrants contain certain registration rights.

  (iv) Other warrants

     In September 1994, the Company issued a warrant to purchase 6,250 shares of the Company's common stock at $5.25 per share to the Ontario Development Corporation in connection with their increase in the export financing facility available to the Company's Canadian subsidiary, from $365,000 to $730,000) See
Note 5 for additional information. The warrant was exercised in 1997.

     On December 31, 1991, the Board of Directors adopted the 1991 Directors Warrant Plan ("Plan"). Pursuant to the Plan, each non-employee director will be sold a five-year warrant to purchase 3,750 shares of Common Stock at an exercise price to be determined by the Board at the time of such sale, but shall not be less than the current market price for such shares at the time of issuance of the

                  BARRINGER TECHNOLOGIES INC. AND SUBSIDIARIES warrant. During 1997, 3,750 warrants were exercised. During 1996, 3,750 warrants expired. During 1995, no warrants were issued under the Plan.

     On April 7, 1995, the Company issued warrants to purchase 6,250 shares of the Company's common stock at $4.00 per share to Barringer Laboratories in connection with their extending an intercompany obligation, which has subsequently been paid. The warrant was exercised in 1996.

     The other warrants expire between March 1, 1997 and January 12, 1999.

  Increase in Authorized Shares

     At the reconvened 1995 Annual Meeting of Stockholders, the Company's stockholders approved an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of capital stock of the Company from 7,000,000 to 12,000,000, comprised of 7,000,000 shares of Common Stock, 1,000,000 shares of Convertible Preferred Stock, par value $1.25 per share and 4,000,000 shares of Preferred Stock, par value $2.00 per share. The stockholders also approved a one-for-four reverse stock split of the Company's common stock.

     At the May 13, 1997 Annual Meeting of Stockholders, the Company's stockholders approved an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of common stock of the Company from 7,000,000 to 20,000,000.

8.  INCOME TAXES

     The provision (benefit) for income taxes related to continuing operations are as follows:

                                                                          SIX MONTHS ENDED
                                      YEAR ENDED DECEMBER 31,                 JUNE 30,
                                  --------------------------------     -----------------------
                                   1994       1995        1996           1996          1997
                                  -------     ----     -----------     ---------     ---------
                                                                             (UNAUDITED)
    Current tax expense:
      U.S.......................       --       --              --            --            --
      Foreign (primarily
         Canadian)..............       --       --     $   115,000     $  44,000     $ 291,000
                                  -------       --     -----------     ---------     ---------

         Total current..........  $     0     $  0         115,000        44,000       291,000
                                  -------       --     -----------     ---------     ---------

    Deferred tax expense:
      U.S.......................       --       --         574,000         4,000       394,000
      Foreign (primarily
         Canadian)..............       --       --          90,000       192,000        33,000
                                  -------       --     -----------      --------     ---------

         Total deferred.........        0        0         664,000       196,000       427,000
                                  -------       --     -----------      --------     ---------

    Change in valuation
      allowance:
      U.S.......................       --       --        (726,000)       (4,000)     (449,000)
      Foreign (primarily
         Canadian)..............   75,000       --        (444,000)     (236,000)     (400,000)
                                 --------       --     -----------     ---------     ---------

         Total change...........   75,000        0      (1,170,000)     (240,000)     (849,000)
                                 --------       --     -----------     ---------     ---------

    Total income tax provision
      (benefit).................  $75,000     $  0     $  (391,000)    $       0     $(131,000)
                                  =======       ==      ==========      ========     =========

                  BARRINGER TECHNOLOGIES INC. AND SUBSIDIARIES

     Deferred tax assets are comprised of the following temporary differences and carryforwards at December 31:

                                                           1995            1996
                                                        -----------     -----------
            Nondeductible allowances against trade
              receivables.............................  $    15,000     $    24,000
            Nondeductible inventory reserves..........       90,000         106,000
            Nondeductible expense accruals............       50,000          72,000
            Machinery and equipment...................      706,000         787,000
            Tax benefit of Canadian operating loss and
              investment credit carry forwards........      401,000         217,000
            Tax benefit of U.S. operating loss carry
              forwards................................    4,621,000       4,019,000
            Other.....................................       41,000          35,000
                                                            -------        --------
              Gross deferred tax assets...............    5,924,000       5,260,000
            Deferred tax assets valuation allowance...   (5,699,000)     (4,529,000)
                                                            -------        --------
                      Net deferred tax assets.........  $   225,000     $   731,000
                                                            =======        ========

     As a result of the Company's historical trend of losses, a valuation allowance has been provided for a substantial portion of the U.S. and Canadian deferred tax assets. At December 31, 1995, the net deferred tax asset of $225,000 related to the Company's Canadian subsidiary, which had available tax credits and loss carryforwards. The Canadian subsidiary has a history of profitability, despite the consolidated losses of the Company through December 31, 1995. At December 31, 1996, the net deferred tax asset of $731,000, included approximately $525,000 and $206,000 related to the Company's Canadian and U.S. operations, respectively. At June 30, 1997, the net deferred tax asset of $1,031,000, included approximately $525,000 and $506,000 related to the Company's Canadian and U.S. operations, respectively. Based on historical results and estimated 1997 and 1998 earnings, which include earnings from certain contracts, as well as available tax planning strategies, management considers realization of the unreserved deferred tax asset more likely than not. Additional reductions to the valuation allowance will be recorded when, in the opinion of management, the Company's ability to generate taxable income is considered more likely than not.

                  BARRINGER TECHNOLOGIES INC. AND SUBSIDIARIES

     The Company's income tax provision (benefit) differed from the amount of income tax determined by applying the applicable statutory U.S. federal income tax rate to pretax income from continuing operations as a result of the following (in thousands):

                                                                                SIX MONTHS
                                                        YEAR ENDED DECEMBER        ENDED
                                                                31,              JUNE 30,
                                                       ---------------------   -------------
                                                       1994    1995    1996    1996    1997
                                                       -----   -----   -----   -----   -----
                                                                                (UNAUDITED)
    Income taxes (benefit) computed at the U.S.
      statutory rate.................................  $(821)  $(280)  $ 567   $ 192   $ 724
    Income not subject to U.S. tax, net..............   (154)   (126)   (112)   (184)   (296)
    U.S. losses and expenses for which no tax benefit
      has been recognized............................    943     398      25      13      30
    Utilization of U.S. net operating losses.........     --      --    (340)     (4)   (314)
    Change in net deferred tax assets................     75      --    (506)     --    (300)
    Other............................................     32       8     (25)    (17)     25
                                                       -----   -----   -----   -----   -----
    Provision (benefit) for income taxes.............  $  75   $   0   $(391)  $   0   $(131)
                                                       =====   =====   =====   =====   =====

     At December 31, 1996, the Company has net operating loss carry forwards in the U.S. of approximately $10,500,000 and $5,000,000 for federal and state income tax purposes, respectively, which expire in varying amounts through 2011. Canadian research and development investment tax credits of approximately $217,000 will expire in varying amounts through 2006.

9.  COMMITMENTS

     The Company rents facilities, automobiles and equipment under various operating leases. Rental expenses under such leases amounted to $325,000, $280,000, and $191,000 for 1996, 1995 and 1994, respectively.

     At December 31, 1996, the aggregate minimum commitments pursuant to operating leases are as follows:

                 YEAR ENDING DECEMBER 31,
                   1997...............................................  $298,000
                   1998...............................................   203,000
                   1999...............................................   149,000
                   2000...............................................    98,000
                   2001 and thereafter................................   543,000

10.  PENSION PLAN

     The Company's Canadian subsidiary's defined benefit pension plan, which covered its Canadian employees, was terminated at December 31, 1993. At the same time, it established a money purchase plan that is structured after the 401(k) salary deferral plan available to all U.S. employees and as such, does not establish any corporate obligation other than a discretionary matching formula to employee contributions. As a result of the termination, the Company recognized a gain of $206,000 in 1993, representing the excess of the Plan's projected benefit obligation over the accumulated benefit obligation and recognized an additional gain in 1995 of $172,000, representing the excess of the Plan's assets over the cost of providing the annuities to the participants for the value of their termination

                  BARRINGER TECHNOLOGIES INC. AND SUBSIDIARIES benefits. This excess was placed into a money purchase contract and used by the Company to provide for its matching contributions under the new arrangement. This amount is being carried as a deferred pension expense asset on the consolidated balance sheet.

     The Company maintains a 401(k) salary deferral plan instituted for all U.S. employees with more than one year of service. As a money purchase plan, it does not establish any Company liability other than a matching formula to employee contributions. The aggregate cost of the plan for 1994, 1995, and 1996 and for the six months ended June 30, 1996 and 1997 was $16,000, $15,700, $20,000,
$9,000 and $20,000, respectively.

11.  SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

     The Company made cash payments for interest of $239,000, $189,000, $246,000, $107,000 and $2,000, for the years ended December 31, 1994, 1995 and
1996 and for the six months ended June 30, 1996 and 1997, respectively. Additionally, income taxes of $190,000, $0, $3,500, $0 and $158,000, were paid for the years ended December 31, 1994, 1995 and 1996, and for the six months ended June 30, 1996 and 1997, respectively.

     In the three years ended December 31, 1996, the Company issued Preferred Stock dividends in the amount $108,000, $82,000, and $24,000 in the form of 25,291, 65,417, and 7,949 shares of common stock, respectively. None were issued in 1997.

     In December 1996, the entire $1,000,000 of the Company's 6% Convertible Subordinated Debentures were converted into 363,628 shares of the Company's common stock as a result of the public offering (see note 7).

12.  INFORMATION CONCERNING THE COMPANY'S PRINCIPAL ACTIVITIES

     A summary of the Company's continuing operations by geographic area for each of the three years in the period ended December 31, 1996 and the six months ended June 30, 1996 and 1997 is as follows in thousands:

                                                                                   SIX MONTHS
                                                     YEAR ENDED                       ENDED
                                                    DECEMBER 31,                    JUNE 30,
                                           -------------------------------     -------------------
                                            1994        1995        1996        1996        1997
                                           -------     -------     -------     -------     -------
                                                                                   (UNAUDITED)
Revenues:
  United States..........................  $ 1,862     $ 1,867     $ 4,122     $ 1,394     $ 5,030
  Canada.................................    5,593       5,110       7,887       3,690       6,429
  Europe.................................       --       1,599       2,577       1,590       2,421
  Eliminations...........................   (1,941)     (2,202)     (3,663)     (1,662)     (4,442)
                                           -------     -------     -------     -------     -------
          Totals.........................  $ 5,514     $ 6,374     $10,923     $ 5,012     $ 9,438
                                           =======     =======     =======     =======     =======

                  BARRINGER TECHNOLOGIES INC. AND SUBSIDIARIES

                                                                             SIX MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,           JUNE 30,
                                             ---------------------------     -----------------
                                              1994      1995      1996        1996      1997
                                             -------   -------   -------     -------   -------
                                                                                (UNAUDITED)
    Income (loss) from continuing
      operations:
      United States........................  $(2,653)  $(1,548)  $ 1,152     $  (146)  $ 1,241
      Canada...............................       20       270       869         577       746
      Europe...............................       --       100        38         133       273
                                             -------   -------   -------     -------   -------
                                             $(2,633)  $(1,178)  $ 2,059     $   564   $ 2,260
                                             =======   =======   =======     =======   =======
    Identifiable assets:
      United States........................  $ 6,400   $ 4,253   $16,650     $ 4,158   $17,978
      Canada...............................    4,422     6,248     7,750       7,366     9,444
      Europe...............................       --       696     1,256       1,210     1,530
      Eliminations.........................   (4,030)   (6,462)   (8,333)     (6,853)   (8,567)
                                             -------   -------   -------     -------   -------
              Totals.......................  $ 6,792   $ 4,735   $17,323     $ 5,881   $20,385
                                             =======   =======   =======     =======   =======

     For the year ended December 31, 1996, export sales, including sales from Canada to other countries, comprised 53.0% of total revenues and were made primarily to Western Europe, Asia and Central and South America.

     A summary of the Company's continuing operations by principal activity for the years ended December 31, 1994 and 1995 is as shown below. Starting in 1996 no segment, other than the Instruments segment, was material to the Company's consolidated operations and accordingly, segment reporting is no longer required.

                             TOTAL      ELIMINATION     RES. & DEV.     INSTRUMENTS     CORP. & OTHER
                            -------     -----------     -----------     -----------     -------------
1994:
Revenues..................  $ 5,514                        $ 298          $ 5,216               --
                             ======                        =====           ======           ======
Operating income (loss)...  $(2,469)                       $(208)         $(1,075)         $(1,186)
                                                           =====           ======           ======
Interest expense and
  other...................      (89)
                             ------
Loss before income
  taxes...................  $(2,558)
                             ======
Depreciation and
  amortization............  $   320                        $   8          $   280          $    32
                             ======                        =====           ======           ======
Capital expenditures......  $   491                           --          $   491               --
                             ======                        =====           ======           ======
Identifiable assets.......  $ 5,003       $(4,030)         $ 302          $ 5,486          $ 3,245
                                           ======          =====           ======           ======
Identifiable assets--held
  for sale................    1,789
                             ------
Identifiable assets--per
  balance sheet...........  $ 6,792
                             ======

                  BARRINGER TECHNOLOGIES INC. AND SUBSIDIARIES

                             TOTAL      ELIMINATION     RES. & DEV.     INSTRUMENTS     CORP. & OTHER
                            -------     -----------     -----------     -----------     -------------
1995:
Revenues..................  $ 6,374                       $ 1,052         $ 5,250          $    72
                            =======                     ==========      ==========      ============
Operating income (loss)...  $  (886)                      $  (311)        $   268          $  (843)
                                                        ==========      ==========      ============
Interest expense and
  other...................     (292)
                            -------
Loss before income
  taxes...................  $(1,178)
                            =======
Depreciation and
  amortization............  $   362                       $    45         $   314          $     3
                            =======                     ==========      ==========      ============
Capital expenditures......  $   359                       $    10         $   349               --
                            =======                     ==========      ==========      ============
Identifiable assets.......  $ 4,735       $(6,462)        $   275         $ 7,589          $ 3,333
                            =======     ==========      ==========      ==========      ============

13.  SALES TO MAJOR CUSTOMERS

     During 1996, one customer accounted for approximately 11% of consolidated revenues of the Company. During 1995, no customer accounted for more than 10% of the consolidated revenues of the Company. During 1994, one customer accounted for approximately 22% of consolidated revenues.

14.  FOURTH QUARTER ADJUSTMENTS

     During the fourth quarter of 1996, the Company recorded a deferred tax benefit related to a decrease in the deferred tax asset valuation allowance of $266,000. During the fourth quarter of 1995, the Company recorded adjustments for estimated losses on inventories and receivables of approximately $450,000 and $200,000, respectively. During the fourth quarter of 1994, the Company recorded adjustments for estimated losses on inventories and receivables of approximately $800,000 and $515,000, respectively.

                                                                    SCHEDULE III

                           BARRINGER TECHNOLOGIES INC
                       VALUATION AND QUALIFYING ACCOUNTS

                                                                                               BALANCE
                                      BALANCE --                                                 --
                                     BEGINNING OF                                              END OF
                                        PERIOD        ADDITION     DEDUCTION     RECOVERY      PERIOD
                                     ------------     --------     ---------     --------     ---------
Allowance for doubtful accounts and
  sales allowances:
Six months ended June 30, 1997
  (Unaudited)......................    $ 63,000       $100,000     $  6,000           --      $157,000
Year ended December 31, 1996.......      41,000         52,000       30,000           --        63,000
Year ended December 31, 1995.......     539,000        221,000      719,000           --        41,000
Year ended December 31, 1994.......      25,000        526,000       17,000       $5,000       539,000

                                 Graphic Description
                                  Inside Back Cover


        Photo 1 shows a schematic of the IONSCAN(R) heating and testing chambers under the heading "IONSCAN(R) Technology at Work" surrounded by five additional pictures. Picture 1 is headed "1 Particle Collected" and shows a security agent collecting a sample from a briefcase. Picture 2 is headed "2 Sample Inserted" and shows a sample being inserted into the IONSCAN(R).
Picture 3 is headed "3 IONSCAN(R) Analyzes" and shows the IONSCAN(R) processing a sample. Picture 4 is headed "4 Pass" and shows the IONSCAN(R)'s alarm indicating "pass." Picture 5 is headed "5 Passenger Proceeds" and shows a female passenger about to pick up her bag from the security station.

        Photo 2 is a schematic drawing of a proposed automated luggage system under the heading "New Product Development." The caption to the schematic reads as follows:

        "The FAA has recently awarded Barringer a contract to develop an automated luggage trace explosives detection system. If successfully developed, this product would provide high throughput testing of checked luggage with minimal operator intervention."

        Photo 3 shows a prototype of the Company's document scanner system. The caption to the photograph reads as follows:

        "Barringer has developed a Document Scanner under contract with the FAA which could potentially provide passenger screening capabilities in airports throughout the world."

                          [Barringer Name and Logo]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and the Company's by-laws, as amended ("By-laws"), provide that the Company shall, to the fullest extent permitted by law, indemnify each person (including the heirs, executors, administrators and other personal representatives of such person) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with any threatened, pending or actual suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he or she is or was a director or officer of the Company or is serving any other incorporated or unincorporated enterprise in any of such capacities at the request of the Company.

     Section 145 of the General Corporation Law of the State of Delaware (the "GCL") permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been judged liable to the corporation unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     The Certificate of Incorporation also contains a provision limiting the personal liability of directors to the fullest extent permitted or authorized by the GCL or other applicable law. Under the GCL, such provision would not limit liability of a director for (i) breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, (iii) payment of dividends or repurchases or redemptions of stock other than from lawfully available funds, or (iv) any transactions from which the director derives an improper benefit.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth an itemized statement of all expenses to be incurred in connection with the issuance and distribution of the securities that are the subject of this Registration Statement, other than underwriting discounts and commissions. All expenses incurred with respect to the distribution will be paid by the Company, and such amounts, other than the Securities and Exchange Commission registration fee and the NASD filing fee, are estimates only.

                                                                            EXPENSE
                                                                            --------
        Securities and Exchange Commission registration fee...............  $ 10,586
        National Association of Securities Dealers, Inc. filing fee.......     3,994
        Nasdaq National Market listing fee................................    17,500
        Accounting fees and expenses......................................    35,000
        Legal fees and expenses...........................................    85,000
        Blue Sky fees and expenses........................................     5,000
        Printing and engraving expenses...................................   125,000
        Miscellaneous.....................................................    17,920
                                                                             -------
                  Total...................................................  $300,000
                                                                             =======

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES


     The following information relates to securities of the Company issued or sold within the past three years which were not registered under the Securities Act (all share and per share amounts have been adjusted to reflect the one-for-four reverse stock split of the Common Stock, $.01 par value ("Common Stock"), effected on September 25, 1995):



          (i) In July 1996 the Company issued an aggregate amount of $1,000,000 of its 6% subordinated convertible debentures, due 1997 (the "Debentures") to institutional and private investors and members of management for an aggregate purchase price of $1,000,000. This transaction was completed without registration under the Securities Act of the Debentures or the shares of Common Stock into which such Debentures are convertible in reliance upon the exemption provided by Section 4(2) of the Securities Act. There were no underwriters for this issuance.



          (ii) In June 1995 the Company issued an aggregate of 28 units, each unit consisting of 2,500 shares of Common Stock and a five-year warrant to purchase 2,500 shares of Common Stock at $2.00 per share (a "Unit"), to private investors and members of management, for an aggregate purchase price of $168,000. This transaction was completed without registration under the Securities Act of the shares of Common Stock or the warrants comprising the Units or the shares of Common Stock underlying the warrants in reliance upon the exemption provided by Section 4(2) of the Securities Act. There were no underwriters for this issuance.



          (iii) In May 1995 the Company issued an aggregate of 125 Units and one three-year warrant to purchase 37,500 shares of Common Stock at $2.00 per share, to two institutional investors, for an aggregate purchase price of $750,000. This transaction was completed without registration under the Securities Act of the shares of Common Stock or the warrants comprising the Units, the shares of Common Stock underlying the warrants included in the Units, the additional three-year warrant or the shares of Common Stock underlying the three-year warrant, in reliance upon the exemption provided by Section 4(2) of the Securities Act. There were no underwriters for this issuance.



          (iv) In April 1995, the Company issued warrants to purchase 6,250 shares of Common Stock at $4.00 per share to Labco in connection with its extension of an intercompany obligation. This transaction was completed without registration under the Securities Act of the warrants or the underlying shares of Common Stock in reliance upon the exemption provided by Section 4(2) of the Securities Act. There were no underwriters for this issuance.

          (v) In September 1994, the Company issued a warrant to purchase 6,250 shares of Common Stock at $5.25 per share to the Ontario Development Corporation (the "ODC") in connection with an increase in the export financing facility made available by the ODC to the Company's Canadian subsidiary. This transaction was completed without registration under the Securities Act of the warrant or the underlying shares of Common Stock in reliance upon the exemption provided by Section 4(2) of the Securities Act. There were no underwriters for this issuance.



          (vi) At various times between October 1993 and May 1997, the Company granted stock options to retain employees of the Company covering an aggregate of 434,375 shares of Common Stock. These grants were exempt from registration pursuant to Securities Act Release No. 33-6188 (Feb. 1, 1980). No underwriter was involved in these grants.


ITEM 27.  EXHIBITS

     The following exhibits are filed as part of this Registration Statement:


 1.1    Form of Underwriting Agreement.
 3.1    Certificate of Incorporation of the Company, as amended.*
 3.2    By-laws of the Company (previously filed as Exhibit 3.2A to the Company's Annual
        Report on Form 10-K/A-2 for the fiscal year ended December 31, 1994 (File No. 0-3207)
        and incorporated herein by reference).
 5.1    Opinion of Lowenstein, Sandler, Kohl, Fisher & Boylan, P.A.**
10.1    Employment Agreement, dated as of July 10, 1989, between the Company and Stanley S.
        Binder (previously filed as Exhibit 10.15 to the Company's Registration Statement on
        Form S-1 (File No. 33-3162) and incorporated herein by reference).
10.2    Employment Agreement, dated November 1, 1996, between the Company and Richard S.
        Rosenfeld (previously filed as Exhibit 10.2 to the Company's Registration Statement
        on Form SB-2 (File No. 333-13703) and incorporated herein by reference).
10.3    Employment Agreement, dated November 1, 1996, between the Company and Kenneth S. Wood
        (previously filed as Exhibit 10.3 to the Company's Registration Statement on Form
        SB-2 (File No. 333-13703) and incorporated herein by reference).
10.4    Consulting Agreement, dated as of January 1, 1991, between the Company and John J.
        Harte (previously filed as Exhibit 10.4 to the Company's Registration Statement on
        Form SB-2 (File No. 333-13703) and incorporated herein by reference).
10.5    Form of 1995 nonqualified stock option agreement (previously filed as Exhibit 10.6 to the Company's Registration Statement on Form SB-2 (File No. 333-13703) and
        incorporated herein by reference).
10.6    Form of 1996 nonqualified stock option agreement (previously filed as Exhibit 10.3 to the Company's Registration Statement on Form SB-2 (File No. 333-13703) and
        incorporated herein by reference).
10.7    Description of 1991 Warrant Plan (previously filed as Exhibit 10.8 to the Company's
        Registration Statement on Form SB-2 (File No. 333-13703) and incorporated herein by reference).
10.8    Description of Exercise Plan (previously filed as Exhibit 10.9 to the Company's
        Registration Statement on Form SB-2 (File No. 333-13703) and incorporated herein by reference).
10.9    Barringer Technologies Inc. 1997 Stock Compensation Program.*

10.10   License Agreement, dated February 27, 1989, between Canadian Patents and Development
        Limited -- Societe Canadienne Des Brevets Et D'Exploitation Limite and Barringer
        Instruments Limited (the "License Agreement"), Supplement #1, dated March 4, 1991,
        Assignment of License Agreement, dated January 2, 1992, to Her Majesty the Queen in
        Right of Canada, as Represented By the Minister of National Revenue and Supplemental
        Letter Agreement, dated October 7, 1996 (previously filed as Exhibit 10.10 to the
        Company's Registration Statement on Form B-2 (File No. 333-13703) and incorporated herein by reference).
10.11   Letter Agreement, dated July 25, 1997, by and between Barringer Research Limited and
        Her Majesty the Queen in Right of Canada, as Represented By the Minister of National
        Revenue.*
10.12   Termination Agreement, dated October 7, 1996, between the Company and Barringer
        Laboratories Inc. (previously filed as Exhibit 10.11 to the Company's Registration
        Statement on Form SB-2 (File No. 333-13703) and incorporated herein by reference).
10.13   Warrant Agreement by and between the Company and American Stock Transfer & Trust
        Company (previously filed as Exhibit 4.1 to the Company's Registration Statement on
        Form SB-2 (File No. 333-13703) and incorporated herein by reference).
10.14   Form of Warrant issued to Janney Montgomery Scott Inc. (previously filed as Exhibit
        4.2 to the Company's Registration Statement on Form SB-2 (File No. 333-13703) and
        incorporated herein by reference).
10.15   Lease, dated as of February 17, 1993, between the Company and Murray Hill Associates
        (previously filed as Exhibit 10.17 to the Company's Registration Statement on Form
        SB-2 (File No. 333-13703) and incorporated herein by reference).
10.16   Lease, dated as of July 27, 1995, between Barringer Research Limited and Lehndorff
        Management Limited (previously filed as Exhibit 10.18 to the Company's Registration
        Statement on Form SB-2 (File No. 333-13703) and incorporated herein by reference).
11.1    Computation of Earnings Per Share.*
21.1    List of the Company's Subsidiaries (previously filed as Exhibit 21 to the Company's
        Registration Statement on Form SB-2 (File No. 333-13703) and incorporated herein by reference).
23.1    Consent of BDO Seidman, LLP, independent certified public accountants.
23.2    Consent of Lowenstein, Sandler, Kohl, Fisher & Boylan, P.A. (included in Exhibit 5.1 to this registration statement).**
24.1    Power of Attorney.*
27.1    Financial Data Schedule.*


------------

*  Previously filed.



** To be filed by amendment.


ITEM 28.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) For the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act, shall be deemed a part of this Registration Statement as of the time it was declared effective.

          (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions on indemnification, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorizes this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of New Providence, State of New Jersey, on August 14, 1997.


                                          BARRINGER TECHNOLOGIES INC.

                                          By: /s/ STANLEY S. BINDER
                                            ------------------------------------
                                            Stanley S. Binder, President and

                                            Chief Executive Officer



                SIGNATURE                                         TITLE
------------------------------------------  -------------------------------------------------

/s/ STANLEY S. BINDER                       President, Chief Executive Officer (Principal
------------------------------------------    Executive Officer) and Director
Stanley S. Binder
*                                           Director
------------------------------------------
John D. Abernathy

*                                           Director
------------------------------------------
Richard D. Condon

*                                           Director
------------------------------------------
John H. Davies

*                                           Director
------------------------------------------
John J. Harte

*                                           Director
------------------------------------------
James C. McGrath

/s/ RICHARD S. ROSENFELD                    Vice President-Finance, Chief Financial Officer
------------------------------------------    and Treasurer (Principal Accounting Financial
Richard S. Rosenfeld                          Officer)

*By: /s/ STANLEY S. BINDER
     -------------------------------------
     Stanley S. Binder,
     Attorney-in-Fact

                               INDEX TO EXHIBITS


EXHIBIT NO.                                   DESCRIPTION                                  PAGE
-----------  ----------------------------------------------------------------------------- ----
    1.1      Form of Underwriting Agreement...............................................
    3.1      Certificate of Incorporation of the Company, as amended.*....................
    3.2      By-laws of the Company (previously filed as Exhibit 3.2A to the Company's
             Annual Report on Form 10-K/A-2 for the fiscal year ended December 31, 1994
             (File No. 0-3207) and incorporated herein by reference)......................
    5.1      Opinion of Lowenstein, Sandler, Kohl, Fisher & Boylan, P.A.**................
   10.1      Employment Agreement, dated as of July 10, 1989, between the Company and
             Stanley S. Binder (previously filed as Exhibit 10.15 to the Company's
             Registration Statement on Form S-1 (File No. 33-3162) and incorporated herein by reference)................................................................
   10.2      Employment Agreement, dated November 1, 1996, between the Company and Richard
             S. Rosenfeld (previously filed as Exhibit 10.2 to the Company's Registration
             Statement on Form SB-2 (File No. 333-13703) and incorporated herein by reference)...................................................................
   10.3      Employment Agreement, dated November 1, 1996, between the Company and Kenneth
             S. Wood (previously filed as Exhibit 10.3 to the Company's Registration
             Statement on Form SB-2 (File No. 333-13703) and incorporated herein by reference)...................................................................
   10.4      Consulting Agreement, dated as of January 1, 1991, between the Company and
             John J. Harte (previously filed as Exhibit 10.4 to the Company's Registration
             Statement on Form SB-2 (File No. 333-13703) and incorporated herein by reference)...................................................................
   10.5      Form of 1995 nonqualified stock option agreement (previously filed as Exhibit
             10.6 to the Company's Registration Statement on Form SB-2 (File No.
             333-13703) and incorporated herein by reference).............................
   10.6      Form of 1996 nonqualified stock option agreement (previously filed as Exhibit
             10.3 to the Company's Registration Statement on Form SB-2 (File No.
             333-13703) and incorporated herein by reference).............................
   10.7      Description of 1991 Warrant Plan (previously filed as Exhibit 10.8 to the
             Company's Registration Statement on Form SB-2 (File No. 333-13703) and
             incorporated herein by reference)............................................
   10.8      Description of Exercise Plan (previously filed as Exhibit 10.9 to the
             Company's Registration Statement on Form SB-2 (File No. 333-13703) and
             incorporated herein by reference)............................................
   10.9      Barringer Technologies Inc. 1997 Stock Compensation Program.*................
   10.10     License Agreement, dated February 27, 1989, between Canadian Patents and
             Development Limited -- Societe Canadienne Des Brevets Et D'Exploitation
             Limite and Barringer Instruments Limited (the "License Agreement"),
             Supplement #1, dated March 4, 1991, Assignment of License Agreement, dated
             January 2, 1992, to Her Majesty the Queen in Right of Canada, as Represented
             By the Minister of National Revenue and Supplemental Letter Agreement, dated
             October 7, 1996 (previously filed as Exhibit 10.10 to the Company's
             Registration Statement on Form SB-2 (File No. 333-13703) and incorporated herein by reference).........................................................
   10.11     Letter Agreement, dated July 25, 1997, by and between Barringer Research
             Limited and Her Majesty the Queen in Right of Canada, as Represented By the
             Minister of National Revenue.*...............................................
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
EXHIBIT NO.                                   DESCRIPTION                                  PAGE
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
   10.12     Termination Agreement, dated October 7, 1996, between the Company and
             Barringer Laboratories Inc. (previously filed as Exhibit 10.11 to the
             Company's Registration Statement on Form SB-2 (File No. 333-13703) and
             incorporated herein by reference)............................................
   10.13     Warrant Agreement by and between the Company and American Stock Transfer &
             Trust Company (previously filed as Exhibit 4.1 to the Company's Registration
             Statement on Form SB-2 (File No. 333-13703) and incorporated herein by reference)...................................................................
   10.14     Form of Warrant issued to Janney Montgomery Scott Inc. (previously filed as
             Exhibit 4.2 to the Company's Registration Statement on Form SB-2 (File No.
             333-13703) and incorporated herein by reference).............................
   10.15     Lease, dated as of February 17, 1993, between the Company and Murray Hill
             Associates (previously filed as Exhibit 10.17 to the Company's Registration
             Statement on Form SB-2 (File No. 333-13703) and incorporated herein by reference)...................................................................
   10.16     Lease, dated as of July 27, 1995, between Barringer Research Limited and
             Lehndorff Management Limited (previously filed as Exhibit 10.18 to the
             Company's Registration Statement on Form SB-2 (File No. 333-13703) and
             incorporated herein by reference)............................................
   11.1      Computation of Earnings Per Share.*..........................................
   21.1      List of the Company's Subsidiaries (previously filed as Exhibit 21 to the
             Company's Registration Statement on Form SB-2 (File No. 333-13703) and
             incorporated herein by reference)............................................
   23.1      Consent of BDO Seidman, LLP, independent certified public accountants........
   23.2      Consent of Lowenstein, Sandler, Kohl, Fisher & Boylan, P.A. (included in
             Exhibit 5.1 to this registration statement).**...............................
   24.1      Power of Attorney.*..........................................................
   27.1      Financial Data Schedule.*....................................................


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 * Previously filed.



** To be filed by amendment.